EXHIBIT 2.1

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

WARRANT TO PURCHASE COMMON STOCK

OF

MYONEXUS THERAPEUTICS, INC.

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

i

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

Exhibit List

Exhibit A	Development Plan and Budget

Exhibit B	Product Candidate

Exhibit C	Form of Amended and Restated Certificate of Incorporation

Exhibit D	Form of Note Conversion Agreement

Exhibit E	Form of Initial Stockholder Consent

Exhibit F	Form of Company Compliance Certificate

Exhibit G	Form of Subsequent Stockholder Consent

Exhibit H	Press Release

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

THIS WARRANT AND THE SECURITIES PURCHASABLE HEREUNDER HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY APPLICABLE STATE SECURITIES LAWS, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH SALE OR DISTRIBUTION MAY BE LAWFULLY EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT OR QUALIFICATION RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

MYONEXUS THERAPEUTICS, INC.

WARRANT TO PURCHASE COMMON STOCK

dated as of May 3, 2018

THIS CERTIFIES THAT, for valuable consideration as set forth in Section 2.1 and in accordance with the terms set forth in this Warrant, Sarepta Therapeutics, Inc. or its successors or assigns (such Person and such successors and assigns each being the “Warrant Holder” with respect to the Warrant held by it) is entitled (a) to purchase from Myonexus Therapeutics, Inc., a Delaware corporation (the “Company”), the number of Shares equal to the Purchase Amount for an aggregate purchase price equal to the Warrant Exercise Payment (as herein defined), and (b) to the other rights set forth herein.

IN FURTHERANCE THEREOF, and in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Warrant Holder hereby agree as follows:

Article 1
DEFINITIONS AND CONSTRUCTION

Section 1.1.Definitions.

(a)As used herein (the following definitions being applicable in both singular and plural forms):

“280G Rules” is defined in Section 5.5(f).

“280G Stockholder Vote” is defined in Section 5.5(f).

“Affiliate” means, with respect to a Person, another Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person; provided that for purposes of this definition, “control” means, with respect to a Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Alternative Notice” is defined in Section 2.8(a).

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

“Alternative Terms” is defined in Section 2.8(a).

“Antitrust Approval” is defined in Section 5.18(b).

“Auditor” is defined in Section 2.7(b).

“Business Day” means any day except a Saturday, Sunday or other day on which banking institutions located in New York City are permitted or required by Law, executive order or decree of a Governmental Entity to remain closed.

“Capital Stock” means any capital stock or share capital of, other voting securities of, other equity interest in, or right to receive profits, losses or distributions of, any Person.

“Cash on Hand” means, with respect to a Person as of a particular time of determination, the aggregate cash of such Person at such time, determined in accordance with GAAP.

“CERCLA” means the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.), as amended, and the rules and regulations promulgated thereunder, and any foreign and state Law counterparts.

“Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation, as further amended and restated from time to time.

“Change of Control” means any direct or indirect acquisition or sale of substantially all of the assets of the Warrant Holder or direct or indirect acquisition of a majority of the voting stock of the Warrant Holder (whether through a share purchase, merger, consolidation, business combination, recapitalization or similar transaction involving the Warrant Holder) by a single Person or group (as defined in the U.S. federal securities laws).

“Change of Control Payments” means any amounts which become payable in cash or property by the Company to any of its current or former employees or consultants prior to, on, or following the Warrant Exercise Closing as a result of the execution and delivery of this Warrant, the purchase of Shares purchasable hereunder or consummation of any other transactions contemplated hereby (in each case, other than any payments made to any Person in accordance with the Redemption Provisions), whether pursuant to any Plan or severance policy of the Company or any individual employment, severance or change-of-control Contract or otherwise, and have not been paid prior to the Warrant Exercise Closing Date, plus [****].

“Class G Preferred Stock” means the Company’s Class G Preferred Stock, $0.0001 par value per share.

“Clinical Trial” means a research study in humans that is (i) conducted in accordance with international ethical and scientific quality standards for designing, conducting, recording and reporting research studies that involve the participation of human subjects, which standards are established through FDA guidance (including ICH E6) in the United States, and (ii) designed to generate data regarding a chemical compound or biological molecule in support or maintenance of an IND or NDA.

“Closing Balance Sheet” is defined in Section 2.7(b).

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

“Closing Date Cash and Liabilities Amount” means (i) the Cash on Hand of the Company as of 11:59 p.m. Eastern Standard Time on the day immediately prior to the date of the Warrant Exercise Closing (so long as such amount is a positive number) plus (ii) [****], less (iii) any liabilities of the Company (including Pre-Closing Tax Liabilities (including an estimate of Pre-Closing Tax Liabilities for the portion of any Straddle Period ending on the date of the Warrant Exercise Closing)) included on the Closing Balance Sheet of the Company (determined, in each case, in accordance with GAAP, consistently applied in accordance with past practices) as of 11:59 p.m. Eastern Standard Time on the day immediately prior to the date of the Warrant Exercise Closing (except that Pre-Closing Tax Liabilities shall be determined as of the end of the day on the Warrant Exercise Closing Date) (the amount in clause (ii) to be expressed as a positive number).

“Closing Payment Decrease” is defined in Section 2.7(c).

“Closing Payment Increase” is defined in Section 2.7(c).

“Code” means the Internal Revenue Code of 1986, as amended, including any substitute or successor provisions.

“Collaboration Parties” is defined in Section 5.3(b)(xiii)(A).

“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party hereto, with respect to any task or objective under this Warrant, reasonable, diligent, good-faith efforts to accomplish such task or objective, which efforts shall not be less than the efforts that other similarly situated companies would normally use to accomplish a similar task or objective under similar circumstances exercising reasonable business judgment, and with respect to development or commercialization obligations, for a product owned by it or to which it has rights, that is of similar overall market potential and that is at a similar stage in its product lifecycle, taking into account, inter alia, the competitiveness of the marketplace, the proprietary position of the product, the regulatory structure involved, the profitability of the product and other relevant factors.

“Commission” means the Securities and Exchange Commission or any other Federal agency administering the Securities Act at the time.

“Company” is defined in the Preamble.

“Company Capital Stock” means the Capital Stock of the Company.

“Company Common Stock” means the Company’s common stock, $0.0001 par value per share.

“Company Equityholder Indemnified Party” is defined in Section 7.2.

“Company Equityholders” means, collectively, the Company Stockholders and the holders of Company Warrants and holders of Company Stock Options, in each case, immediately prior to the Redemption Time (as such term is defined in the Certificate of Incorporation).

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

“Company Intellectual Property” means, collectively, all Owned Intellectual Property and Licensed Intellectual Property.

“Company Intellectual Property Contract” is defined in Section 3.14(e).

“Company’s knowledge,” “knowledge of the Company” or variations thereof means the actual knowledge of each of the [****], in each case, after reasonable inquiry of other Company Personnel reasonably likely to have knowledge of the matter in question and reasonable inquiry of the Company’s outside intellectual property counsel [****].

“Company Patent” means any Patent owned or exclusively licensed to the Company at the time of the Warrant Exercise Closing.

“Company Personnel” means any director, officer, employee, independent contractor or consultant of the Company.

“Company Phase 1/2A Clinical Trial” means a Clinical Trial of a Product Candidate, conducted in accordance with the criteria set forth in the Development Plan and Budget set forth in Exhibit A.

“Company Preferred Stock” means each class or series of the Company’s preferred stock, $0.0001 par value per share.

“Company Stock Option” means an option to purchase or acquire shares of Company Capital Stock issued pursuant to a Company Stock Plan.

“Company Stock Plan” means any stock option plan or other stock or equity-related plan of the Company, including, but not limited to, the Company’s 2017 Equity Incentive Plan, as amended.

“Company Stockholder” means a holder of Company Capital Stock immediately prior to the Redemption Time (as such term is defined in the Certificate of Incorporation), other than the Warrant Holder.

“Company Warrant” means a warrant, option or other right to purchase or acquire Company Capital Stock, provided that Company Stock Options and this Warrant shall not be considered Company Warrants.

“Conclusion of the Escalation Process” is defined in Section 9.4(d).

“Confidential Information” is defined in Section 5.12.

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

“Confidentiality Agreement” means the Confidentialy [sic] Agreement effective May 1, 2017 by and between NCH, the Company and the Warrant Holder, as amended.

“Constitutive Documents” means the articles or certificate of incorporation and by-laws of a Person if such Person is a corporation, and analogous constitutive documents if such Person is another form of entity.

“Contingent Payment” is defined in Section 2.6(a).

“Contingent Payment Event” is defined in Section 2.6(a).

“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, security agreement, lease or other contract, agreement, instrument, license, evidence of Indebtedness or legally binding arrangement or understanding, whether written or oral.

“Convertible Noteholder” means each of PENSCO Trust Company, LLC, Custodian FBO Bryan Barber, Scott Frewing, Gruppo Familiari Beta-Sarcoglicanopatie Onlus, Rev1 NCH Fund I, LLC, Jain Foundation Inc., Bradley Williams, DYSF Investments LLC and CincyTech Fund IV, LLC, and, collectively, the “Convertible Noteholders”.

“Covered Person” is defined in Section 5.21(a).

“Data Trigger Notification” is defined in Section 5.1.

“Deal Fees” means all fees and expenses (including fees and expenses of investment bankers, finders, consultants, attorneys, accountants or others) of the Company incurred or owed or reimbursable by the Company in connection with the negotiation and entering into of this Warrant, the issuance of Shares hereunder and the transactions contemplated hereunder (excluding the Development Program), in each case to the extent unpaid prior to or at the Warrant Exercise Closing.

“Development Milestone Event” means each of Development Milestone Event 1, Development Milestone Event 2, Development Milestone Event 3, Development Milestone Event 4 and Development Milestone Event 5.

“Development Milestone Event 1” means [****].

“Development Milestone Event 2” means [****].

“Development Milestone Event 3” means [****].

“Development Milestone Event 4” means [****]. For this purpose “clearance by the FDA” means either (a) 30 days have passed since the filing with no clinical hold imposed, or issues raised, by the FDA so that the clinical trial can begin dosing, or (b) if the FDA has raised any issues, the issues have been resolved to the FDA’s satisfaction so that the clinical trial can begin dosing.

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

“Development Milestone Event 5” means [****].  For this purpose “clearance by the FDA” has the meaning specified in the definition of Development Milestone Event 4.

“Development Milestone Payment” means each of Development Milestone Payment 1, Development Milestone Payment 2, Development Milestone Payment 3, Development Milestone Payment 4 and Development Milestone Payment 5.

“Development Milestone Event Notice” is defined in Section 2.1(b)(i).

“Development Milestone Payment 1” means an amount in cash equal to $[****].

“Development Milestone Payment 2” means an amount in cash equal to $[****].

“Development Milestone Payment 3” means an amount in cash equal to $[****].

“Development Milestone Payment 4” means an amount in cash equal to $[****].

“Development Milestone Payment 5” means an amount in cash equal to $[****].

“Development Milestone Review Period” means, with respect to each Development Milestone Event, the period commencing on the date on which (a) the applicable Development Milestone Event Notice required by Section 2.1(b)(i) and (b) the certificate required by Section 2.1(c)(v) are given, and ending [****] Business Days later.

“Development Plan and Budget” or “Development Plan” means the budget and plan for the Development Program and research and development activities to be conducted by the Company during the Warrant Period, attached hereto as Exhibit A.

“Development Program” means the Company’s pre-clinical and clinical development activities for the Product Candidates set forth in the Development Plan.

“Disclosure Schedule” means a schedule of exceptions to the representations and warranties of the Company set forth in Article 3, delivered either contemporaneously with this Warrant or pursuant to Section 2.2(a).  The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Article 3.  The disclosures in any section or subsection of the Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of the Disclosure Schedule to which the relevance of such item is reasonably apparent on the face of that disclosure.

“Dispute” is defined in Section 9.4(a).

“Dispute Escalation Process” is defined in Section 9.4(a).

“DOJ” means the United States Department of Justice.

“EMA” means the European Medicines Agency or any successor agency or authority thereto.

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

“Environmental Law” means any Law relating to (i) the manufacture, processing, use, labeling, distribution, treatment, storage, discharge, disposal, recycling, generation or transportation of Hazardous Materials; (ii) air (including indoor air), soil, surface, subsurface, groundwater or noise pollution; (iii) Releases or threatened Releases; (iv) protection of wildlife, endangered species, wetlands or natural resources; (v) underground storage tanks (USTs); (vi) above-ground storage tanks (ASTs); (vii) health and safety of employees and other persons; (viii) the presence or content of Hazardous Materials in a product, item or article, whether a component or finished product; (ix) land use and zoning requirements; and (x) notification requirements relating to the foregoing. Without limiting the above, Environmental Law also includes the following within the United States and all foreign equivalents thereof: (A) CERCLA; (B) the Solid Waste Disposal Act, as amended by RCRA; (C) the Emergency Planning and Community Right to Know Act of 1986 (42 U.S.C. §§ I 101 et seq.), as amended; (D) the Clean Air Act (42 U.S.C. §§ 7401 et seq.), as amended; (E) the Clean Water Act (33 U.S.C. §§ 1251 et seq.), as amended; (F) the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), as amended; (G) the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), as amended; (H) the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §§ 136 et seq.), as amended; (I) the Federal Safe Drinking Water Act (42 U.S.C. §§ 300 et seq.), as amended; (J) the Federal Radon and Indoor Air Quality Research Act (42 U.S.C. §§ 7401 note, et seq.), as amended; (K) the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), as amended; and (L) any Laws similar or analogous to (including counterparts of) any of the statutes listed above in effect as of the date of the Warrant Exercise Closing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” is defined in Section 3.19(a).

“Estimated Closing Date Cash and Liabilities Amount” is defined in Section 2.7(a).

“Exchange Act” means the Securities Exchange Act of 1934, or any successor federal statute, and the rules and regulations of the Commission thereunder, as amended from time to time.

“Executive Officer” is defined in Section 6.2(b).

“Exercise Notice” is defined in Section 2.3(a).

“Exploratory IND or Exploratory CTA Study” means a single exploratory first in human clinical study that (i) is completed primarily to obtain pharmacokinetic or pharmacodynamic information as is described in “Guidance for Industry, Investigators and Reviewers - Exploratory IND Studies,” dated January 2006, published by the FDA’s Center for Drug Evaluation and Research, and (ii) is not associated with a clinical development plan, and (iii) the sponsor of which specifically states in the IND that the IND is intended to be withdrawn after completion of  the outlined study and the sponsor withdraws the IND following such study, and (iv) involves a limited number of subjects with a limited range of doses for a limited period of time, where such doses are intended to be sub-pharmacologic and for which there is no reasonable expectation that the dose could produce a toxic effect.  In the event that FDA withdraws the guidance without replacing it with provisions that are in all material respects identical to the guidance, no Clinical Trial thereafter shall qualify as an “Exploratory IND or Exploratory CTA Study” hereunder.

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

“FCPA” is defined in Section 3.26.

“FDA” means the U.S. Food and Drug Administration, or any successor agency or authority thereto.

“FDCA” means the United States Federal Food, Drug, and Cosmetic Act, as amended.

“Financial Statements” is defined in Section 3.8.

“Founders” means each of Bryan Barber, Bruce M. Halpryn, Louise Rodino-Klapac and Michael D. Triplett II.

“Fraud” means that a court of competent jurisdiction has concluded, in a final and non-appealable order, decree, ruling or other action, that a Party hereto has committed an act in connection with the representations and warranties contained in Article 3 of this Warrant with specific intent to induce such other party to enter into this Warrant or to give the Exercise Notice and requires (i) a false representation of material fact made herein; (ii) with knowledge that such representation is false when made; (iii) with the specific intention to induce the Party to whom such representation is made to act or refrain from acting in reliance upon it; (iv) causing that party, in justifiable reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action; and (v) causing such party to suffer damage by reason of such reliance.  “Fraud” shall only include common law liability for fraud and shall expressly exclude legal theories such as equitable fraud, promissory fraud, unfair dealings fraud and other fraud-based claims.

“FTC” means the United States Federal Trade Commission.

“FTE” means a full-time equivalent person year (consisting of [****] hours per year) of scientific, technical, or commercialization work undertaken by the Company or the Warrant Holder employees, as applicable.

“FTE Costs” means, for any period, the FTE Rate multiplied by the number of FTEs in such period.  FTEs will be pro‑rated on a daily basis if necessary.

“FTE Rate” means the cost of the applicable FTE including salary, benefits, administration, facilities costs, and overhead (which may be prorated on a daily basis as necessary), not to exceed a maximum of [****] dollars ($[****]) per annum.

“GAAP” means United States generally accepted accounting principles.

“[****] Information” means information regarding the Warrant Holder’s development of [****], including information regarding available Know-How and applicable terms and conditions, including pricing.

“GLP” is defined in Section 3.6(f).

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

“Governmental Entity” means any instrumentality, subdivision, court, administrative agency, commission or other similar authority of any country, state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental, private body or arbitral body exercising any executive, legislative, judicial, quasi-judicial, regulatory, taxing, importing, administrative or other governmental or quasi-governmental authority.

“Hazardous Material” means any chemical, pollutant, contaminant, pesticide, fungicide, rodenticide, poison, petroleum or petroleum product, radioactive substance, biological material, genetically modified organism, wastes (including solid, hazardous, extremely hazardous, special, dangerous, or toxic), and any substance, chemical or material regulated, listed, limited or defined as such under any Environmental Law, including: (a) any by-products, derivatives, or combinations of such material; (b) lead, asbestos, asbestos-containing material, presumed asbestos-containing material, poly-chlorinated biphenyls, solvents and waste oil, and mold or other indoor air contaminants; (c) any “hazardous substance,” “pollutant,” “toxic pollutant” or “contaminant” as defined under Environmental Laws; (d) any “hazardous waste” as defined under RCRA, or any Environmental Law applicable to the management of waste; and (e) any other substance which may be subject of regulatory action by any Governmental Entity in connection with any Environmental Law.

“HSR Act” means the Hart‑Scott‑Rodino Antitrust Improvements Act of 1976.

“IND” means an Investigational New Drug Application, as such term is defined under the FDCA and 21 CFR Part 312, or an analogous application or submission with any analogous agency or Regulatory Entity outside of the United States.

“Indebtedness” of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (ii) all obligations of such Person with respect to deposits or advances of any kind to such Person or for the deferred purchase price of property or services (other than current trade liabilities incurred in the Ordinary Course of Business and payable in accordance with customary practices and not more than 90 days past due), (iii) all obligations of such Person evidenced by bonds, debentures, notes, mortgages or similar instruments, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to any assets and properties purchased by such Person, (v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien or other claim on any assets and properties owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vi) all guarantees by such Person or conditional payment obligations of such Person with respect to the Indebtedness of others, (vii) all lease obligations of such Person required in accordance with GAAP to be recorded as capital leases, (viii) all obligations of such Person as an account party in respect of letters of credit and banker’s acceptances, (ix) all obligations of such Person consisting of overdrafts (e.g., cash float reflected as a negative on the cash line), (x) all obligations of such Person pursuant to any deferred compensation agreements accrued as of the date of determination and (xi) obligations under any interest rate, currency or other hedging agreement.

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

“Indemnified Party” is defined in Section 7.3(a).

“Indemnifying Party” is defined in Section 7.3(a).

“Intellectual Property” means all rights, title, and interests in and to all intellectual property rights of every kind and nature however denominated, throughout the world, including:

(a)patents, copyrights, mask work rights, confidential information, trade secrets, database rights, invention disclosures and all other proprietary rights in embodiments;

(b)trademarks, trade names, service marks, service names, brands, trade dress and logos, and the goodwill and activities associated therewith;

(c)domain names and social media accounts;

(d)rights of privacy and publicity, and moral rights; and

(e)any and all registrations, applications, recordings, licenses, common-law rights, statutory rights, administrative rights, and contractual rights relating to any of the foregoing.

“IRS” means the Internal Revenue Service of the United States of America.

“Joint Patent” means a Patent claiming an invention conceived jointly by a Party’s or its Affiliates’ employees, agents, or independent contractors, or any persons contractually required to assign or license such invention to such Party or any Affiliate of such Party, on the one hand, and the other Party’s or its Affiliates’ employees, agents, or independent contractors, or any persons contractually required to assign or license such invention to such Party or any Affiliate of such Party, on the other hand, at any time from and after the License Grant Date until the end of the Warrant Period.

“Judgment” means any writ, judgment, injunction, order, decree, stipulation determination or award.

“JSC” or “Joint Steering Committee” are defined in Section 6.1(a).

“Know-How” means any proprietary information and materials, including records, discoveries, improvements, modifications, processes, techniques, methods, assays, chemical or biological materials, designs, protocols, formulas, data (including physical data, chemical data, toxicology data, animal data, raw data, clinical data, and analytical and quality control data), dosage regimens, control assays, product specifications, marketing, pricing and distribution costs, inventions, algorithms, technology, forecasts, profiles, strategies, plans, results in any form whatsoever, know-how and trade secrets (in each case, patentable, copyrightable or otherwise).

“Law” means any federal, state, territorial, foreign or local law, common law, statute, ordinance, rule, regulation or code of any Governmental Entity.

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

“Leased Property” is defined in Section 3.12(b).

“Legal Proceeding” means any claim, action, suit, proceeding (at law or in equity), including any litigation relating to Environmental Laws, or arbitration by or before any Governmental Entity or before any arbitrator or mediator or similar party.

“Legal Requirement” means any Law, any Judgment, any Permit or any similar provision having the force or effect of Law.

“Legal Restraint” is defined in Section 2.4(a)(v).

“Liabilities” means any and all debts, liabilities and obligations, whether matured or unmatured, accrued or fixed, liquidated or unliquidated, known or unknown, absolute or contingent, asserted or unasserted, due or to become due, determined, determinable or otherwise, and whether or not required under GAAP to be accrued on the financial statements of such Person.

“License Grant Date” is defined in Section 2.9(a).

“Licensed Intellectual Property” means all Intellectual Property licensed to the Company.

“Lien” means any lien, security interest, mortgage, pledge, levy, charge, conditional sale contract or other similar encumbrance of any kind, whether arising by Contract or by operation of Law.

“Losses” means any Actions, Liabilities, Governmental Orders, Liens, losses, damages, bonds, dues, assessments, fines, penalties, fees, costs (including costs of investigation, defense and enforcement of this Warrant), expenses or amounts paid in settlement (in each case including reasonable attorneys’ and experts’ fees and expenses), whether or not involving a third party claim.

“MAA” means a marketing authorization application, or successor application, submitted to the EMA to obtain marketing approval of a pharmaceutical product in the European Union.

“Manufacturing Costs” means (a) with respect to the Product that is manufactured and supplied by a Third Party on behalf of the Company, [****]; and (b) to the extent the Product is manufactured and supplied by a Party or its Affiliates, [****]; provided, that, with respect to manufacturing overhead attributable to the Product, Manufacturing Costs calculated in accordance with clause (b) shall not include [****].

“Mark” means any trademark, trade name, service mark, service name, product name, brand, domain name, trade dress, logo, slogan, or other indicia of origin or ownership, and (a) all registrations, applications for registrations, and other intellectual property rights associated with any of the foregoing, and (b) the goodwill associated with each of the foregoing.

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

“Material Adverse Change” means any change, effect, event, occurrence or development which, individually or in the aggregate, (i) would reasonably be expected to result in, or has resulted in, any change or effect that is materially adverse to the business, assets, financial condition or operations of the Company, taken as a whole, or (ii) would reasonably be expected to prevent the consummation of the Warrant Exercise Closing or the other transactions contemplated by this Warrant; provided that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Change: (A) any change, effect, event, occurrence or development relating to the economy in general in the United States or in any other jurisdiction in which the Company has operations or conducts business, (B) any change, effect, event, occurrence or development reasonably attributable to conditions affecting the industry in which the Company participates (other than as may arise or result from regulatory action by a Governmental Entity), (C) any failure, in and of itself, by the Company to meet any internal projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Warrant (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Change), (D) any change, effect, event, occurrence or development relating to national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States of America, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States of America, (E) changes in Laws or accounting rules or principles, including GAAP, (F) the announcement of (1) the issuance of this Warrant or (2) the consummation of the Warrant Exercise and the other transactions contemplated by this Warrant or (G) the failure of the Company to expend more than $[****] in the aggregate in furtherance of the Development Program; except in the case of clauses (A), (B), (D) and (E) to the extent that any such change, effect, event, occurrence or development has or would reasonably be expected to have a disproportionate adverse effect on the business, financial condition or operations of the Company, relative to that of other pharmaceutical development companies similar to the Company.

“Material Contract” is defined in Section 3.13(a).

“Minimum” is defined in Section 7.1.

“Most Recent Balance Sheet” means the balance sheet of the Company as of the Most Recent Balance Sheet Date.

“Most Recent Balance Sheet Date” is defined in Section 3.8.

“NCH” means Nationwide Children’s Hospital, an Ohio nonprofit corporation.

“NCH License Agreement” means the Exclusive License Agreement by and between the Company and NCH, dated as of May 16, 2017, as amended by a First Amendment, dated as of February 20, 2018.

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

“NCH Licensed Intellectual Property” means the Intellectual Property and applications for Intellectual Property licensed to the Company pursuant to the NCH License Agreement.

“NDA” means (i) a New Drug Application or Biologic License Application filed with the FDA or (ii) a MAA filed with the EMA, in each case, for marketing approval of a pharmaceutical product or any successor applications or procedures, and all supplements and amendments that may be filed with respect to the foregoing.  The term “NDA” shall not include applications for pricing or reimbursement approval.

“Net PRV Proceeds” means [****] from the sale of a Priority Review Voucher to a Third Party as contemplated by Section 2.6(a)(ii), [****].

“Net Sales” means the gross amounts invoiced on sales of a Product by the Warrant Holder or its Related Parties to a Third Party purchaser in an arms-length transaction (including to a Third Party Distributor), less the following deductions actually taken, paid, accrued, allowed, included, or allocated based on good-faith estimates in the gross sales price with respect to such sales:

(a)[****];

(b)[****];

(c)[****];

(d)[****]; and

(e)[****].

[****].

Notwithstanding the foregoing,  the following will not be included in Net Sales: (1) sales between or among the Warrant Holder and its Related Parties, (but Net Sales shall include sales to the first Third Party (other than a licensee or sublicensee) by the Warrant Holder or a Related Party and shall also include sales to a Third Party Distributor (even if such Third Party Distributor is a licensee or sublicensee), (2) any resale of a Product by a Third Party Distributor (even if such Third Party Distributor is a licensee or sublicensee), (3) Product used as samples to promote additional Net Sales, in amounts consistent with normal business practices of the applicable Warrant Holder or Related Party, and (4) Product sales for compassionate use, “named patient sales,” use under the ATU system in France or other equivalent systems, sales made in connection with Clinical Trials and product donations of a Product, in case of clauses (3) and (4), made at or below the Warrant Holder’s or Related Party’s, as applicable, Manufacturing Cost therefor.

Net Sales shall be accounted for in accordance with GAAP, consistently applied.  Any price discounts offered by Warrant Holder or a Related Party to purchasers of a Product will not exceed in the aggregate the discount levels customary in the industry for products that are comparable to a Product at a similar stage in the product life cycle.

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

In the event that a Product is sold in the form of a combination product containing one or more active pharmaceutical ingredients in addition to such Product, Net Sales of such combination product shall be adjusted by multiplying the actual Net Sales (as defined above) for such combination product by the fraction A/(A+B) where A is the average sale price of the Product when sold separately and B is the total of the average sale prices of the other active pharmaceutical ingredient(s) when sold separately, in each case, during the applicable Quarter in the country in which the sale of the combination product occurred, or if the sales of both the Product, on the one hand, and the other active pharmaceutical ingredients, on the other hand, did not occur in such country in such period, then in the most recent Quarter in which all such sales occurred.  Alternatively, in the event that such average sale prices cannot be determined for both the Product, on the one hand, and all other active pharmaceutical ingredients included in the combination product, on the other hand, then Net Sales shall be adjusted by [****].

“Note Conversion Agreement” means the Note Conversion Agreement, dated as of May 2, 2018, by and among the Company and the Convertible Noteholders.

“Ordinary Course of Business” means the ordinary course of business, consistent with any past practice or, with respect to matters covered under the Development Plan and Budget, materially in accordance with the Development Plan and Budget.

“Owned Intellectual Property” means all Intellectual Property solely or jointly owned by the Company.

“Party” means the Warrant Holder or the Company (or, after the Warrant Exercise Closing Date, the Stockholder Representative), as the case may be.

“Patent” means any United States or foreign patent, any application for a United States or foreign patent, or any continuation, division or reissue thereof.

“Permit” means any federal, state or local, domestic or foreign governmental consent, approval, order, authorization, permit, concession, registration, franchise, license or similar right.

“Permitted Liens” means the following: (i) statutory Liens for Taxes not yet due or payable; (ii) Liens for assessments and other governmental charges or Liens of landlords, carriers, warehousemen, mechanics and repairmen incurred in the Ordinary Course of Business, in each case, for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings; (iii) Liens incurred in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security; and (iv) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property if the same do not materially detract from the value of the property encumbered thereby or materially impair the use of such property in the Company’s business.

“Person” means an individual, corporation, company, partnership, limited liability company, joint venture, association, trust, business trust, unincorporated organization or any other entity or organization, including a Governmental Entity.

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

“Personal Property Leases” is defined in Section 3.11(b).

“Plan” is defined in Section 3.19(a).

“Post-Closing Tax Period” means any Tax period beginning after the date of the Warrant Exercise Closing and that portion of any Straddle Period beginning on the day after the date of the Warrant Exercise Closing Date (as determined in accordance with Section 5.5(g)(viii)).

“PPACA” is defined in Section 3.18(g).

“Pre-Closing Tax Liabilities” means all Tax Liabilities of the Company for all Pre-Closing Tax Periods, determined without taking into account any Tax refunds or other Tax assets.

“Pre-Closing Tax Period” means any Tax period ending on or before the date of the Warrant Exercise Closing and that portion of any Straddle Period ending on the date of the Warrant Exercise Closing (as determined in accordance with Section 5.5(g)(viii)).

“Priority Review Voucher” means a priority review voucher granted by the FDA solely with respect to any Product Candidate and not with respect to any other product candidate of the Warrant Holder.

“Priority Review Voucher Deal Fees” means all fees and expenses (including fees and expenses of investment bankers, finders, consultants, attorneys, accountants or others) of the Warrant Holder or the Company reasonably incurred or reimbursable by the Warrant Holder or the Company in connection with the negotiation, entering into and consummation of the sale of a Priority Review Voucher.

“Product” shall mean a product containing a Product Candidate.

“Product Candidate” means each of MYO-101, MYO-102, MYO-103, MYO-201 and MYO-301, as defined on Exhibit B, in each case in any form or formulation.

“Property Taxes” is defined in Section 5.5(g)(viii)(A).

“PTO” is defined in Section 3.14(c).

“PTO Filings” is defined in Section 5.8.

“Public Official” means (i) any officer, employee or representative of any Governmental Entity; (ii) any officer, employee or representative of any commercial enterprise that is owned or controlled by a Governmental Entity, including any state-owned or controlled veterinary or medical facility; (iii) any officer, employee or representative of any public international organization, such as the African Union, the International Monetary Fund, the United Nations or the World Bank; (iv) any Person acting in an official capacity for any Governmental Entity, enterprise, or organization identified above; and (v) any political party, party official or known candidate for political office.

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

“Purchase Amount” means the number equal to the product of (i) [****] multiplied by (ii) the number of shares of Company Capital Stock issued and outstanding immediately prior to the Warrant Exercise Closing on a fully-diluted basis, as if all such shares then convertible into or exercisable for shares of Company Common Stock were so converted or exercised immediately prior to such calculation.

“Qualifying Acquisition Proposal” means any offer or proposal from any Person relating to any (i) direct or indirect acquisition or sale of all or substantially all of the assets of the Company or (ii) direct or indirect acquisition of a majority of the Capital Stock of the Company (whether through a share purchase, merger, consolidation, business combination, recapitalization or similar transaction involving the Company), in each case that (x) does not provide the Company or the Company Equityholders with consideration greater than the Warrant Exercise Payment and (y) that the Board of Directors of the Company, determines, in its sole discretion, constitutes an acceptable offer or proposal for the assets or Capital Stock, as applicable, and in the case of each of (i) and (ii) other than (A) the Warrant Exercise Closing and the other transactions contemplated by this Warrant or (B) [****].

“Qualifying Licensing Proposal” means any offer or proposal from any Person for a license to use, develop or commercialize any Product Candidate or any of the Company Intellectual Property Covering or otherwise relating to the Product Candidate that (x) does not provide the Company or the Company Equityholders with consideration greater than the Warrant Exercise Payment and (y) that the Board of Directors of the Company, determines, in its sole discretion, constitutes an acceptable offer or proposal for such licensing arrangement.

“Quarter” means a period of three (3) consecutive months ending on the last day of March, June, September, or December, respectively.

“RCRA” means the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), as amended, and any foreign and state Law counterparts.

“R&W Insurance Policy” is defined in Section 5.24.

“R&W Insurance Policy Cost” mean the amount equal to the aggregate amount of the premium, underwriting fee, brokerage fees, legal fees (if any) for counsel engaged by the underwriter, surplus lines tax and any other costs and expenses associated with obtaining the R&W Insurance Policy, limited in the case of the premium to the amount that would have been due had the policy limit been $[****] in the case the Warrant Holder elects to purchase a policy with a higher policy limit.

“Redemption Provisions” means Article V, Section C of the Certificate of Incorporation.

“Regulatory Entity” means the FDA, the EMA, or any other national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Entity involved in the granting of any approval required by applicable Laws to promote, market and sell pharmaceutical products.

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

“Regulatory Submission” is defined in Section 3.6(c).

“Related Party” means a Party’s Affiliates, licensees and sublicensees but, with respect to the Warrant Holder, excluding Third Party Distributors.  Related Party shall also include any subsequent assignee or transferee of the Product or Company Patents.

“Release” means any spill, discharge, leak, migration, emission, escape, injection, dumping, leaching, or other release of any Hazardous Material into the indoor or outdoor environment, whether or not intentional, and whether or not notification or reporting to any Governmental Entity was or is required at the time it initially occurred or continued to occur. Without limiting the above, Release includes the meaning of “Release” as defined under CERCLA.

“Representatives” means with respect to a Person, such Person’s legal, financial, internal and independent accounting and other advisors and representatives.

“Restricted Stock” means any Company Capital Stock that is subject to a right of repurchase or redemption (other than pursuant to the Redemption Provisions) by the Company or subject to forfeiture back to the Company.

“Review Period” is defined in Section 2.3(a).

“Securities Act” means the Securities Act of 1933, or any successor federal statute, and the rules and regulations of the Commission thereunder, as amended from time to time.

“Shares” means the Company’s authorized Common Stock, $0.0001 par value per share.

“Stockholder Acknowledgement” has the meaning ascribed to it in the Certificate of Incorporation.

“Stockholder Representative Agreement” means the Stockholder Representative Agreement to be entered into by the Company and the Company Stockholders prior to the Warrant Exercise Closing Date.

“Stockholder Representative” means the Person appointed by the Company Stockholders (or the Company, as applicable) to serve as the agent, representative and attorney-in-fact of the Company Stockholders or appointed as provided in Section 5.23.

“Stockholder Representative Reserve” means an amount specified by the Company at the time the Company notifies the Warrant Holder of the appointment of the Stockholder Representative pursuant to the Section 5.23 (or, if the Stockholder Representative is appointed by a court of competent jurisdiction pursuant to Section 5.23, an amount specified by such court).

“Straddle Period” is defined in Section 5.5(g).

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, (a) any corporation more than fifty percent (50%) of whose stock is owned by such Person directly or indirectly through one or more Subsidiaries of such Person and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person has more than a fifty percent (50%) equity interest.

“Successful Biopsy Analysis” means the collection of a tissue sample suitable for analysis together with an assay performed that demonstrates measurement of protein restoration using validated methods.

“Target Warrant Exercise Closing Date” is defined in Section 2.3(a).

Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (a) any United States local, state or federal or foreign taxes, including income, capital gains, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, value added, ad valorem, franchise, capital stock or other equity securities, profits, license, registration, withholding, employment, unemployment, disability, severance, occupation, social security (or similar including FICA), payroll, transfer, conveyance, documentary, stamp, property (real, tangible or intangible), premium, escheat or unclaimed property obligation, environmental, windfall profits, customs duties, net proceeds, goods and services, leasing, registration or other taxes of any kind or any fees, charges, levies, excises, duties or assessments of any kind in the nature of (or similar to) taxes whatsoever, and including any addition to tax or additional amount, together with any interest, penalties or addition thereto, whether disputed or not, and (b) any Liability for the payment of any amount of any type described in clause (a) of this sentence as a result of being or having been a member of an member of an affiliated, consolidated, combined, unitary or aggregate group for any Tax period, and (c) any Liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person, by Contract or otherwise.

“Tax Law” means all currently applicable Laws relating to or regulating the assessment, determination, collection or imposition of Taxes, including any formal or informal interpretation or guidance issued by a Taxing Authority.

“Tax Return” means any report, return, declaration, claim for refund, information return, statement, designation, election, notice or certificate filed or required to be filed with any Taxing Authority, including any schedule or attachment thereto and including any amendment thereof.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, or imposition of any Taxes (domestic or foreign).

“Third Party” shall mean any Person other than the Warrant Holder of the Company or their respective Affiliates.

“Third Party Claim” means any suit, proceeding, claim or demand by a Person other than a Person from which indemnification may be sought under Article 7.

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

“Third Party Distributor” means any Third Party that purchases Products from the Warrant Holder or any Related Parties and distributes such Product directly to customers, but does not develop or manufacture any Product and does not make any royalty, profit-share or other payment to the Warrant Holder or any Related Parties, other than payment for the purchase of Products for resale.

“Third Party Transaction Notice” is defined in Section 2.8(b).

“Threshold” is defined in Section 7.1.

“Topping Offer” is defined in Section 2.8(b).

“Topping Period” is defined in Section 2.8(b).

“Transaction Proposal” means any inquiry, proposal or offer from any Person relating to, or that would reasonably be expected to lead to, any (i) direct or indirect acquisition or sale of substantially all of the assets of the Company, (ii) license or grant of rights to any Collaboration Party to use, develop or commercialize a Product Candidate or any of the Company Intellectual Property, or (iii) direct or indirect acquisition of a majority of the Capital Stock of the Company (whether through a share purchase, merger, consolidation, business combination, recapitalization or similar transaction involving the Company), in each case that the Board of Directors of the Company, determines, in its sole discretion and in accordance with its fiduciary duties, is an acceptable offer for the assets or Capital Stock, as applicable, and in each case other than (A) the Warrant Exercise Closing and the other transactions contemplated by this Warrant or (B) [****].

“Transfer Taxes” means all transfer, sales, use, registration, real property transfer, goods and services, documentary or mortgage recording, value added, stamp and similar Taxes and fees (including any penalties and interest) incurred, imposed, assessed or payable in connection with or as a result of the transactions contemplated in the Redemption Provisions or this Warrant.

“Treasury Regulations” means the final or temporary regulations promulgated by the United States Department of the Treasury pursuant to the Code.

“Trigger Event” means: (a) completion of a Successful Biopsy Analysis on each of the patients within cohort 2 capable of providing a biopsy at the end of the 60-day period (60-day biopsy) of the Company Phase 1/2A Clinical Trial of MYO-101, and (b) delivery by the Company to the Warrant Holder of a cohort 2 biopsy results report [****].

“Triggering Data” means the cohort 2 biopsy results report [****].

“WARN” is defined in Section 3.19(d).

“Warrant” means, as the context requires, this Share purchase warrant and any successor warrant or warrants issued upon a permitted transfer or assignment of this Share purchase warrant or of any such successor warrant.

“Warrant Exercise” is defined in Section 2.4(a).

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

“Warrant Exercise Closing” is defined in Section 2.4(a).

“Warrant Exercise Closing Date” means the date on which the Warrant Exercise Closing occurs.

“Warrant Exercise Payment” means [****].

“Warrant Expiration Date” means the final day of the Review Period.

“Warrant Grant Payment” means an amount equal to $60,000,000.

“Warrant Holder” is defined in the Preamble.

“Warrant Holder Disclosure Schedule” means a schedule of exceptions to the representations and warranties of the Warrant Holder set forth in Article 4.  The Warrant Holder Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Article 4.  The disclosures in any section or subsection of the Warrant Holder Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of the Warrant Holder Disclosure Schedule to which the relevance of such item is reasonably apparent on the face of that disclosure.

“Warrant Holder Indemnified Party” is defined in Section 7.1(a).

“Warrant Period” means the period commencing on the date hereof and ending on the earlier to occur of the date of the Warrant Exercise Closing Date or the date of termination of this Warrant in accordance with Section 8.1.

“Warrant Shares” means the number of Shares issued or issuable upon exercise of this Warrant as set forth in the introduction hereto, as adjusted from time to time to account for any reclassifications, exchange, substitution, payment of a dividend in securities or property or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant.

Section 1.2.Rules of Construction and Interpretation.

(a)Construction.  Except where expressly stated otherwise in this Warrant, the following rules of interpretation apply to this Warrant:

(i)“or” has the inclusive meaning represented by the phrase “and/or”;

(ii)“include”, “includes” and “including” are not limiting;

(iii)“hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Warrant refer to this Warrant as a whole and not to any particular provision of this Warrant;

(iv)“date hereof” refers to the date of this Warrant;

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

(v)“extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”;

(vi)definitions contained in this Warrant are applicable to the singular as well as the plural forms of such terms;

(vii)references to an agreement or instrument mean such agreement or instrument as from time to time amended, modified or supplemented;

(viii)references to a Person are also to its permitted successors and assigns;

(ix)references to an “Article”, “Section”, “Subsection”, “Exhibit” or “Schedule” refer to an Article of, a Section or Subsection of, or an Exhibit or Schedule to, this Warrant;

(x)words importing the masculine gender include the feminine or neuter and, in each case, vice versa;

(xi)“day” or “days” refers to calendar days;

(xii)references to a Law include any amendment or modification to such Law and any rules or regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules or regulations occurs, before or, only with respect to events or developments occurring or actions taken or conditions existing after the date of such amendment, modification or issuance, after the date of this Warrant, but only to the extent such amendment or modification, to the extent it occurs after the date hereof, does not have a retroactive effect.

(b)Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.  References to fiscal periods are to fiscal periods of the Company.

(c)Exhibits and Schedules.  All of the exhibits and schedules attached hereto shall be deemed incorporated herein by reference.

(d)No Presumption Against Any Party.  Neither this Warrant nor any uncertainty or ambiguity herein shall be construed or resolved using any presumption against any party hereto, whether under any rule of construction or otherwise.  On the contrary, this Warrant has been reviewed by each of the parties and their counsel and, in the case of any ambiguity or uncertainty, shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

(e)Section Headings.  The section headings used herein are for convenience of reference only and shall not be construed in any way to affect the interpretation of any provisions of the Warrant.

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

Article 2
WARRANT PAYMENT AND EXERCISE

Section 2.1.Warrant Payments Prior to Warrant Exercise.

(a)Grant of Warrant.  As consideration for the issuance of this Warrant, within three (3) Business Days after the date hereof, the Warrant Holder shall pay to the Company, in cash, the Warrant Grant Payment.  The obligation of the Warrant Holder to pay the Warrant Grant Payment shall be contingent upon the receipt by the Warrant Holder of the following documents and items on or before the date this Warrant is executed by both Parties:

(i)Evidence of the acceptance by the Secretary of State of the State of Delaware of the filed Certificate of Incorporation in the form of Exhibit C attached hereto;

(ii)A copy of the Company’s 2017 Equity Incentive Plan, as duly adopted by the Board of Directors of the Company;

(iii)A fully executed copy of the Note Conversion Agreement, in the form of Exhibit D attached hereto, by and among the Company and each Convertible Noteholder;

(iv)A fully executed copy of a Consent Agreement, in the form of Exhibit E attached hereto, by and among the Company and each holder of Company Capital Stock as of the date hereof; and

(v)One uncertificated share of Class G Preferred Stock, representing all outstanding shares of Class G Preferred Stock, issued to the Warrant Holder.

(b)Development Milestone Events.

(i)Provided that this Warrant has not terminated effective prior thereto, upon achievement of each Development Milestone Event the Company shall promptly deliver to the Warrant Holder (and in any event, no later than [****] days following such Development Milestone Event) updated Disclosure Schedules (if required by Section 2.2(a)) and a written certification, executed by the Chief Executive Officer, certifying that such Development Milestone Event has occurred (a “Development Milestone Event Notice”).

(ii)During each Development Milestone Review Period the Company shall use Commercially Reasonable Efforts to respond to any diligence requests made by the Warrant Holder or its Representatives as promptly as practicable and in any event reasonably in advance of the end of such Development Milestone Event.

(iii)If (A) no event enumerated in Section 2.1(d) has occurred or is occurring and (B) the conditions in Section 2.1(c) have been satisfied, the Warrant Holder shall pay the applicable Development Milestone Payment to the Company on or prior to the last day of the applicable Development Milestone Review Period.  This clause (iii) shall apply only to the first achievement of a Development Milestone Event, such that each Development Milestone Payment shall not be payable more than once.

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

(c)Development Milestone Payment Conditions.  The obligation of the Warrant Holder to make each Development Milestone Payment shall be subject to the following conditions:

(i) the Warrant Holder has received the applicable Development Milestone Event Notice required by Section 2.1(b)(i) and the updated Disclosure Schedules if required by Section 2.2(a);

(ii)the Company has performed and complied in all material respects with all agreements and covenants required by this Warrant to be performed or complied with, with the exception of any breach of which the Warrant Holder has received written notice that has been cured to the Warrant Holder’s reasonable satisfaction;

(iii)there is no (a) Legal Restraint which would prohibit the Warrant Exercise Closing or any other actions to be taken pursuant to the Redemption Provisions in connection with the Warrant Exercise Closing or (b) Legal Proceeding that is pending or, to the knowledge of the Company, threatened that could result in a Legal Restraint which could prohibit the Warrant Exercise Closing or any other actions to be taken pursuant to the Redemption Provisions in connection with the Warrant Exercise Closing;

(iv)between (1) the later of (X) the date of this Warrant and (2) the immediately preceding Development Milestone Event and (Y) the date of the certificate required by (vi) of this Section 2.1(c), there has been no Material Adverse Change; and

(v)the Company has delivered to the Warrant Holder a written certificate, executed by the Chief Executive Officer, certifying that, to the best of such officer’s knowledge, each of the conditions set forth of in (i) through (v) of this Section 2.1(c) has been satisfied (or, in the case where any has not been satisfied, a description in reasonable detail of the reason for such non-satisfaction).

(d)With reference to Section 2.1(b)(iii), following are the referenced events: the Company (1) applies for or consents to the appointment of a receiver, trustee, custodian or liquidator of itself or substantially all of its property, (2) becomes subject to the appointment of a receiver, trustee, custodian or liquidator for itself or substantially all of its property, (3) makes an assignment for the benefit of creditors, (4) institutes any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, or files a petition or answer seeking reorganization or an arrangement with creditors to take advantage of any insolvency law, or files an answer admitting the material allegations of a bankruptcy, reorganization or insolvency petition filed against it, or (5) becomes subject to any involuntary proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, which proceeding is not dismissed within thirty (30) days of filing, or have an order for relief entered against it in any proceeding under the United States Bankruptcy Code.

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

Section 2.2.Disclosure Schedules.

(a)No later than [****] days following each Development Milestone Event, the Company shall deliver to the Warrant Holder an updated Disclosure Schedule, to be dated as of the date of delivery; provided, that the Company shall not be obligated to deliver updated Disclosure Schedules to the Warrant Holder pursuant to this Section 2.2(a):  (i) for any Development Milestone Event achieved prior to the first anniversary of this Warrant, and (ii) more than [****] in any [****]-month period thereafter.  Such updated Disclosure Schedule shall include all disclosure necessary to make the representations and warranties of the Company set forth in this Warrant true and correct as though made as of the date of delivery, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date.  Any amendment or supplement included in such updated Disclosure Schedule shall not cure any breach or inaccuracy of any representation or warranty made as of a date prior to the delivery of such updated Disclosure Schedule pursuant to this Warrant, but, with respect to amendments or supplements to disclose information regarding events occurring after the date of receipt of the most recently delivered prior Disclosure Schedule, such updated Disclosure Schedule shall be deemed to qualify the representations and warranties contained in Article 3 as made as of the date of delivery of such updated Disclosure Schedule.

(b)Within [****] days following the date the Company delivers the Data Trigger Notification to the Warrant Holder, the Company shall deliver to the Warrant Holder a draft of an updated Disclosure Schedule.  Such draft of an updated Disclosure Schedule shall include all disclosure necessary to make the representations and warranties of the Company set forth in this Warrant true and correct as though made as of the date of delivery of the draft updated Disclosure Schedule, except that the disclosure with respect to representations and warranties that by their terms speak as of a specified date will be the disclosure necessary to make such representations and warranties true and correct as of such date.  During the period starting on the date the Company delivers the Data Trigger Notification to the Warrant Holder and through the end of the Review Period, the Warrant Holder may provide a diligence request list to the Company in order to conduct customary due diligence for the acquisition of a business, and the Company shall use Commercially Reasonable Efforts to respond to any such diligence request by providing the requested materials and information to the Warrant Holder to the extent available.  The Company shall use Commercially Reasonable Efforts to answer any diligence requests as promptly as practicable.

(c)If the Warrant Holder delivers an Exercise Notice in accordance with Section 2.3(a), the Company shall deliver an updated Disclosure Schedule to the Warrant Holder at least [****] Business Days prior to the anticipated Warrant Exercise Closing Date, dated as of the anticipated Warrant Exercise Closing Date.  Between such date of delivery and the anticipated Warrant Exercise Closing Date (as it may be extended pursuant to this Warrant), the Company may deliver to the Warrant Holder additional updated Disclosure Schedules, each dated as of the date of the anticipated Warrant Exercise Closing Date, that shall include all disclosure necessary to make the representations and warranties of the Company set forth in this Warrant true and correct as though made as of the Warrant Exercise Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

will be determined as of such date.  Any amendment or supplement included in such updated Disclosure Schedule shall not cure any breach or inaccuracy of any representation or warranty made as of a date prior to the delivery of such updated Disclosure Schedule pursuant to this Warrant, but, with respect to amendments or supplements to disclose information regarding events occurring after the date of the most recent prior updated Disclosure Schedule delivered pursuant to Section 2.3(a) (or, if no updated Disclosure Schedule has been delivered pursuant to Section 2.3(a), after the date of this Warrant), such updated Disclosure Schedule shall be deemed to qualify the representations and warranties contained in Article 3 as made as of the date of such updated Disclosure Schedule.

(d)In the event that any updated Disclosure Schedule that is delivered in accordance with Section 2.2(c) contains information that has not previously been disclosed to the Warrant Holder and that materially modifies the applicable representation and warranty (as modified by the previous Disclosure Schedule), the Warrant Holder may cause the Warrant Exercise Closing Date to be delayed for a reasonable period of time not to exceed [****] days and may request additional diligence materials and information related to the information that was not previously disclosed to the Warrant Holder, and the Company shall use Commercially Reasonable Efforts to respond to any such diligence request promptly and to provide the requested materials and information to the Warrant Holder, to the extent available, within [****] Business Days of such request by the Warrant Holder.  Any failure to so provide such materials and information, if reasonably available, shall toll the time period referred to in the previous sentence until such materials and information are provided or the Company certifies to the Warrant Holder that no additional information is reasonably available.  The Company may continue to provide updated Disclosure Schedules in accordance with Section 2.2(a) such that the most recently delivered Disclosure Schedule is accurate as of the Warrant Exercise Closing Date, as so extended, and with respect to any such updated Disclosure Schedules, the provisions of the first sentence of this Section 2.2(d) shall apply again, and the Warrant Exercise Closing Date may be extended for additional periods of time in accordance therewith.

(e)In connection with delivery of any updated Disclosure Schedule, the Company shall simultaneously deliver to the Warrant Holder copies of all Contracts or other documents disclosed in the updated Disclosure Schedule that have not been included in a previous Disclosure Schedule or previously provided to the Warrant Holder.

(f)Any updated Disclosure Schedule shall be prepared in a form and manner reasonably consistent with the Disclosure Schedule delivered to the Warrant Holder on the date of this Warrant, and reasonably sufficient to put the Warrant Holder on notice of the information being disclosed with reasonable specificity.

Section 2.3.Exercise Notice.

(a)At any time during the period commencing on the date the Company receives the Warrant Grant Payment and continuing until 11:59 pm Eastern Standard Time on the sixtieth (60th) day after the date the Warrant Holder receives the Data Trigger Notification from the Company (as such period may be extended pursuant to Section 2.2(d), the “Review Period”), the Warrant Holder may (in its sole discretion), but shall not be obligated to, deliver to

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

the Company written notice (an “Exercise Notice”) that it intends to exercise this Warrant and the anticipated Warrant Exercise Closing Date (the “Target Warrant Exercise Closing Date’), which date may not be later than [****] days after the date the Exercise Notice is given.  Following the Warrant Holder’s delivery of an Exercise Notice to the Company, the Company and the Warrant Holder shall promptly take all actions set forth in Section 5.16 and Section 5.18.  In the event that the Review Period is extended pursuant to Section 2.2(d), the Target Warrant Exercise Closing Date set forth in the Exercise Notice shall automatically be extended for an amount of days equal to the amount of days that the Review Period is extended pursuant to Section 2.2(d).

(b)Notwithstanding anything to the contrary contained herein, in the event that the conditions set forth in Section 2.4(a) have not been satisfied by the Target Warrant Exercise Closing Date specified in the Exercise Notice, the Target Warrant Exercise Closing Date shall automatically be extended for a period of [****] Business Days from and after the date that the conditions in Section 2.4(a) have been satisfied.

(c)None of the Warrant Holder’s failure to deliver an Exercise Notice or failure to consummate the Warrant Exercise Closing (if no Exercise Notice has been given or, if an Exercise Notice has been given, if the conditions set forth in Section 2.4(a) are not satisfied prior to termination of this Warrant), shall, in and as of itself, result in any Liability of the Warrant Holder to the Company or to the holders of Company Stock Options, Company Warrants or Company Capital Stock, for any reason.

Section 2.4.Warrant Exercise.

(a)If the Warrant Holder has delivered an Exercise Notice in accordance with Section 2.3(a) (the “Warrant Exercise”), the closing of the Warrant Exercise (the “Warrant Exercise Closing”) shall be held on the Target Warrant Exercise Closing Date specified in the Exercise Notice (as such date may be extended pursuant to Section 2.3(a) or Section 2.3(b)), or such other date as the Parties may mutually agree, subject to the satisfaction of the following conditions (other than those conditions that may only be satisfied on the Warrant Exercise Closing Date, but subject to the satisfaction of such conditions on the Warrant Exercise Closing Date), unless otherwise waived:

(i)Each of the representations and warranties of the Company contained in this Warrant shall be true and correct as of the Warrant Exercise Closing Date with the same force and effect as if made at and as of the Warrant Exercise Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), in each case except inaccuracies that would not constitute a Material Adverse Change;

(ii)The Company shall have performed or complied in all material respects with all agreements and covenants required by this Warrant to be performed or complied with by it at or prior to the Warrant Exercise Closing Date;

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

(iii)All consents of Governmental Entities required in connection with the Warrant Exercise Closing and any other actions contemplated by this Warrant and the Certificate of Incorporation in connection with the Warrant Exercise Closing, shall have been obtained or made, and shall be in full force and effect;

(iv)The Company shall have obtained all consents, assignments and approvals of third parties set forth in Section 3.13(b) of the Disclosure Schedule (other than any such consent, assignment or approval under a Contract that has terminated prior to the date of the Warrant Exercise Closing) and any other consents, assignments, approvals or waivers required to be obtained by the Company with respect to the transactions contemplated hereby, if any, as set forth on Section 2.4(a) of the Disclosure Schedules;

(v)No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint, Law, or prohibition (collectively, “Legal Restraints”) which prohibits the Warrant Exercise Closing or any actions to be taken pursuant to the Redemption Provisions in connection with the Warrant Exercise Closing shall be in effect;

(vi)There are no Legal Proceedings seeking any prohibition, limitation or other requirement of the type set forth in clauses (ii) through (iv) of Section 5.18(b);

(vii)The Company shall have delivered to the Warrant Holder a certificate in the form attached as Exhibit F, dated the date of the Warrant Exercise Closing Date, executed by the Chief Executive Officer of the Company, certifying as to as to the accuracy of the Company’s representations and warranties, compliance as to with covenants and other obligations and the lack of any Material Adverse Change since the later of (1) the date of this Warrant and (2) the most recently delivered certificate pursuant to Section 2.1(c)(v); and

(viii)The Company shall have delivered to the Warrant Holder the deliverables listed in Section 2.4(b).

Neither Party may rely, either as a basis for not consummating the Warrant Exercise Closing or terminating this Warrant and abandoning the transactions contemplated, on the failure of any condition set forth in this Section 2.4(a) to be satisfied if such failure was caused by such Party’s material breach of any provision of this Warrant.

(b)Company Deliveries.  At the Warrant Exercise Closing, the Company shall execute and deliver the following to the Warrant Holder:

(i)Share Certificate.  The Company shall deliver a certificate or certificates representing the number of Warrant Shares, issued in the name of the Warrant Holder or in such other name or names of any Person or Persons designated by the Warrant Holder.

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

(ii)FIRPTA Certificates. The Company shall deliver a duly executed certificate, in a form reasonably acceptable to the Warrant Holder, dated as of the date of the Warrant Exercise Closing pursuant to Treasury Regulations Section 1.897-2(h) (as described in Treasury Regulations Section 1.1445-2(c)(3)) stating that the Company is not, and has not been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation as defined in Section 897 of the Code, together with notice to the IRS as described in Treasury Regulations Section 1.897-2(h)(2).

(iii)280G Approval.  Evidence to the reasonable satisfaction of the Warrant Holder that the Company has complied with Section 5.5(f).

(iv)Termination of Company Stock Plan and Company Stock Options. Evidence to the satisfaction of the Warrant Holder that on and after the Warrant Exercise Closing, no Person, including any current or former employee or other service provider (or their beneficiaries), will have any right to receive shares of Company Capital Stock upon the exercise of any Company Stock Option or otherwise, except as may have been consented to in writing by the Warrant Holder.

Section 2.5.Payments Upon Warrant Exercise Closing; Automatic Issuance of Shares Upon Payment

.  At the Warrant Exercise Closing, the Warrant Holder shall pay (a) the Warrant Exercise Payment to the Company, and (b) the Stockholder Representative Reserve Amount to the Company.  Immediately upon receipt by the Company of the Warrant Exercise Payment, the Warrant Shares shall automatically, without any further action needing to be taken on the part of the Company, be issued to the Warrant Holder, and at such time the Warrant Holder will, for all purposes, become the holder of record of the Warrant Shares.

Section 2.6.Warrant Payments After Exercise.

(a)In the event the Warrant Holder exercises the Warrant and acquires the Warrant Shares, the Warrant Holder shall make the payments described below (the “Contingent Payments”) by making a payment in cash to the Company and by causing the Company then to pay such amounts to the Company Equityholders in accordance with the Redemption Provisions upon the occurrence of the following events (each, a “Contingent Payment Event”):

(i)Upon reaching cumulative Net Sales in excess of $[****] (the “Sales Milestone Event”), the Warrant Holder shall make a one-time Contingent Payment to the Company in an aggregate amount equal to $[****]; and

(ii)If one or more Priority Review Vouchers has been granted with respect to any Product Candidate, upon the sale by the Company or an Affiliate of each such Priority Review Voucher to a Third Party, the Warrant Holder shall make a Contingent Payment to the Company, and shall cause the Company then to pay such amounts to the Company Equityholders pursuant to the Redemption Provisions, in an aggregate amount equal to [****]; provided, that the aggregate of all such Contingent Payments from the sale of Priority Review Vouchers shall not exceed  $[****].

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

(b)The Contingent Payment set forth in Section 2.6(a)(i) is only payable once regardless of the number of different Products, Product Candidates or indications with respect to which any given Contingent Payment Event is achieved.

(c)Within [****] days after the public disclosure of the Warrant Holder’s financial results of operations for the quarter in which the Sales Milestone Event is achieved or within [****] days after the occurrence of the consummation of the sale of a Priority Review Voucher, the Warrant Holder shall provide written notice to the Stockholder Representative that such Contingent Payment Event has occurred and shall pay, or cause to be paid, the applicable Contingent Payment in accordance with Section 2.6(a).  Each such written notice shall be accompanied by a statement signed by an executive officer of the Warrant Holder setting forth the calculation of each Contingent Payment in reasonable detail.

(d)The Company acknowledges and agrees that after the Warrant is exercised (i) the Warrant Holder has total and absolute discretion in the exploitation of, and operation of its business and the development and commercialization of any Product Candidate, (ii) the Contingent Payments are contingent upon satisfaction of events that may not occur and may therefore never be paid, (iii) the Warrant Holder has made no representation or warranty to the Company that the conditions to any such payments will be satisfied, (iv) the Company has not relied on any such statement by the Warrant Holder or any Third Party and (v) the Warrant Holder is under no obligation to use any standard of diligence with respect to satisfying the conditions to any payment hereunder, and the Company hereby waives any such potential other standard of diligence.

(e)Before signing this Warrant the Parties have had numerous conversations and have generated correspondence and other writings, in which the Parties discussed the transaction which is the subject of this Warrant and their aspirations for success.  In such conversations and writings, the Parties and individuals representing them may have expressed their judgments and beliefs concerning the intentions, capabilities, and practices of the Parties, and may have forecasted future events.  The Parties recognize that such conversations and writings often involve an effort by both sides to be positive and optimistic about the prospects for the transaction.  However, each Party acknowledges that all business transactions contain an element of risk, as do the transactions contemplated by this Warrant, and that it is normal business practice to limit the legal obligations of contracting Parties to only those promises and representations which are essential to their transaction so as to provide certainty as to their respective future rights and remedies.  Accordingly, other than the Confidentiality Agreement, this Warrant is intended to define the full extent of the legally enforceable undertakings of the Parties, and no promise or representation, written or oral, which is not set forth explicitly in this Warrant or such Confidentiality Agreement is intended by either Party to be legally binding.  Each of the Parties acknowledge that in deciding to enter into this Warrant and to consummate the transaction contemplated hereby none of them has relied upon any statements or representations, written or oral, other than those explicitly set forth in this Warrant or in the Confidentiality Agreement.

(f)After the Warrant Exercise Closing Date, the Warrant Holder shall report to the Stockholder Representative in writing [****] and provide: [****].

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

(g)The Stockholder Representative shall have the right, at its expense, no more than [****] each calendar year and not more than once with respect to the same time period and such other times as a written notice pursuant to Section 2.6(c) is given, to audit the books of the Company and, to the extent relevant, the books of the Warrant Holder, each of which the Warrant Holder shall make or cause to be made reasonably available to the Stockholder Representative, to verify the status of the Contingent Payment Events and, in the case of a written notice pursuant to Section 2.6(c) with respect to a Contingent Payment; provided that only one audit shall be conducted by the Stockholder Representative in respect of each Contingent Payment.  All information obtained in any such audit shall be Confidential Information and used only for the purpose contemplated by this Section 2.6 and the Warrant Holder or the Company may require reasonable protections in the event of risk of competitive harm resulting from the disclosure.  Any such audit shall be conducted upon reasonable notice during normal business hours and in a manner that does not unnecessarily or unreasonably interfere with the operations of the Company or the Warrant Holder. If, as a result of such audit, the Stockholder Representative believes that an additional Contingent Payment is due or that the amount of a Contingent Payment was understated, it shall notify the Warrant Holder in writing and shall provide the Warrant Holder reasonably detailed information reflecting the basis for the additional payment claimed.  Within thirty (30) days of receipt of that notice the Warrant Holder shall either pay the additional amount claimed or notify the Stockholder Representative that the Warrant Holder disagrees with the claim, which notice shall specify the amount, if any, of the additional Contingent Payment that the Warrant Holder agrees is due.  If the Parties are unable to resolve any disagreement within ten (10) days after a notice of disagreement is given by the Warrant Holder, the matter shall be referred to an independent auditor mutually agreeable to the parties, whose determination shall be final and binding upon the parties.  The Warrant Holder shall make any additional Contingent Payment to the Company (and shall cause the Company to pay to the Company Equityholders in accordance with the Redemption Provisions) that the independent auditor finds to be due within ten (10) Business Days after the results of the audit are provided to the Parties.  With respect to a disagreement in respect of the Sales Milestone Event, the Warrant Holder shall pay the fees, costs and expenses of any independent audit conducted to resolve such disagreement unless the independent auditor finds that the Company Equityholders are not entitled to such Contingent Payment (in which event, the Stockholder Representative shall pay such fees, costs and expenses).  With respect to a disagreement in respect of the sale of a Priority Review Voucher, the percentage of the fees, costs and expenses of the audit shall be apportioned between the Warrant Holder, on the one hand, and the Stockholder Representative, on the other hand, based on the relative difference between the auditor’s resolutions of disputed amounts and the relative portions of the Warrant Holder and the Stockholder Representative in respect thereof.

(h)In the event of a Change of Control of the Warrant Holder following the Warrant Exercise Closing  Date with respect to which the acquiring Person or its Affiliate has a marketing approval to market and sell a product that competes with a Product (A) the Warrant Holder or entity surviving such Change of Control (or any Affiliate thereof) shall be obligated to use Commercially Reasonable Efforts to make sales of such Product, and (B) in the event that the Warrant Holder or entity surviving such Change of Control (or any Affiliate thereof) elects to use any Priority Review Voucher to accelerate the review of any product candidate to which it or

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

an Affiliate has rights that is not a Product Candidate, then within [****] days of the date of such use, the Warrant Holder shall pay a Contingent Payment to the Company and shall cause the Company to pay to the Company Equityholders pursuant to the Redemption Provisions, in an aggregate amount equal to [****].

Section 2.7.Closing Date Cash and Liabilities Amount Adjustment.

(a)No more than five (5) Business Days prior to the anticipated Warrant Exercise Closing Date, and no less than two (2) days prior to the Warrant Exercise Closing Date, the Company shall in good faith prepare and deliver or cause to be prepared and delivered to the Warrant Holder the Company’s estimate of the balance sheet of the Company as of 11:59 p.m. Eastern Standard Time on the day immediately prior to the Warrant Exercise Closing Date (except that Pre-Closing Tax Liabilities shall be determined as of the end of the day on the Warrant Exercise Closing Date) and deliver to the Warrant Holder a certificate signed by the Chief Financial Officer of the Company setting forth the calculation of the estimated Closing Date Cash and Liabilities Amount derived therefrom (the “Estimated Closing Date Cash and Liabilities Amount”).  If the Company fails to deliver such certificate within the time period specified in this clause (a), then the Warrant Holder shall be permitted to prepare, in good faith, its estimate of the Closing Balance Sheet and the Estimated Closing Date Cash and Liabilities Amount for purposes of determining the Warrant Exercise Payment.

(b)No later than sixty (60) days after the Warrant Exercise Closing Date, the Warrant Holder shall prepare and deliver or cause to be prepared and delivered to the Stockholder Representative a balance sheet of the Company as of 11:59 p.m. Eastern Standard Time on the day immediately prior to the Warrant Exercise Closing Date (except that Pre-Closing Tax Liabilities shall be determined as of the end of the day on the Warrant Exercise Closing Date) (the “Closing Balance Sheet”) and a calculation of the Closing Date Cash and Liabilities Amount.  The Closing Balance Sheet shall be prepared in accordance with GAAP (except to the extent otherwise provided in the definition of Closing Date Cash and Liabilities Amount), applied in a manner consistent with the preparation, assumptions and estimates made or used in the preparation of the Financial Statements and the Estimated Closing Date Cash and Liabilities Amount; provided that to the extent the Warrant Holder incurs any prepayment penalties upon repayment of any Indebtedness included in the Estimated Closing Date Cash and Liabilities Amount prior to delivering the Closing Balance Sheet to the Company, such prepayment penalties will be included as a liability on the Closing Balance Sheet and deducted from the Closing Date Cash and Liabilities Amount.  The Warrant Holder shall make available to the Stockholder Representative all records and work papers and such other information as the Stockholder Representative reasonably requests used in preparing the Closing Balance Sheet and the Closing Date Cash and Liabilities Amount.  The Stockholder Representative will have a period of forty-five (45) days following the delivery of the Closing Balance Sheet to notify the Warrant Holder of any disagreements with the Closing Balance Sheet prepared by the Warrant Holder and the calculation of the Closing Date Cash and Liabilities Amount.  Any such notice shall be accompanied by supporting documentation containing reasonable detail regarding such disagreement.  The Stockholder Representative’s failure to notify the Warrant Holder within such forty-five (45)-day period shall be deemed acceptance of the Closing Balance Sheet and the Closing Date Cash and Liabilities Amount.  In the event the Stockholder Representative timely

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

notifies the Warrant Holder of any disagreement, the Stockholder Representative and the Warrant Holder will attempt in good faith to resolve such disagreement.  If within thirty (30) days after delivery to the Warrant Holder of the notification by the Stockholder Representative of a disagreement, they are unable to resolve such disagreement, either the Warrant Holder, on the one hand, or the Stockholder Representative, on the other hand, shall have the right to submit the determination of such matter to an accounting firm of nationally recognized independent public accountants reasonably acceptable to each of the Warrant Holder and the Stockholder Representative, or in the absence of mutual agreement, an accounting firm of nationally recognized independent public accountants selected by chance after eliminating the Company’s principal outside accountants prior to the Warrant Exercise Closing, the Warrant Holder’s principal outside accountants and the Company’s principal outside accountants (the “Auditor”).  The Warrant Holder and the Stockholder Representative shall execute a reasonable engagement letter with the Auditor.  Within thirty (30) days after the selection of the Auditor, the Auditor shall make a determination of all issues in dispute in connection with the Closing Balance Sheet and pursuant to such procedures as the Auditor deems fair and reasonable.  The Auditor shall deliver to the Warrant Holder and the Stockholder Representative a written statement setting forth its determination of the final Closing Date Cash and Liabilities Amount and the basis for such determination.  Absent manifest error, such determination shall be binding on the Parties.  For the avoidance of doubt, the calculation of the Closing Date Cash and Liabilities Amount shall be made without giving effect to any of the transactions either required to occur at the Warrant Exercise Closing or otherwise occurring in connection with the Warrant Holder’s consummation of the transactions contemplated by this Warrant.  The percentage of the fees, costs and expenses of the Auditor shall be apportioned between the Warrant Holder, on the one hand, and the Stockholder Representative, on the other hand, based on the relative  difference between the Auditor’s resolutions of disputed amounts and the relative portions of the Warrant Holder and the Stockholder Representative in respect thereof.

(c)In the event that the final Closing Date Cash and Liabilities Amount (as determined in accordance with Section 2.7(b)) is greater than the Estimated Closing Date Cash and Liabilities Amount (as determined in accordance with Section 2.7(a)) (a “Closing Payment Increase”), the Warrant Holder shall pay, or shall cause to be paid, to the Company, which the Warrant Holder shall then cause the Company to pay to the Company Equityholders pursuant to the Redemption Provisions, an amount in cash equal to the Closing Payment Increase.  In the event that the final Closing Date Cash and Liabilities Amount (as determined in accordance with Section 2.7(b)) is less than the Estimated Closing Date Cash and Liabilities Amount (as determined in accordance with Section 2.7(a)) (a “Closing Payment Decrease”), the Stockholder Representative shall pay to the Company from the Stockholder Representative Reserve an amount equal to the Closing Payment Decrease, which amount shall then be paid to the Warrant Holder as an adjustment to the Warrant Exercise Payment.  Any payment required to be made under this Section 2.7(c) shall be made no later than five (5) Business Days after the final Closing Date Cash and Liabilities Amount is determined in accordance with Section 2.7(b).

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

Section 2.8.Right of Negotiation.

(a)At any time during the Review Period, the Warrant Holder may submit a written notice specifically referencing this Section 2.8(a) (an “Alternative Notice”) to the Company proposing revised terms and conditions for the Warrant Exercise (the “Alternative Terms”), and the Company shall present such Alternative Terms at a meeting of the Company’s Board of Directors.  If [****], then this Warrant shall terminate immediately, and the Company shall be free to solicit alternative Transaction Proposals from third parties.  In connection with any such solicitation, the Company shall not be subject to the restrictions set forth in Section 5.12 of this Warrant to the extent necessary to provide information to any Person with respect to the rights of the Warrant Holder provided in Section 2.8(b).  During the period commencing upon the date of termination of this Agreement and ending [****] days after the date of such termination, the Company will require that any Person interested in submitting a Transaction Proposal to the Company agree to allow disclosure of the economic and material business terms of such Transaction Proposal to the Warrant Holder and will condition its consideration of any Transaction Proposal on such agreement.

(b)If the Warrant Holder submits an Alternative Notice proposing Alternative Terms and the Warrant terminates as provided in Section 2.8(a), and, during the period commencing upon the date of such termination and ending [****] days after the date of such termination, the Company receives a Qualifying Acquisition Proposal or a Qualifying Licensing Proposal, then within [****] Business Days of such receipt by the Company, the Company shall provide written notice (the “Third Party Transaction Notice”) to the Warrant Holder setting forth the economic terms of such Qualifying Acquisition Proposal or a Qualifying Licensing Proposal, along with a copy of any letter of intent or other written materials provided to the Company, any Affiliate of the Company or any of its Representatives or agents with respect to such Qualifying Acquisition Proposal or a Qualifying Licensing Proposal to the extent the Company is permitted to disclose such materials.  To the extent that the Company is not permitted to disclose such materials, the Company shall provide a summary of the economic and material business terms of the underlying Transaction Proposal to the Warrant Holder.  If requested by the Warrant Holder, the Company will allow an independent third party, such as a law firm, reasonably acceptable to the Warrant Holder to review such materials in order to confirm the accuracy of the summary provided by the Company.  The Warrant Holder shall have the right, during the [****]-Business Day period following delivery of a Third Party Transaction Notice (the “Topping Period”), at its election, to submit to the Company a new transaction proposal.  If the Warrant Holder submits a proposal prior to the end of the Topping Period for an alternative transaction that contains economic terms that are with respect to each individual economic term (including upfront consideration and each additional payment), at least as favorable to the Company as those contained in the Third Party Transaction Notice (a “Topping Offer”), then the Company and the Warrant Holder shall use Commercially Reasonable Efforts, during the [****]-day period following delivery of the Topping Offer, to finalize and enter into definitive agreements for a transaction consistent with the terms of the Topping Offer, and the Company shall negotiate exclusively with the Warrant Holder during such [****]-day period.  For the avoidance of doubt, all material non-economic terms of this Warrant, including those in Articles 3, 4, 6 and 8, shall apply to any transaction between the Company and the Warrant Holder resulting from a Topping Offer relating to a Qualifying Acquisition Proposal.  If the Warrant Holder does not submit a

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

Topping Offer prior to the expiration of the Topping Period or the Company and the Warrant Holder fail to execute definitive agreements with respect to a proposed transaction presented within the Topping Period within the [****]-day period following delivery of a Topping Offer (or such longer period as is mutually agreed between the Company and the Warrant Holder), then the Company shall be permitted, without any further obligation to the Warrant Holder under this Warrant, to (i) enter into a transaction with any third party which consists of the terms set forth in the Third Party Transaction Notice that was presented to the Warrant Holder and was the basis for the Topping Offer made by the Warrant Holder or (ii) if the [****]-day period following the date of the termination of this Warrant pursuant to Section 2.8(a) has expired, enter into a transaction with any third party on any terms; provided that the Company shall not, within the period ending [****] days after the date of the termination of this Warrant pursuant to Section 2.8(a), enter into a transaction with any third party having terms, taken as a whole, less favorable to the Company than those set forth in the Third Party Transaction Notice.  For the avoidance of doubt, the Warrant Holder’s rights under this Section 2.8(a) shall terminate [****] days after the date of the termination of this Warrant pursuant to Section 2.8(a) or, if a Third Party Transaction Notice is provided to the Warrant Holder, upon expiration of the Topping Period or, if a Topping Offer is provided by the Warrant Holder, [****] days following receipt by the Company of such Topping Offer.

Section 2.9.License of Intellectual Property Rights.

(a)License Grant.

(i)Effective automatically upon the receipt by the Company of the payment pursuant to Section 2.1(a) (the “License Grant Date”) and subject to the terms of this Warrant, the Company hereby grants to the Warrant Holder (A) an irrevocable, exclusive, fully paid-up, perpetual, worldwide license (with the right to sublicense through multiple tiers) under any Owned Intellectual Property and Licensed Intellectual Property (in such case, owned at any time from and after the License Grant Date until the end of the Warrant Period), to develop, make, have made, use, sell, offer for sale, import, export and otherwise commercially exploit any product candidate and/or pharmaceutical product and (B) an irrevocable, non-exclusive, fully paid-up, perpetual, worldwide license (with the right to sublicense through multiple tiers) under the Company’s interest in any Joint Patent to develop, make, have made, use, sell, offer for sale, import, export and otherwise commercially exploit any product candidate and/or pharmaceutical product; provided that, subject to the Company’s obligations under Section 5.3, the Company shall retain rights under its Owned Intellectual Property, Licensed Intellectual Property, Joint Patents and know-how to develop, make, have made, use, sell, offer for sale, import, export and otherwise commercially exploit any product candidate and/or pharmaceutical product.

(ii)The Warrant Holder shall not exercise its rights or assume any obligations in Section 2.9(a)(i) unless (x) the Company rejects this Warrant in bankruptcy in a case under Title 11 of the United States Code, and (y) the [****].  All license grants under this Section 2.9(a) shall terminate immediately upon the termination of this Warrant or the Warrant Exercise Closing, unless the Company rejects this Warrant in connection with a bankruptcy proceeding.

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

(iii)The Company acknowledges that if the Company, as a debtor in possession or a trustee in bankruptcy in a case under Title 11 of the United States Code, rejects the Warrant or the license grant under this Section 2.9(a), the Warrant Holder may elect to retain its rights under this Section 2.9(a) as provided in Section 365(n) of Title 11 of the United States Code.

(b)Emergence from Bankruptcy.

(i)In the event that the Company emerges from bankruptcy and retains all of its material assets free and clear of any Lien and this Warrant is valid and enforceable in accordance with its terms, the Warrant Holder shall cease exercising its rights provided in Section 2.9(a)(i); provided, that if the Company subsequently rejects this Warrant again in bankruptcy in a case under Title 11 of the United States Code, the Warrant Holder shall again have the rights provided in Section 2.9(a).

Section 2.10.Withholding.  Notwithstanding anything to the contrary hereunder, the Warrant Holder, the Company and any other applicable withholding agent shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any portion of any payment payable pursuant to or as contemplated by this Warrant such Taxes or other amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Tax Laws.  To the extent that any amounts are so deducted or withheld, such amounts will be treated for all purposes of this Warrant as having been paid to the Person in respect of which such deduction and withholding was made.

Article 3
COMPANY REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Warrant Holder that (i) except as disclosed by the Company in the Disclosure Schedule delivered on the date hereof, the following statements are true, correct and complete as of the date hereof, (ii) except as disclosed by the Company in an updated Disclosure Schedule delivered pursuant to Section 2.2 (other than pursuant to Section 2.2(c)), the following statements are true, correct and complete as of the date of delivery of such updated Disclosure Schedule and (iii) except as disclosed by the Company in the last updated Disclosure Schedule delivered pursuant to Section 2.2(c), the following statements are true, correct and complete as of the time of the Warrant Exercise. For purposes of these representations and warranties (other than those in Section 3.1, Section 3.2, Section 3.3 and Section 3.4 and Section 3.18), the term “Company” shall also include any Subsidiary of the Company, unless otherwise noted herein.

Section 3.1.Organization and Standing; Subsidiaries.

(a)The Company (a) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, (b) has all requisite corporate power and authority required to enable it to use its corporate name and to own or lease or otherwise hold and operate its assets and properties and to carry on its business as now being conducted and (c) is duly qualified, licensed or registered to do business and is in good standing

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

in each of the jurisdictions listed in Section 3.1(a) of the Disclosure Schedule, which are the only jurisdictions where the nature of its business or the ownership, leasing or operation of its properties makes such qualification, licensing or registration required (except where such failure to be so qualified, licensed or registered would not reasonably be expected to result in a Material Adverse Change).  The Company has made available to the Warrant Holder complete and correct copies of its Constitutive Documents, as amended.  The Company has made available to the Warrant Holder copies of the stock certificate and transfer books and the minute books of the Company, each of which are true and complete in all material respects.  The Company is not in violation of its Constitutive Documents.

(b)The Company does not have any Subsidiary.  The Company does not own, directly or indirectly, any Capital Stock of, or other voting securities or equity interests in, any corporation, partnership, joint venture, association or other entity.

Section 3.2.Power and Authority; Binding Agreement.

(a)The Company has all requisite corporate power and authority to execute and deliver this Warrant, to issue the Warrant Shares upon the Warrant Exercise Closing and to consummate the other actions contemplated by this Warrant and the Certificate of Incorporation, including the Redemption Provisions.  The execution and delivery by the Company of this Warrant, the issuance of the Warrant Shares by the Company upon the Warrant Exercise Closing and the consummation by the Company of the other actions contemplated by this Warrant and the Certificate of Incorporation, including the Redemption Provisions, have been duly authorized by all required corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are required for such authorization other than the filing of a premerger notification and report form under the HSR Act and any applicable foreign competition, merger control, antitrust or similar Law, if required. This Warrant has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties thereto, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(b)The execution, delivery and performance of this Warrant by the Company, the issuance of the Warrant Shares upon the Warrant Exercise Closing, and the consummation by the Company of the other actions contemplated by this Warrant do not and will not, with or without the passage of time or the giving of notice or both, (i) violate, conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under (A) the Company’s Constitutive Documents, (B) any Material Contract of the Company, or (C) any provision of a Law, except where such violation, conflict or breach under (B) or (C) would not reasonably be expected to adversely affect the Company in any material respect, or (ii) result in the creation of any Lien other than a Permitted Lien, security interest, charge or encumbrance upon any of the properties or assets of the Company, except where such Lien, security interest, charge or encumbrance would not reasonably be expected to adversely affect the Company in any material respect.

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

(c)As of the date hereof each holder of Company Capital Stock has duly executed a consent approving, and authorizing the Company to file, the Certificate of Incorporation, including the Redemption Provisions, in substantially the form attached hereto as Exhibit C, and no holder of Company Capital Stock has revoked such approval.

Section 3.3.Authorization.  The Board of Directors of the Company has duly and unanimously adopted and not later revoked, rescinded or amended resolutions (i) approving and declaring advisable this Warrant and the other transactions contemplated hereunder, (ii) duly reserving for issuance upon the Warrant Exercise Closing a sufficient number of Shares, which will, upon issuance, be validly issued, fully paid and non-assessable, (iii) determining that the payments under this Warrant are fair and declaring that this Warrant and the other transactions contemplated by this Warrant and the Certificate of Incorporation are in the best interests of the Company, and (iv) authorizing the Company to enter into this Warrant, to issue the Warrant Shares at the Warrant Exercise Closing, and to consummate the other transactions contemplated by this Warrant and the Certificate of Incorporation, on the terms and subject to the conditions set forth in this Warrant.

Section 3.4.Capitalization.

(a)Section 3.4(a) of the Disclosure Schedule sets forth the authorized capital of the Company, including the number of (x) authorized and (y) issued and outstanding shares of  Company Capital Stock of each class or series.

(b)Section 3.4(b) of the Disclosure Schedule sets forth a complete and accurate list of (i) each holder of Company Capital Stock and its address in the Company stock record books, (ii) the number of shares of each class or series of Company Capital Stock held by each such stockholder and (iii) such holder’s Pro Rata Percentage (as such term is defined in the Redemption Provisions).  For purposes of the Disclosure Schedule delivered pursuant to Section 2.2(a) only, Section 3.4(b) of the Disclosure Schedule sets forth the Company’s calculation, based on its good faith estimate of the Warrant Exercise Payment, of the aggregate payment payable to each holder of Company Capital Stock upon the Warrant Exercise Closing pursuant to the Redemption Provisions.  Section 3.4(b) of the Disclosure Schedule indicates all outstanding Company Capital Stock that is Restricted Stock, indicating the name of the applicable stockholder, the vesting schedule (including any acceleration provisions with respect thereto) and the repurchase or redemption price payable by the Company.  The Company holds no shares of Company Capital Stock in its treasury.  All of the issued and outstanding shares of Company Capital Stock have been offered, issued and sold by the Company in material compliance with all applicable federal and state securities Laws.

(c)Section 3.4(c) of the Disclosure Schedule sets forth a complete and accurate list of (i) each holder of any securities of the Company other than Company Capital Stock and its address in the Company record books, (ii) the number of shares or principal amount of each class or series of securities of the Company held by each such holder and (iii) such holder’s Pro Rata Percentage (as such term is defined in the Redemption Provisions).  For purposes of the Disclosure Schedule delivered pursuant to Section 2.2(a) only, Section 3.4(c) of the Disclosure Schedule sets forth the Company’s calculation, based on its good faith estimate of the Warrant Exercise Payment, of the aggregate payment payable to each holder of Company Capital Stock upon the Warrant Exercise Closing pursuant to the Redemption Provisions.

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

(d)Except as provided herein there are no other outstanding options, warrants, rights (including conversion rights, preemptive rights, co-sale rights, rights of first refusal or other similar rights) or agreements for the purchase or acquisition from the Company of any shares of Company Capital Stock.

(e)All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable.

(f)Section 3.4(f) of the Disclosure Schedule sets forth a complete and accurate list of (i) all holders of outstanding Company Stock Options, indicating, with respect to each Company Stock Option, the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price, the date of grant, and the vesting schedule (including any acceleration provisions with respect thereto); and (ii) all holders of outstanding Company Warrants, indicating, with respect to each Company Warrant, the number of shares of Company Capital Stock, and the class or series of such shares, subject to such Company Warrant, the exercise price, the date of issuance and the expiration date thereof.  Section 3.4(f) of the Disclosure Schedule sets forth a complete and accurate list of all Company Stock Plans, indicating for each Company Stock Plan the number of shares of Company Common Stock issued thereunder, the number of shares of Company Common Stock subject to outstanding options thereunder and the number of shares of Company Common Stock reserved for future issuance thereunder.  There is no outstanding Company Stock Option that has not been granted under a Company Stock Plan.  No Company Warrants are owned or otherwise held by any Company Personnel.  The Company has made available to the Warrant Holder complete and accurate copies of all Company Stock Plans and all agreements evidencing Company Stock Options and Company Warrants.  All of the shares of Company Capital Stock subject to Company Stock Options and Company Warrants will be, upon issuance pursuant to the exercise of such Contracts and Company Stock Plans, duly authorized, validly issued, fully paid and nonassessable.  No Company Stock Option is exercisable for any class or series of Company Capital Stock other than Company Common Stock.  Each Company Stock Option (x) was granted in material compliance with all applicable Law and all terms and conditions of the applicable Company Stock Plan and (y) has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant based on a determination by the Company’s Board of Directors at the time of the grant.

(g)None of the shares of Company Capital Stock (i) have been issued in violation of any subscription, Company Warrant, option, call, right of first refusal, preemptive right, conversion right, Company Stock Option, convertible security or other similar right, or any Contract to which the Company is bound or a party or (ii) are subject to any subscription, warrant, option, call, right of first refusal, preemptive right, conversion right or other similar right under any Law, the Constitutive Documents of the Company, or any Contract to which the Company is bound or a party.  The Company has no obligation (contingent or otherwise), other than pursuant to the Redemption Provisions, to (A) issue or otherwise sell any subscription, warrant, option, call, right of first refusal, preemptive right, Company Stock Option, convertible security, “phantom” stock right or other similar right, or to issue, distribute or otherwise sell to holders of any shares of its Capital Stock any evidences of Indebtedness or material assets of the

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

Company, (B) purchase, redeem or otherwise acquire any shares of Capital Stock, or other equity or voting interest in, the Company or any other Person or to pay any dividend or to make any other distribution in respect of its Capital Stock, other than pursuant to the Redemption Provisions, or (C) vote or dispose of any shares of Capital Stock or other equity or voting interest of the Company and there are no outstanding or authorized stock appreciation rights, phantom stock awards or other similar rights that are linked in any way to the price of the Company Common Stock or the value of the Company or any part thereof.  There are no equity securities of the Company reserved for issuance for any purpose, other than as disclosed on Section 3.4(g) of the Disclosure Schedule.

(h)There is no Contract between the Company and any holder of its securities, or among any holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co‑sale rights or “drag‑along” rights), registration under the Securities Act, or voting of any Company Capital Stock.

(i)The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.  There is no Indebtedness of the Company that provides its holder with the right to vote on any matters on which stockholders of the Company may vote.

Section 3.5.Noncontravention.  No consent, approval, qualification, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery by the Company of this Warrant and the consummation by the Company of the transactions contemplated by this Warrant or the compliance by the Warrant Holder with the provisions of this Warrant, except for (i) the filing of a premerger notification and report form under the HSR Act, and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under the HSR Act or any other applicable competition, merger control, antitrust or similar law or regulation and (ii) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made individually or in the aggregate would not impair in any material respect the ability of the Warrant Holder to perform its obligations under this Warrant or prevent or materially impede or delay the consummation of the transactions contemplated hereunder.

Section 3.6.Compliance with Laws; Regulatory Matters.

(a)The Company is, and since its incorporation has been, in material compliance with all Laws and Judgments of any Governmental Entity applicable to its business or operations or to the conduct by the Company of its business, or the ownership or use of any of its assets and properties, including the Leased Properties.  The Company has not received since the date of its incorporation a written or, to its knowledge, oral notice alleging such a possible violation by the Company of any Law or Judgment of any Governmental Entity applicable to its businesses or operations.

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

(b)The Company’s chemical compounds and product candidates are being, and at all times have been, developed, tested, labeled, manufactured, stored, imported, exported and distributed, as applicable, in compliance in all material respects with, to the extent applicable to the Company’s business, the FDCA and applicable implementing regulations issued by the FDA, the EMA and any other applicable Governmental Entities, including, as applicable, those requirements relating to the FDA’s current good manufacturing practices, GLP, good clinical practices, investigational use, pre-market approval and applications to market a new pharmaceutical product and all laws referred to in EudraLex Volume 10 (Guidelines for Clinical Trials).  The Company has not received written notice of, and to the knowledge of the Company the Company has not received notice of, any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from the FDA alleging that any operation or activity of the Company is in violation of the FDCA or the respective counterparts thereof promulgated by applicable Governmental Entities outside the United States.

(c)The Company has made available to the Warrant Holder a complete and correct copy of all material documents and applications submitted to the FDA or EMA and all material correspondence to or from the FDA or EMA with respect to the Company’s chemical compounds and product candidates, including all INDs and all supplements and amendments thereto (any such document, application, supplement or amendment, a “Regulatory Submission”), all contact reports or similar reports documenting material meetings, phone calls or other communications with the FDA or EMA that relate to substantive matters, studies, communications, memorandum and any other material written information (internal or external) required to be prepared in support of or any such material submitted in connection with each such Regulatory Submission.  To the knowledge of the Company, all Regulatory Submissions (and any supporting documentation thereto) and any other written information required to be prepared in support of or any such material submitted in connection with each such Regulatory Submission, any and all requests for authorizations, approvals, certificates, waivers, certifications, clearances, notifications, licenses or permits of the FDA, EMA or any other comparable non-U.S. Governmental Entity relating to the Company, the business currently conducted by the Company and the Company’s products, when submitted to the FDA or any other comparable non-U.S. Governmental Entity, including institutional review boards, independent ethics committees, or similar bodies, were true and correct in all material respects as of the date of submission.

(d)The Company has not sponsored or conducted any Clinical Trial, Exploratory IND or Exploratory CTA Study of any chemical compound or product candidate.  The Company is not currently and has never in the past administered, or authorized any Person to administer on its behalf, any chemical compounds or product candidates to any human subjects, and to the knowledge of the Company, no Person has ever administered any of the Company’s chemical compounds or product candidate to any human subjects, in each case other than in the course of conducting the Clinical Trials listed on Schedule 3.6(d) of the Disclosure Schedule pursuant to their respective protocols.

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

(e)To the extent required by applicable Legal Requirements (i) all preclinical studies and tests conducted by the Company have been, and if still pending are being, conducted in material compliance with research protocols, GLP, good clinical practices, and all applicable Legal Requirements, including, but not limited to, the FDCA and the Legal Requirements of the EMA, and, to the Company’s knowledge, (ii) all preclinical studies and tests conducted on behalf of the Company have been or, if pending, are being conducted in material compliance, to the extent applicable with such practices and Legal Requirements.  No preclinical study or test conducted by or, to the knowledge of the Company, on behalf of the Company has been terminated or suspended prior to completion.  None of the FDA, EMA or any other applicable Governmental Entity or clinical investigator that has participated or is participating in, or institutional review board that has or has had jurisdiction over, a preclinical study or test conducted by or on behalf of the Company has commenced, or, to the knowledge of the Company, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate or suspend or refuse to commence, any ongoing investigation or study conducted by or on behalf of the Company.

(f)To the extent required by applicable Legal Requirements, all animal studies or other preclinical tests performed in connection with or as the basis for any regulatory approval that has been sought or obtained for the Product Candidates, and, to the knowledge of the Company, all other animal studies or other preclinical tests performed by or on behalf of the Company, either (x) have been conducted in material compliance with all applicable Legal Requirements and rules, including, where applicable, “Good Laboratory Practice” (“GLP”) as set forth in 21 CFR Part 58, the United States Animal Welfare Act, the International Conference on Harmonization’s (ICH) Guideline on Nonclinical Safety Studies for the Conduct of Human Clinical Trials for Pharmaceuticals or the ICH Guideline on Safety Pharmacology Studies for Human Pharmaceuticals or (y) involved experimental research techniques that were performed for informational purposes only, whether or not included in a regulatory filing, or could not be performed by a GLP-compliant testing facility (with appropriate notice being given to the FDA in regulatory filings) and have employed the procedures and controls generally used by qualified experts in animal or preclinical studies of products comparable to those being developed by Company.

(g)The Company has not received any notice that the FDA, EMA or any other Governmental Entity, any relevant institutional review board, independent ethics committee or any other similar body has initiated, or threatened to initiate, any action to suspend any Clinical Trial conducted by or on behalf of the Company, suspend or terminate any IND sponsored by the Company or otherwise restrict or delay the preclinical or nonclinical research on or clinical study, in each case of any of the Product Candidates, or to recall, suspend or otherwise restrict the manufacture of any of the Product Candidates, or that any relevant institutional review board or independent ethics committee has refused to approve any Clinical Trial conducted by or on behalf of the Company or any substantial amendment to a protocol, any Clinical Trial conducted by or on behalf of the Company or any Exploratory IND or Exploratory CTA Study conducted by or on behalf of the Company, in each case with respect to any of the Product Candidates.

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

(h)The Company is not subject to any investigation that is pending and of which the Company has been notified in writing or, to the knowledge of the Company, which has been threatened, in each case by (i) the FDA or (ii) the Department of Health and Human Services Office of Inspector General or Department of Justice pursuant to the Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)) or the Federal False Claims Act (31 U.S.C. §3729).

(i)The Company has not submitted any claim for payment to any government healthcare program in connection with any referrals related to any of the Product Candidates.

(j)The Company has not submitted any claim for payment to any government healthcare program related to any of the Product Candidates.

(k)The Company has complied in all material respects with all applicable security and privacy standards regarding protected health information under (i) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, including the regulations promulgated thereunder and (ii) any applicable state privacy laws.

(l)All manufacturing operations conducted by or, to the knowledge of the Company, for the benefit of the Company with respect to the Product Candidates have been and are being conducted in material compliance with applicable Legal Requirements, including, to the extent applicable, the provisions of the FDA’s current good manufacturing practice regulations, and the respective counterparts thereof promulgated by the EMA and other Governmental Entities in countries outside the United States.

(m)Neither the Company nor any Company Personnel or Affiliate acting on behalf of the Company has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA, the EMA or any other Governmental Entity to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” or any such similar policies set forth in any applicable Legal Requirements.  None of the Company or any of its officers, directors or other Company Personnel, has been convicted of any crime or, to the knowledge of the Company, engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment or exclusion under applicable Legal Requirements, including, without limitation, 21 U.S.C. Section 335a and 42 U.S.C. Section 1320a-7.  No claims, actions, proceedings or investigations that would reasonably be expected to result in such a material debarment or exclusion of the Company are pending or threatened, against the Company or any of its officers, directors or, to the knowledge of the Company, other Company Personnel.

(n)There are no Legal Proceedings pending with respect to which the Company has been served and there are no other Legal Proceedings pending, in each case, with respect to an alleged violation by Company of the FDCA, regulations adopted thereunder, the Controlled Substance Act or any other Laws promulgated by the FDA, the EMA or any other Governmental Entity that applies to the regulatory status of the Company’s products.

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

(o)The Company has not received any warning letter or untitled letter, report of inspectional observations, including FDA Form 483s, establishment inspection reports, notices of violation, clinical holds, enforcement notices or other documents from the FDA, EMA or any other similar Governmental Entity or any institutional review board or independent ethics committee alleging a lack of material compliance by Company with any Laws.

(p)The Company has not marketed, advertised, distributed, sold, or commercialized any product and is not currently marketing, distributing, selling, or otherwise commercializing any product.

Section 3.7.Permits.  The Company validly holds and has in full force and effect all material Permits required by Law for it to own, lease or operate its assets and properties and to carry on its businesses as now conducted, and there exists no violation of, or default (with or without notice or lapse of time or both) under, or event giving to any Governmental Entity any right of termination, material amendment or cancellation of, any such material Permit.  The Company has complied in all material respects with the terms and conditions of all Permits issued to or held by the Company, and such material Permits will not be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Warrant or the transactions contemplated hereunder.  No proceeding is pending or threatened seeking the revocation or limitation of any Permit.  Section 3.7 of the Disclosure Schedule lists each material Permit issued or granted to or held by the Company, true and complete copies of which have been made available to the Warrant Holder.  All of the Permits listed on Section 3.7 of the Disclosure Schedule are held in the name of the Company, and none are held in the name of any Company Personnel or agent or otherwise on behalf of the Company.

Section 3.8.Financial Statements. Section 3.8 of the Disclosure Schedule sets forth (a) the consolidated balance sheet as of the most recent fiscal year end of the Company which ended at least three months prior to the date hereof or the date of any updated Disclosure Schedule submitted in accordance with Section 2.2, as applicable (the date of such balance sheet, the “Most Recent Balance Sheet Date”), and each of the preceding three (3) fiscal year ends (to the extent ending on or after December 31, 2017, if any), in each case together with the statements of income, cash flows and changes in stockholders equity for each of the fiscal years then ended, together with the footnotes thereto, and (b) the unaudited consolidated balance sheet and statements of income, changes in stockholders’ equity and cash flows of the Company as of and for the period ended with the most recent month end for the month that ended at least 45 days prior to the date hereof or the date of any updated Disclosure Schedule submitted in accordance with Section 2.2, as applicable (the statements referred to in clauses (a) and (b) being referred to collectively as the “Financial Statements”).  The Financial Statements (i) have been prepared from the books and records of the Company and are consistent with the books and records of the Company in all material respects, (ii) have been prepared in accordance with GAAP, consistently followed throughout the periods indicated, and (iii) present fairly, in all material respects, the consolidated financial condition, results of operations, stockholders’ equity and cash flows of the Company as of the respective dates thereof and for the periods referred to therein except that the unaudited financial statements do not contain footnotes and are subject to normal year-end adjustments.

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

Section 3.9.Absence of Changes or Events.  Between the Most Recent Balance Sheet Date and the date hereof, (a) the Company has conducted its businesses only in the Ordinary Course of Business, (b) there has occurred no Material Adverse Change, and (c) the Company has not taken any actions that, if taken after the date of this Warrant, would constitute a breach of any of the covenants set forth in Section 5.3.

Section 3.10.No Undisclosed Liabilities.  The Company does not have any Liability except for (i) Liabilities reflected or reserved against in the Most Recent Balance Sheet, (ii) Liabilities that have arisen since the date of the Most Recent Balance Sheet in the Ordinary Course of Business, (iii) Liabilities arising under any Contract entered into by the Company in the Ordinary Course of Business (other than Liabilities for any breach of such Contract occurring prior to the Warrant Exercise Closing or any indemnification obligations arising under such Contract out of acts or omissions of the Company prior to the Warrant Exercise Closing), (iv) Liabilities set forth in Section 3.10 of the Disclosure Schedule and (v) except as of the Warrant Exercise Closing, Liabilities that would not be required to be shown as a liability on a balance sheet of the Company prepared in accordance with GAAP.

Section 3.11.Assets; Personal Property.

(a)The Company is the true and lawful owner and has good and valid title to all assets purported to be owned by the Company, in each case, free and clear of all Liens, other than Permitted Liens.

(b)Section 3.11(b) of the Disclosure Schedule sets forth any Contract pursuant to which the Company leases personal property as lessee or lessor with an annual payment obligation in excess of $50,000 (the “Personal Property Leases”).  The Company has valid leasehold interests in all personal property purported to be leased by it pursuant to Personal Property Leases, in each case free and clear of all Liens, other than Permitted Liens. The personal property owned or leased by the Company constitutes all personal property necessary for the operation of the Company’s business as presently conducted and is, in the aggregate, maintained in good operating condition, reasonable wear and tear excepted, for the purposes for which it is currently being used and is located at the offices of the Company. The Company has made available to the Warrant Holder true and correct copies of all Personal Property Leases.

Section 3.12.Real Property.

(a)The Company owns no fee title to real property.

(b)Section 3.12(b) of the Disclosure Schedule lists all interests in real property leased by the Company (each, a “Leased Property”), including the name and address of the landlord.  The Company has made available to the Warrant Holder complete and accurate copies of all leases, subleases, or agreements to lease, lease guarantees, tenant estoppels, subordinations, non-disturbance, operating agreements and attornment agreements to which it is party with respect to the Leased Property.  With respect to each Leased Property, (i) subject to Permitted Liens, the Company has good and valid title to the leasehold estate relating thereto, (ii) the lease relating to such Leased Property is in writing and is valid and binding, in full force

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

and effect and enforceable against the Company and the other parties thereto, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally, (iii) the lease relating to such Leased Property will, immediately following the date of the Warrant Exercise Closing, continue to be valid and binding, in full force and effect and enforceable against the Company and the other parties thereto, in accordance with its terms as in effect on the date hereof, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally, (iv) the Company is not and to the knowledge of the Company no other party to the lease relating to such Leased Property is, in material breach or violation of, or in material default under, such lease; (v) the Company has received no written notice of any Lien, easement, covenant or other restriction applicable to such Leased Property which would reasonably be expected to materially impair the current uses or the occupancy by the Company of such Leased Property; and (vi) the Company has received no written notice that the facilities located on the Leased Property violate any zoning ordinances or similar land use requirement which would reasonably be expected to materially impair the current uses or the occupancy by the Company of such Leased Property.

Section 3.13.Contracts.

(a)Section 3.13(a) of the Disclosure Schedule lists the following Contracts that are in effect and to which the Company is a party or to which it, or any of its assets and properties, is bound and under which it has any remaining rights or obligations (each such Contract, whether or not set forth in such section of the Disclosure Schedule, a “Material Contract”):

(i)employment or consulting Contract, or any employee collective bargaining agreement or other Contract with any labor union or any Company Personnel requiring or otherwise involving payment by or to the Company of more than an aggregate of $[****] in the previous fiscal year;

(ii)Contract that limits or would, after the date of the Warrant Exercise Closing, limit the freedom of the Company or any of its Affiliates to compete in any line of business or geographic or therapeutic area or to make use of any of their Intellectual Property rights in any material respect;

(iii)Contract containing any material “non-solicitation” or “no-hire” provision that restricts the Company;

(iv)Contract (or substantially related Contracts) for the purchase or sale of products or the furnishing or receipt of services (1) calling for performance over a period of more than one year, (2) requiring or involving payment by or to the Company of more than an aggregate of $[****], (3) in which the Company has granted exclusive manufacturing rights, “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products or territory or (4) in which the Company has agreed to purchase a minimum quantity of goods or services or has agreed to purchase

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

goods or services exclusively from a certain party and is not terminable upon less than [****] days’ notice;

(v)Contract involving the disposition or acquisition of any product line, business or significant portion of the assets, properties or business of the Company, or any merger, consolidation or similar business combination transaction, whether or not enforceable;

(vi)Contract providing for capital expenditures or other purchases of material, supplies, equipment or other assets or properties in excess of $[****] (other than purchase orders for inventory or supplies in the Ordinary Course of Business);

(vii)Contract for the establishment of any joint venture, equity partnership, joint product development, strategic alliance or co-marketing arrangement;

(viii)Contract granting a third party a license or sublicense to any Company Intellectual Property, or pursuant to which the Company has been granted by a third party any license or sublicense to any Intellectual Property used or planned to be used in connection with the development, manufacture or commercialization of any Product Candidate or Product or any other material Intellectual Property, except, in each case, for standard end-user, internal use software licenses for the use of commercial “shrink-wrapped” software;

(ix)any Contract to which the Company is a party as of the date hereof relating to research services or clinical trials services in respect of products (including products under development) of the Company;

(x)any right of first refusal, right of first negotiation or right of first offer in favor of a party other than the Company;

(xi)any agency, dealer, sales representative, distribution, marketing or other similar agreement;

(xii)Contract (other than trade debt incurred in the Ordinary Course of Business) under which the Company has borrowed (or may borrow) any money from, or issued (or may issue) any note, bond, debenture or other evidence of Indebtedness to, any Person;

(xiii)Contract (including so-called take-or-pay or keepwell agreements) under which (1) any Person (excluding the Company) has directly or indirectly guaranteed or assumed Indebtedness, Liabilities or obligations of the Company or (2) the Company has directly or indirectly guaranteed or assumed Indebtedness, Liabilities or obligations of any Person (in each case other than endorsements for the purpose of collection in the Ordinary Course of Business);

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

(xiv)Contract under which the Company has made, directly or indirectly, any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company) or any Contract providing for the making of any such advance, loan, extension of credit, capital contribution or other investment;

(xv)mortgage or other Lien, other than Permitted Liens, upon any material real property, Leased Property or other assets of the Company;

(xvi)Contract providing for indemnification of any Person (other than Contracts entered into in the Ordinary Course of Business that do not provide for uncapped indemnification obligations on the Company);

(xvii)Contract for the resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute involving payments in excess of $[****];

(xviii)Contract containing any covenant not to sue, concurrent use agreement, settlement agreement, pre-rights declarations, co-existence agreement or other consent with respect to the material Company Intellectual Property;

(xix)each Company Warrant, if any; and

(xx)any other Contract involving future payments in excess of $[****].

(b)Each Material Contract is valid and binding, in full force and effect and enforceable against the Company and the other parties thereto, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally.  A true, correct and complete copy of each written Material Contract and a true, correct and complete summary of each oral Material Contract have been made available to the Warrant Holder.  There is no material violation, breach or default under any Material Contract by the Company or, to the knowledge of the Company, by any other party thereto, and, to the knowledge of the Company, no event has occurred or condition exists that with the lapse of time or the giving of notice of any default or claimed or purported or alleged default which, with notice or the lapse of time or both, would constitute a default on the part of any party in the performance or payment of any Material Contract.  No notice, waiver, consent or approval is required (or the lack of which would give rise to a right of termination, cancellation or acceleration of, or entitle any party to accelerate, whether after the giving of notice or lapse of time or both, any material obligation under the Material Contracts) under any Material Contract in connection with the execution, delivery and performance of this Warrant or the consummation of the transactions contemplated hereby.

Section 3.14.Intellectual Property.

(a)To the Company’s knowledge, the Company owns, licenses, sublicenses or otherwise possesses legally enforceable rights to use all Intellectual Property required or material to the conduct of the business of the Company as and where conducted on the date hereof and as and where currently contemplated to be conducted.  Section 3.14(a) of the

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

Disclosure Schedule sets forth a true and complete list of all Company Intellectual Property.  For each item of Company Intellectual Property listed, Section 3.14(a) of the Disclosure Schedule indicates, to the extent applicable, the title, country, inventors, application number, patent number, filing date, issue date (if issued), any continuity relationship (such as continuation, continuation-in-part, divisional) with respect to any other Patent or Patent application whether such item is in effect, expires or abandoned, and, if applicable, the license agreement pursuant to which the Company receives its license under such Company Intellectual Property.  Where jointly owned, Section 3.14(a) of the Disclosure Schedule indicates any other Person that has an interest in the Owned Intellectual Property, and the nature of the interest.  Where licensed, the Schedule indicates the identity of the licensor and the exclusive or non-exclusive nature of such license.  Complete and correct copies of all items of Company Intellectual Property have been made available by the Company to the Warrant Holder (including true and complete copies of all related license agreements, and amendments and modifications thereto).

(b)The Company owns, on an exclusive basis, free and clear of any Liens, other than Permitted Liens, or any other claims, including, without limitation, any claim of ownership or other right by any inventor on any Patent, all Owned Intellectual Property.  The Company has the legal power to convey to a successor all of its ownership and license interests in the Company Intellectual Property.  The Company has the right under the Company Intellectual Property to grant to the Warrant Holder the licenses set forth in Section 2.9(a) and Section 5.22(b), and it has not granted any license or other right under the Company Intellectual Property that is inconsistent with the licenses granted to the Warrant Holder hereunder.  For each of the Patents listed in Section 3.14(a) of the Disclosure Schedule that is Owned Intellectual Property, no Person, other than those Persons named as inventors on such Patents, is an inventor of the invention(s) claimed by such Patent.

(c)All Owned Intellectual Property has been properly assigned to the Company, and all such assignments have been properly recorded in the United States Patent and Trademark Office (“PTO”) or, if applicable, any appropriate foreign patent office.  To the Company’s knowledge, there are no facts that exist that to the Company’s knowledge would reasonably be likely to give rise to a claim by any Person relating to the ownership, licensing, infringement, validity, enforceability or use of the Owned Intellectual Property or the exclusively licensed Licensed Intellectual Property or the research, development, manufacture, commercialization, or other use of any Product Candidate or Product.

(d)Except as set forth in Section 3.14(d) of the Disclosure Schedule, the Company does not pay or receive any royalty or other profit share payments to or from anyone with respect to any Owned Intellectual Property or Licensed Intellectual Property, nor has the Company licensed (or sublicensed, with respect to Licensed Intellectual Property) anyone to use any of the Owned Intellectual Property or Licensed Intellectual Property.

(e)Section 3.14(e) of the Disclosure Schedule sets forth a true and complete list of all Contracts to which the Company is a party or by which it is bound related to any of the Owned Intellectual Property and/or Licensed Intellectual Property (each, a “Company Intellectual Property Contract”).

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

(f)There are no pending or contemplated claims to which the Company is party related to any Company Intellectual Property nor has the Company received written communication from any Person threatening the institution of any claim related to any Company Intellectual Property.  The Company has not received written notice of and there are no ongoing interferences, oppositions, reissues, reexaminations or other proceedings involving any of the Owned Intellectual Property listed in Section 3.14(a) of the Disclosure Schedule, including ex parte and post‑grant proceedings, in the PTO or in any foreign patent office or similar administrative agency.

(g)All rights of the Company in and to the Company Intellectual Property will be unaffected by the Warrant Exercise Closing and the other transactions contemplated hereunder.

(h)The Company is not subject to any Judgment with respect to, nor has it entered into or is it a party to any Contract that restricts or impairs Company’s practice of any, Owned Intellectual Property or Licensed Intellectual Property.  To the Company’s knowledge, neither the use of Owned Intellectual Property or Licensed Intellectual Property as practiced by the Company nor the contemplated manufacture, use, sale, offer to sell or import of any product currently under clinical development by the Company (including the Product Candidates and Products), infringes or would infringe upon any Intellectual Property of any third party.  To the Company’s knowledge, the conduct of the business of the Company has not (in the development, manufacture or commercialization of any Product Candidate or Product), interfered with, infringed, violated or constituted a misappropriation of any Intellectual Property of any third party.  The Company has not received any written or oral charge, complaint, claim, demand or notice alleging any such interference, infringement, violation or misappropriation (including any written or oral claim that the Company must license or refrain from using any Intellectual Property) and to the Company’s knowledge, no such claim has been threatened.

(i)The Company has not entered into any consent, indemnification, forbearance to sue or settlement agreement with respect to any Owned Intellectual Property or Licensed Intellectual Property and no claims have been asserted against the Company in writing or been otherwise threatened in writing or orally by any Person with respect to the validity or enforceability of, or the Company’s ownership of or right to use, the Company Intellectual Property and there is no basis for any such claim.

(j)To the Company’s knowledge, each item of Company Intellectual Property is valid, enforceable and has been properly maintained.

(k)To the Company’s knowledge, no third party has interfered with, infringed violated or misappropriated, or is currently interfering with, infringing, violating or misappropriating any rights under Owned Intellectual Property or exclusively Licensed Intellectual Property.

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

(l)No item of registered Company Intellectual Property has been finally judged or finally determined to be invalid or unenforceable, or has lapsed, expired or been abandoned or canceled or is the subject of cancellation or other adversarial proceeding, except as may have been allowed by the Company in the Ordinary Course of Business.  The Company has timely made all filings and paid all fees required to be paid or filed in connection with the continued prosecution of the Mark or Patent applications listed in Section 3.14(a) of the Disclosure Schedule, except as may have been allowed by the Company in the Ordinary Course of Business.

(m)The Company has taken commercially reasonable precautions to maintain the confidentiality of all the Company’s trade secrets and other proprietary and confidential information including Know-How.  Company trade secrets and other proprietary and confidential information and materials, including chemical or biologic materials, has been maintained in confidence in accordance with the protection procedures customarily used by companies in the same industry as the Company to protect rights of like importance except with respect to any such information disclosed in the issued Company Patents or published patent applications within the Company Patents.  The Company has not breached in any material respect any agreements of non-disclosure or confidentiality to which it is a party, and has not received notice of any claim or allegation of any such breach.  All former and current Company Personnel who have contributed to or participated in the conception or development of any Owned Intellectual Property have executed and delivered to the Company a confidentiality agreement restricting such Person’s right to disclose and use proprietary information and materials of the Company.  All former and current Company Personnel either (i) have been party to a “work‑for‑hire” Contract with the Company, in accordance with applicable Law, that has accorded the Company the sole and exclusive ownership of all tangible and intangible property arising in the course of such Company Personnel’s services on behalf of the Company or (ii) have executed appropriate instruments assigning, or agreements to assign, to the Company the sole and exclusive ownership of all Intellectual Property conceived during the course of their employment by the Company.  To the knowledge of the Company, no former or current Company Personnel has any claim against the Company in connection with such Person’s involvement in the conception and development of any Owned Intellectual Property and no such claim has been asserted or threatened.  To the Company’s knowledge, no former or current Company Personnel has any Patents issued or applications pending for any device, process, design or invention of any kind that is now used or needed by the Company in the furtherance of its current business operations, which Patents or applications have not been assigned to the Company, with such assignment duly recorded in the PTO.

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

Section 3.15.Litigation.  There is no Legal Proceeding that is pending or, to the knowledge of the Company, threatened against the Company (or any directors, officers, agents or employees of the Company in their capacity as such), or any material assets or properties of the Company.  There are no Judgments outstanding against the Company (or any directors, officers, agents or employees of the Company in their capacity as such), or any material assets or properties of the Company.  Since the incorporation of the Company, there has not been any Legal Proceeding naming the Company that (a) resulted in a Judgment against or settlement by the Company (whether or not such Judgment or settlement was paid, in whole or in part, by an insurer of the Company or other third party), (b) resulted in any equitable relief or (c) relates to the Warrant Exercise Closing and the other transactions contemplated by the Warrant.  There is no material Legal Proceeding pending by the Company or which the Company has considered initiating, against any other Person.

Section 3.16.Taxes. Except as set forth in Section 3.16 of the Disclosure Schedule:

(a)All Tax Returns of or with respect to the Company that are required to have been duly and timely filed have been duly and timely filed with the appropriate Taxing Authority.  All such Tax Returns have been prepared in material compliance with all Tax Laws and are and were true, correct and complete in all respects.  All Taxes owed by the Company (whether or not shown as due and payable on Tax Returns) have been timely paid in full.

(b)All Taxes that the Company has been required to deduct, collect or withhold in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, have been duly and timely deducted, collected or withheld and have been duly and timely paid to the appropriate Taxing Authority, and the Company has complied with all associated reporting and record keeping requirements.

(c)No dispute, audit, investigation, proceeding or claim concerning any Liability for Taxes or Tax Returns of the Company has been raised by a Taxing Authority and no such dispute, audit, investigation, proceeding, or claim is threatened, pending, being conducted, or claimed.  The Company has made available to the Warrant Holder true, correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by the Company since the date of its incorporation.

(d)The Company has not received any written notice of deficiency, assessment or underpayment of Taxes or of adjustment of any Tax items and there is no proposed deficiency, assessment or adjustment from any federal, state, local or other Taxing Authority which could affect the Company.

(e)There are no Liens for Taxes (other than statutory liens for current Taxes not yet due and payable) on any of the assets and properties of the Company.

(f)No claim has ever been made by a Taxing Authority, in a jurisdiction where the Company does not file Tax Returns or does not pay Taxes, that the Company is (or may be) required to file Tax Returns in or be subject to Tax by that jurisdiction.

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

(g)No agreement or arrangement extending, or having the effect of extending, the period of assessment or collection of any Taxes payable by the Company is in effect, and the Company is not the beneficiary of any extension of time within which to file any Tax Return.  There is no power of attorney given by or binding upon the Company with respect to Taxes or Tax Returns.  No closing agreements, private letter rulings, technical advice memorandum or similar agreements or rulings relating to Taxes have been entered into or issued by any Taxing Authority with or in respect of the Company.

(h)The unpaid Taxes of the Company for all Pre-Closing Tax Periods as of the end of the day on the date of the Warrant Exercise Closing shall not exceed the amount of Taxes included as a liability in the calculation of Closing Date Cash and Liabilities Amount, as finally determined.

(i)The unpaid Taxes of the Company did not (i) as of the Most Recent Balance Sheet Date exceed the reserve for Taxes (excluding any reserve for Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet as of such date (rather than in any notes thereto) (audited, if available), and (ii) will not, as of the date of the Warrant Exercise Closing, exceed that reserve as adjusted for the passage of time through the date of the Warrant Exercise Closing in accordance with the past practice of the Company in filing its Tax Returns.  Since the Most Recent Balance Sheet Date, the Company has not incurred any liability for Taxes outside the Ordinary Course of Business.

(j)Unless approved by the Warrant Holder with respect to arrangements after the date of this Warrant, which approval will not be unreasonably withheld, the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for federal income Tax purposes for any Post-Closing Tax Period as a result of any (i) change in method of accounting or invalid method of accounting for a Pre-Closing Tax Period, (ii) installment sale or open transaction disposition made in a Pre-Closing Tax Period, (iii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Tax Law) executed during a Pre-Closing Tax Period, (iv) deferred intercompany gain or excess loss account described in Treasury Regulations under Code Section 1502, (v) election under Code Section 108(i), or (vi) prepaid amount received or paid in, or deferred revenue existing in, a Pre-Closing Tax Period.  There is no income of the Company that will be required under applicable domestic or foreign Tax Law to be reported by the Company or any of its Affiliates in a Post-Closing Tax Period which Taxable income was realized in (or reflects economic income arising from) a Pre-Closing Tax Period.

(k)The Company is not, and has never been within the applicable period set forth in Code Section 897(c)(1)(A)(ii), a “United States real property holding corporation” within the meaning of Code Section 897.

(l)The Company is not, and has never been, a member of an affiliated group of corporations filing a consolidated federal income Tax Return.  The Company has no Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or comparable provision of domestic or foreign Tax Law), as a transferee or successor, by Contract, or otherwise.

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

(m)The Company has not constituted a “distributing corporation” or a “controlled corporation” in a distribution qualifying or purported to qualify for nontaxable treatment (in whole or in part) under Code Section 355(a) or under analogous provisions of domestic or foreign Tax Law.

(n)The Company is not, and has never been, a “passive foreign investment company” as defined in Code Section 1297(a) or a “personal holding company” as defined in Code Section 542(a).  The Company does not have an office, fixed place of business, or “permanent establishment” in, is engaged in business in, or is required to file Tax Returns or pay Taxes in, any non-U.S. country.

(o)The Company is not a party to, or otherwise bound by or subject to, any Tax sharing, allocation or indemnification or similar agreement, provision or arrangement.

(p)The Company is not a party to any joint venture, partnership or other arrangement or Contract which could be treated as a partnership for Tax purposes.

(q)The Company does not own any property of a character, the indirect transfer of which, pursuant to the transactions contemplated in this Warrant, would give rise to any Transfer Taxes.

(r)The Company has not been a party to a transaction that is a “reportable transaction” as such term is defined in Treasury Regulations Section 1.6011-4(b) or any “tax shelter” within the meaning of Code Section 6662, or any other transaction requiring analogous disclosure on the basis of “tax shelter”, questionable tax avoidance or similar grounds under provisions of domestic or foreign Tax Law other than the Code.

(s)Since December 31, 2015, the Company has not made, changed or revoked any Tax election; made any change (or filed for or requested any change) in any method of Tax accounting; filed any amended Tax Return; settled or compromised any Tax liability or issue raised in connection with any Tax Return; voluntarily approached any taxing authority in respect of prior year Taxes (including through any voluntary disclosure process); consented to any claim or assessment related to any Taxes; or entered into any closing or other agreement (including an extension or waiver of any statute of limitations) with any Taxing Authority with respect to any Taxes or Tax Returns.

(t)Section 3.16(t) of the Disclosure Schedule sets forth the following information, to the knowledge of the Company, with respect to the Company as set forth on the Company’s Tax returns for the most recently ended fiscal year: (i) net operating loss carryovers, alternative tax net operating loss carryovers, business credit carryforwards, credit for prior year minimum tax, and unused foreign tax credits, and (ii) the Company’s good faith determination of any ownership change that has occurred prior to the date of the Warrant Exercise Closing for purposes of Section 382 of the Code.

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

Section 3.17.Insurance.  Section 3.17 of the Disclosure Schedule contains a complete and accurate list of all policies of fire, liability, workers’ compensation, title and other forms of insurance held by or otherwise maintained by the Company, and the Company has heretofore made available to the Warrant Holder a complete and accurate copy of all such policies.  All such policies (or substitute policies with substantially similar terms and underwritten by insurance carriers with substantially similar or higher ratings) are valid and subsisting and in full force and effect in accordance with their terms, all premiums with respect thereto covering all periods up to and including the date of delivery of the applicable Disclosure Schedule have been paid, and no notice of cancellation or termination (or any other threatened termination) has been received by the Company with respect to any such policy.  Such policies are sufficient for material compliance by the Company with (i) all requirements of applicable Law and (ii) all Contracts to which the Company is a party, and the Company has complied in all material respects with the provisions of each such policy under which it is an insured party.  The Company is not in default under any of such insurance policies and there exists no event, occurrence, condition or act which, with the giving of notice or lapse of time, would become a default thereunder.  The Company has not been refused any insurance or suffered the cancellation of any insurance with respect to the assets, properties or operations of the Company by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance, during the last two (2) years.  There are no pending or threatened claims under any insurance policy.

Section 3.18.Benefit Plans.

(a)Section 3.18(a) of the Disclosure Schedule contains a complete and correct list of all: (i) “employee benefit plans,” within the meaning of Section 3(3) of ERISA, as amended, and the rules and regulations thereunder; (ii) bonus, compensation, stock option, stock purchase, Restricted Stock, equity or equity-based compensation, stock appreciation rights, phantom stock, incentive, fringe benefit, voluntary employees’ beneficiary associations under Section 501(c)(9) of the Code, profit-sharing, commission, pension, retirement, deferred compensation, day or dependent care, legal services, cafeteria, medical, life insurance, dental, vision, disability, workmen’s compensation or other insurance, accident, salary continuation, severance, accrued leave, vacation, sick pay, sick leave, supplemental retirement, unemployment and welfare benefit plans, programs, arrangements, commitments and/or practices (whether or not insured); and (iii) employment, consulting, services agreement, termination, change in control, retention, and severance Contracts; for active, retired or former employees, directors or officers (or under the name of Persons controlled by any of them), whether or not any such plans, programs, arrangements, commitments, contracts, agreements and/or practices (referred to in (i), (ii) or (iii) above) are in writing; that have been established, maintained or contributed to (or with respect to which an obligation to contribute has been undertaken) or with respect to which any potential Liability is borne by the Company (including, for the purpose of this Section 3.18(a), (A) any predecessors to the Company and (B) any person that for purposes of Title I and Title IV of ERISA and Section 412 of the Code would be deemed at any relevant time to be a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (an “ERISA Affiliate”)), since January 1, 2006 (collectively, the “Plans”).

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

(b)Neither the Company nor any ERISA Affiliate currently sponsors, contributes to, maintains or has any liability (whether contingent or otherwise) under (A) a Plan that is or was subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, nor have any of them ever done so or (B) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), nor have any of them ever done so.

(c)All Plans have been administered and operated in material compliance with their terms and with all requirements of applicable Law, including ERISA and the Code.  No event or omission has occurred which would cause any Plan to fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including, without limitation, Code Sections 105 and 125).  Each Plan intended to be qualified under Section 401(a) of the Code (including each related trust intended to be exempt from taxation under Section 501(a) of the Code) is so qualified and has received a current favorable IRS determination letter or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS.  Since the date of each such determination letter or opinion letter, no event has occurred and no condition exists that would result in the revocation of any such determination letter or opinion letter or that would adversely affect the qualified status of any such Plan (or the tax-exempt status of any such trust).  None of the Plans provide for post-employment or retiree health, life insurance and/or other welfare benefits (except as required by Section 4980B of the Code) nor have unfunded Liabilities, and the Company has no obligation to provide any such benefits to any retired or former employees or active employees following such employees’ retirement or termination of service. No non-exempt prohibited transactions (within the meaning of Section 4975 of the Code or 406 of ERISA) have occurred that are reasonably expected to give rise, directly or indirectly, to material Liability to the Company.

(d)Each Plan may be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by applicable Law without material Liability to the Company.  The Company does not have any commitment, intention or understanding to create, modify or terminate any Plan.  No event has occurred and no condition or circumstance has existed that could result in a material increase in the benefits under or the expense of maintaining any Plan as compared to the level of benefits or expense incurred for the most recently ended fiscal year of the Company.

(e)The Company has classified correctly all individuals who have performed services for them, under each Plan, ERISA and the Code and other applicable Law as common law employees, independent contractors or leased employees.

(f)Other than routine claims for benefits made in the Ordinary Course of Business, there are no pending claims, investigations or causes of action and no claims, investigations or causes of action are threatened, against any Plan or fiduciary of any such Plan by any participant, beneficiary or Governmental Entity, and there is no basis to anticipate that any such claims will be made.  There are no inspections or audits pending to be resolved or implemented by any Governmental Entity to verify compliance relating to any Plan or term and condition of employment.  No Plan or any fiduciary thereof has been the direct or indirect subject of an audit, investigation or examination by any Governmental Entity.

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

(g)The Company does not maintain or have any obligation to contribute to any “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code or other funding arrangement for the provision of welfare benefits.  The Company does not maintain any Plan which is (i) a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code or Section 607(1) of ERISA) that has not been administered and operated in all respects in material compliance with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code or (ii) a “group health plan” (as defined in 45 Code of Federal Regulations Section 160.103) that has not been administered and operated in all respects in material compliance with the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder, and the Company is not subject to any Liability, including additional contributions, fines, Taxes, penalties or loss of Tax deduction as a result of such administration and operation.  No Plan which is such a group health plan is a “multiple employer welfare arrangement,” within the meaning of Section 3(40) of ERISA.  Each Plan that is intended to meet the requirements of Section 125 of the Code meets such requirements, and each program of benefits for which employee contributions are provided pursuant to elections under any Plan meets the requirements of the Code applicable thereto.  The Company does not maintain any Plan which is an “employee welfare benefit plan” (as such term is defined in Section 3(1) of ERISA) that has provided any “disqualified benefit” (as such term is defined in Section 4976(b) of the Code) with respect to which an excise Tax could be imposed.  Each Plan subject to the Patient Protection and Affordable Care Act, as modified by the Health Care and Education Reconciliation Act (“PPACA”), and related regulations and guidance, has been operated in material compliance therewith and has been timely amended, if required, to reflect the requirements of PPACA.

(h)Full payment has been timely made of all amounts which the Company is required, under applicable Law or under any Plan, applicable collective bargaining agreement or any Contract relating to any Plan to which the Company is a party, to have paid as contributions or premiums thereto as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof and such contributions or premiums have been timely deposited into the appropriate trusts or accounts.  All contributions and premiums have been fully deducted for income Tax purposes and no such deduction has been challenged or disallowed by any Governmental Entity and no event has occurred and no condition or circumstance has existed that could give rise to any such challenge or disallowance.  The Company has either contributed or made adequate provision for reserves to meet contributions and premiums and any other Liabilities that have not been paid or satisfied because they are not yet due under the terms of any Plan, applicable Law or related Contracts.  Benefits under all Plans are as represented and have not been increased subsequent to the date as of which documents have been made available to the Warrant Holder.  The Company does not have any unfunded Liabilities pursuant to any Plan that is not intended to be qualified under Section 401(a) of the Code.

(i)Each Plan (including each non-qualified deferred compensation arrangement) has been maintained in material compliance with all applicable requirements of federal and state income Tax and securities Laws including (if applicable) the requirements that the offering of interests in such Plan be registered under the Securities Act of 1933 or state “Blue Sky” laws.  No Plan or other Company agreement, policy or arrangement violates Section 409A of the Code.  All stock options and stock appreciation rights granted by the Company after October 3, 2004, or

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

which vest or vested (in whole or in part) after December 31, 2004, have (or, if already terminated, had) an exercise price that was not less than the fair market value of the underlying stock as of the date such option or right was granted.

(j)Neither the execution and delivery of the Warrant, the consummation of the transactions contemplated thereby nor the conduct of the business of the Company by the Company Personnel (either alone or in combination with any other event) will (i) terminate or modify, or give a third person a right to terminate or modify, the provisions or terms of any Plan, policy, or employment contract, arrangement or commitment or (ii) result in any payment or benefits (whether of severance pay or otherwise) or any acceleration of, vesting of or increase in payments or benefits to any employee or former employee or director of, or other present or former provider of services to, the Company.  No Plan provides for the payment of severance, termination, change-in-control or any similar type of payments or benefits.  The Company has not made any payments, or has been a party to any contractual obligation that could result in making payments, that have resulted, or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or the imposition of an excise Tax under Section 4999 or that were or would not be deductible under Sections 162 or 404 of the Code, or that would be required to be included by any current or former employee, officer, director or independent contract of the Company gross income under Section 409A of the Code.

(k)The Company has made available to the Warrant Holder true and complete copies of all material documents in connection with each Plan, including (where applicable): (i) all documents embodying or governing such Plans as in effect on the date hereof, together with all amendments thereto, including, in the case of any Plan not set forth in writing, a written description thereof; (ii) all current summary Plan descriptions, summaries of material modifications, and material communications; (iii) all current trust agreements, declarations of trust and other documents establishing other funding arrangements (and all amendments thereto and the latest financial statements thereof); (iv) the most recent IRS determination letter, if any, obtained with respect to each Plan intended to be qualified under Section 401(a) of the Code or exempt under Section 501(a) or 501(c)(9) of the Code; (v) the annual report on IRS Form 5500 for each of the last two (2) years for each Plan required to file such form, with all applicable schedules and accountants’ opinions attached thereto; (vi) all Contracts relating to each Plan, including service provider agreements, insurance contracts (including any fiduciary liability insurance policy or fidelity bond), annuity contracts, investment management agreements, subscription agreements, participation agreements, and recordkeeping agreements and collective bargaining agreements; (vii) the three most recent annual ADP/ACP nondiscrimination tests for any Plan intended to be qualified under Section 401(k) of the Code; (viii) any registration statement or other filing made pursuant to federal or state securities Law; (ix) all correspondence to and from any Governmental Entity with respect to the Plans; and (x) all minutes with respect to the meetings of each Plans’ administrative committee or plan administrator.

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

Section 3.19.Employee and Labor Matters.

(a)There is no (i) strike, work slowdown, lockout, work stoppage, or picketing with respect to employees of the Company pending or threatened against or affecting the Company, and there have been no such troubles, (ii) grievance or arbitration proceeding arising out of collective bargaining agreements to which the Company is a party, including any claim for the management and administration of a collective bargaining agreement, (iii) collective labor dispute, notice of infraction, assessment, administrative labor proceeding, individual labor claim, or any other labor dispute pending, or threatened against or affecting the Company (iv) unfair labor practice complaint pending or threatened against the Company, (v) collective bargaining agreement, collective bargaining convention, or other labor union Contract to which the Company is a party, or otherwise subject, (vi) employee of the Company who is represented by a union, (vii) activity or proceeding of any labor union to organize any employees of the Company, and no demand for recognition of employees of the Company has been made by, or on behalf of, any labor union, or (viii) petition that has been filed or proceedings instituted by an employee or group of employees of the Company with any labor relations board seeking representation of a bargaining representative.

(b)The Company is and has been in compliance in all material respects with all applicable Laws regarding employment and employment practices, terms and conditions of employment, including but not limited to wages and hours, the classification of employees and independent contractors, and payment of mandatory benefits, and is not engaged in any unfair labor practice.

(c)There are no claims, investigations or causes of actions pending nor threatened against the Company with respect to any employee of the Company requesting severance, reinstatement, back salaries or pay or any other additional compensation as a direct or indirect result of a wrongful termination or termination with cause or alleged wrongful termination or termination with cause.

(d)The Company has not, since the date of its incorporation, taken any action that would constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment Retraining and Notification (“WARN”) Act or would otherwise trigger notice requirements or liability under any state, local or foreign plant closing notice Law.  No arbitration order, court decision, governmental order, or Material Contract to which the Company is a party or is subject in any way limits or restricts the Company from relocating or closing any of the operations of the Company.

(e)Section 3.19(e) of the Disclosure Schedule contains a complete and correct list, as of the date hereof, of each employee of the Company, his or her current rate of annual base salary or current wages, bonus target for the current fiscal year of the Company, job title, employment status, work location, credited service date and date of hire.  No current executive or key employee has given notice of termination of employment or otherwise disclosed plans to terminate employment with the Company.

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

(f)To the knowledge of the Company, no officer or director of the Company is, and no other employee of the Company is, a party to or bound by any Contract, license, or covenant of any nature (other than a Contract with the Warrant Holder or any Affiliate), or subject to any Judgment of any Governmental Entity, that may materially interfere with the use of such Person’s efforts to promote the interests of the Company, conflict with the business of the Company or the Warrant Exercise Closing and the other transactions contemplated by this Warrant, or that would reasonably be expected to result in a Material Adverse Change.  To the knowledge of the Company, no activity of any employee of the Company as or while an employee of the Company has caused a material violation of any employment Contract, confidentiality agreement, Patent disclosure agreement, or other Contract.

Section 3.20.Environmental Matters.  In the five (5) year period prior to the date hereof, the Company has complied in all material respects with all, and is not in violation in any material respect of any, applicable Environmental Laws.  The Company is in material compliance with all permits and approvals required for its operations pursuant to applicable Environmental Laws.  No property (including soils, groundwater, surface water, buildings or other structures) currently owned or operated by the Company has been contaminated with any Hazardous Material.  No property (including soils, groundwater, surface water, buildings or other structures) formerly owned or operated by the Company was contaminated with any Hazardous Material on or prior to such period of ownership or operation.  The Company is not subject to any liability for Hazardous Material disposal or contamination on any third party property.  The Company is not subject to any order, decree, injunction or other material arrangement with any Governmental Entity or any material indemnity or other material Contract with any third party relating to liability under any Environmental Law.  None of the properties of the Company contains any underground storage tanks, asbestos-containing material, lead products, or polychlorinated biphenyls.  The Company has not released any Hazardous Material into the environment except (i) in material compliance with Law or (ii) in an amount or concentration that would not reasonably be expected to give rise to any material liability or obligation under any Environmental Law.  Copies of all environmental reports, studies, assessments, sampling data and other environmental information in the possession of the Company relating to the Company or any real property currently or formerly occupied or operated in connection with the business of the Company have been made available to the Warrant Holder.  The Company has not received any written notice, demand, letter, claim or request for information from any Governmental Entity or other Person indicating that it may be in violation of or subject to liability under any Environmental Law or regarding any actual, alleged, possible or potential liability arising from or relating to the presence, generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, Release, emission or disposal of any Hazardous Material used by the Company.  No Lien or “superlien” has been placed on any site owned or operated by the Company pursuant to CERCLA or any similar state, local or federal Law.  The representations and warranties contained in this Section 3.20 shall constitute the Company’s sole representations and warranties with respect to environmental matters.

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

Section 3.21.State Takeover Statutes.  The Board of Directors of the Company has unanimously approved the terms of this Warrant and the consummation of the transactions contemplated by this Warrant and such approval represents all the actions required to render inapplicable to this Warrant and to the transactions contemplated by this Warrant, the restrictions on “business combinations” set forth in Section 203 of the General Corporation Law of the State of Delaware, to the extent such restrictions would otherwise be applicable to this Warrant and the transactions contemplated by this Warrant.  As of the date hereof, no other state takeover statute or similar statute or regulation applies to this Warrant or the transactions contemplated by this Warrant or Redemption Provisions.

Section 3.22.Relationships with Suppliers.  Since the date of the Company’s incorporation and prior to the date hereof, no supplier or licensor of the Company that is material to the Company has canceled or otherwise terminated, or provided written notice to the Company of its intent, or to the knowledge of the Company threatened, to terminate, its relationship with the Company.

Section 3.23.Transactions with Affiliates.  Section 3.23 of the Disclosure Schedule describes any transaction, since the date of the Company’s incorporation and prior to the date hereof, between the Company, on the one hand, and any holder of Company Capital Stock (other than the Warrant Holder or any of its Affiliates), on the other hand, other than any employment Contract, Contract not to compete with the Company, Contract to maintain the confidential information of the Company, or Contract assigning Intellectual Property rights to the Company.  For purposes of avoiding confusion, the word “transaction” in the preceding sentence shall mean any “transaction” of the type described in Item 404 of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (without regard to the amount involved in such transaction, and without regard to the Company’s not being subject to such regulation).  No Affiliate of the Company (other than, with respect to clause (a) of this sentence, NCH):  (a) owns or has any interest in any property (real or personal, tangible or intangible), Owned Intellectual Property, Licensed Intellectual Property or Contract used in or pertaining to the business of, the Company, (b) has any claim or cause of action against the Company, or (c) owes any money to, or is owed any money by (other than, with respect to any Affiliate who is an employee of the Company, wages payable in the Ordinary Course of Business), the Company.  Ownership of securities of a Person whose securities are registered under the Securities Exchange Act of 1934, as amended, of 1% or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 3.23.

Section 3.24.Brokers.  Except as disclosed in Section 3.24 of the Disclosure Schedule, the Company has no Liability to any investment banker, broker, finder, consultant or intermediary in connection with the Warrant or the transactions contemplated hereunder.

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

Section 3.25.Anticorruption Matters.

(a)Neither the Company nor, to the knowledge of the Company, any of the Representatives of the Company acting on its behalf has, directly or indirectly, (x) taken any action in violation of any applicable anticorruption Law, including the U.S. Foreign Corrupt Practices Act (“FCPA”) (15 U.S.C. § 78 dd-1 et seq.), or (y) offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any Public Official, for purposes of (A) influencing any act or decision of any Public Official in his or her official capacity; (B) inducing such Public Official to do or omit to do any act in violation of his lawful duty; (C) securing any improper advantage; or (D) inducing such Public Official to use his or her influence with a Governmental Entity, or commercial enterprise owned or controlled by any Governmental Entity (including state-owned or controlled veterinary or medical facilities), in order to assist the Company, or any Person related to the Company, in obtaining or retaining business.

(b)None of the Representatives of the Company are themselves Public Officials.

(c)There have been no false or fictitious entries made in the books or records of the Company relating to any payment that the FCPA prohibits, and the Company has not established or maintained a secret or unrecorded fund for use in making any such payments.

(d)The Company does not have knowledge of any pending issues with respect to violation of any applicable anticorruption Law, including the FCPA, relating to the Company.

(e)The Company has, or will have within ninety (90) days following the date of this Warrant, ethics policies that address and prescribe compliance with applicable anticorruption Laws, including the FCPA.

Section 3.26.Export Controls and Sanctions Matters.

(a)Neither the Company nor, to the knowledge of the Company, any of the Representatives of the Company acting on its behalf has, directly or indirectly, taken any action in material violation of any applicable export control Law, trade or economic sanctions Law, or antiboycott Law, in the United States or any other jurisdiction, including:  the Arms Export Control Act (22 U.S.C.A. § 2278), the Export Administration Act (50 U.S.C. App. §§ 2401-2420), the International Traffic in Arms Regulations (22 C.F.R. 120-130), the Export Administration Regulations (15 C.F.R. 730 et seq.), the Office of Foreign Assets Control Regulations (31 C.F.R. Chapter V), the Customs Laws of the United States (19 U.S.C. § 1 et seq.), the International Emergency Economic Powers Act (50 U.S.C. § 1701-1706), the U.S. Commerce Department antiboycott regulations (15 C.F.R. 560), the U.S. Treasury Department antiboycott requirements (26 U.S.C. § 999), any other export control regulations issued by the agencies listed in Part 730 of the Export Administration Regulations, or any applicable non-U.S. Laws of a similar nature.

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

(b)Neither the Company nor, to the knowledge of the Company, any of the Representatives of the Company acting on its behalf, is listed on the U.S. Office of Foreign Assets Control “Specially Designated Nationals and Blocked Persons” or any other similar list.

(c)The Company has, or will have within ninety (90) days following the date of this Warrant, ethics policies that address and prescribe compliance programs appropriate to ensure compliance with the Laws identified in this Section 3.26.

Article 4
WARRANT HOLDER REPRESENTATIONS AND WARRANTIES

The Warrant Holder represents and warrants to the Company that (i) except as disclosed by the Warrant Holder in the Warrant Holder Disclosure Schedule delivered on the date hereof, the following statements are true, correct and complete as of the date hereof and (ii) except as disclosed by the Warrant Holder in an updated Warrant Holder Disclosure Schedule, the following statements are true, correct and complete as of the date of delivery of such updated Warrant Holder Disclosure Schedule.

Section 4.1.Organization and Standing.  The Warrant Holder is (a) a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, (b) has all requisite corporate power and authority required to enable it to use its corporate or other name and to own or lease or otherwise hold and operate its assets and properties and to carry on its business as now being conducted and (c) is duly qualified, licensed or registered to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification, licensing or registration required (except where such failure to be so qualified, licensed or registered would not reasonably be expected to be materially adverse to the Warrant Holder).  The Warrant Holder is not in material violation of its Constitutive Documents.

Section 4.2.Power and Authority; Binding Agreement.

(a)The Warrant Holder has all requisite corporate power and authority to execute and deliver this Warrant and to consummate the actions contemplated by this Warrant and the Certificate of Incorporation.  The execution and delivery by the Warrant Holder of this Warrant and the consummation by the Warrant Holder of the other actions contemplated by this Warrant and the Certificate of Incorporation have been duly authorized by all required corporate action on the part of the Warrant Holder, and no other corporate proceedings on the part of the Warrant Holder are required other than the filing of a premerger notification and report form under the HSR Act and any applicable foreign competition, merger control, antitrust or similar Law, if required.  This Warrant has been duly executed and delivered by the Warrant Holder and, assuming due authorization, execution and delivery by the other parties thereto, constitutes a valid and binding obligation of the Warrant Holder, enforceable against the Warrant Holder in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and general principles of equity.

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

(b)The execution, delivery and performance of this Warrant by the Company and the consummation by the Warrant Holder of the actions contemplated by this Warrant do not and will not, with or without the passage of time or the giving of notice or both, (i) violate, conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under (A) the Warrant Holder’s Constitutive Documents, (B) any Contract of the Warrant Holder, or (C) any provision of Law (except where such violation, conflict or breach under (B) or (C) above would not reasonably be expected to prevent or delay or impair in any material respect the ability of the Warrant Holder to perform its obligations hereunder), (ii) violate any Law or Judgment applicable to the Warrant Holder, other than any such breaches, defaults or violations that individually or in the aggregate are not likely to impair in any material respect the ability of the Warrant Holder to perform its obligations under this Warrant, or prevent or materially impede or delay the consummation of the Warrant Exercise Closing or any of the other transaction contemplated hereunder, or (iii) result in the creation of any Lien, security interest, charge or encumbrance upon any of the properties or assets of the Warrant Holder (except where such Lien, security interest, charge or encumbrance would not reasonably be expected to result in a change materially adverse to the Warrant Holder).

(c)No consent, approval, qualification, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to the Warrant Holder in connection with the execution and delivery by the Company of this Warrant and the consummation by the Warrant Holder of the transactions contemplated by this Warrant or the compliance by the Warrant Holder with the provisions of this Warrant, except for (i) the filing of a premerger notification and report form under the HSR Act, and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under the HSR Act or any other applicable competition, merger control, antitrust or similar Law and (ii) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made individually or in the aggregate would not impair in any material respect the ability of the Warrant Holder to perform its obligations under this Warrant or prevent or materially impede or delay the consummation of the transactions contemplated hereunder.

Section 4.3.Brokers.  The Warrant Holder has not employed or entered into any Contract with any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Warrant, pursuant to which the Company could be liable for the fee or commission of such investment banker, broker, finder, consultant or intermediary, or for any similar fee or commission in connection with this Warrant or the other transactions contemplated hereunder.

Section 4.4.Accredited Investor.  The Warrant Holder is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

Section 4.5.Experience.  The Warrant Holder has sufficient knowledge and experience in investments of the type contemplated by this Warrant that it is capable of understanding and evaluating the merits and risks of this investment.

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

Section 4.6.Investment.  The Warrant Holder is acquiring this Warrant, the Class G Preferred Stock and the Shares issuable if the Warrant Holder elects to exercise this Warrant for its own account, for investment and not for, with a view to, or in connection with, any sale or distribution thereof within the meaning of the Securities Act.

Section 4.7.Litigation.  As of the date hereof, there is no Legal Proceeding pending before any Governmental Entity, or, to the knowledge of the Warrant Holder, threatened against the Warrant Holder or any of its Affiliates or any of their respective properties, which questions or challenges the validity of this Warrant or the consummation of the transactions contemplated hereunder.  There is no Judgment against the Warrant Holder or any of its Affiliates or to which the Warrant Holder or any of its Affiliates is subject that would be reasonably likely to prevent, enjoin, or materially alter or delay the Warrant Exercise Closing or any of the transactions contemplated hereunder.

Section 4.8.Sufficient Funds.  The Warrant Holder has sufficient funds to enable it to make all payments required to be made by it under this Warrant (assuming Warrant Exercise Closing).

Article 5
COVENANTS

Section 5.1.Data Trigger Notification.  Within [****] days following the Trigger Event, the Company shall deliver to the Warrant Holder a written notice confirming the occurrence of the Trigger Event and attaching, sending, or providing access to an electronic copy of the Triggering Data (a “Data Trigger Notification”).

Section 5.2.Diligence During the Warrant Period.  The Company’s goal during the Warrant Period will be to conduct the Development Program as described in the Development Plan and Budget.  During the Warrant Period, the Company shall use Commercially Reasonable Efforts to conduct and complete the Development Plan and Budget.  Notwithstanding the foregoing, [****].

Section 5.3.Conduct of Business.

(a)During the Warrant Period, the Company shall, except as expressly permitted by the terms of this Warrant or as approved by the Warrant Holder (such approval not to be unreasonably withheld, conditioned or delayed), (i) conduct its business in the Ordinary Course of Business, (ii) use Commercially Reasonable Efforts to keep its physical assets in good working condition, (iii) use Commercially Reasonable Efforts to preserve its rights in all material Owned Intellectual Property and material Licensed Intellectual Property, (iv) use Commercially Reasonable Efforts to maintain good working relationships with the Company’s material lenders, creditors, lessors, lessees, licensors, licensees, employees, contractors, distributors, developers, vendors, clients, customers, suppliers or other Persons having a material business relationship with the Company, (v) use Commercially Reasonable Efforts to comply in all material respects with all applicable Laws and obligations under any material Contracts of the Company, and (vi) use Commercially Reasonable Efforts to ensure that no Contracts entered into by the Company contain any provisions preventing the Warrant Holder from reviewing such Contracts and any data created pursuant to such Contracts in connection with its rights under this Warrant.

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

(b)Without limiting the generality of Section 5.3(a), except as approved by the Warrant Holder (such approval not to be unreasonably withheld, conditioned or delayed), during the Warrant Period, the Company shall not:

(i)amend its Constitutive Documents in a manner that is materially adverse to the Warrant Holder or otherwise has any adverse effect on the terms of this Warrant (it being understood that any amendment to the Redemption Provisions will be deemed to have an adverse effect on the terms of this Warrant, and it being further understood that this Section 5.3(b)(i) does not prohibit any amendment to the Certificate of Incorporation of the Company for the sole purpose of authorizing additional shares of an existing series of preferred stock or creating a new series of preferred stock to be sold and issued in connection with a bona fide equity financing as contemplated by, and subject to, Section 5.3(b)(v), as long as such amendment is not otherwise materially adverse to the Warrant Holder or otherwise has any adverse effect on the terms of this Warrant);

(ii)except as otherwise provided in Section 5.3(b)(ii) of the Disclosure Schedule, declare, set aside or pay any dividend on, or make any other distribution (whether in cash, stock or property) in respect of, any Company Capital Stock to holders of Company Capital Stock from time to time outstanding;

(iii)except as otherwise provided in Section 5.3(b)(iii) of the Disclosure Schedule, split, combine or reclassify any Company Capital Stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock except in connection with a financing permitted by Section 5.3(b)(v);

(iv)purchase, redeem or otherwise acquire any shares of Company Capital Stock, or any option, warrant, call or right relating to such shares, interests or other securities (including any Company Stock Options), other than (x) in connection with the conversion or exercise of any outstanding option, warrant, call or other such right, (y) any repurchase of Company Common Stock upon a termination of the employment of any Company Personnel, pursuant to a right of repurchase in favor of the Company in any Contract to which the Company and such Company Personnel are each a party and for a per share purchase price not in excess of the fair market value of such shares of Company Common Stock at the time of any such repurchase, or (z) any acquisition of Company Common Stock upon the forfeiture of unvested Restricted Stock in accordance with its terms;

(v)issue, grant, deliver or sell, pledge, transfer or permit to be transferred, or otherwise encumber or dispose of, any shares of Company Capital Stock, or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire or receive, any such shares, interests or other securities or any stock appreciation rights, phantom stock awards or other rights that are linked in any way to the price of the Company Common Stock or the value of the Company or any part thereof, other than (A) the issuance of shares of Company Common Stock or Company Preferred Stock upon the exercise of Company Stock Options or Warrants or the conversion of Company Preferred

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

Stock, (B) the grant of Company Stock Options with an exercise price per share at least equal to the fair market value of the Company Common Stock on the date of such issuance, and (C) the issuance of shares of Company Preferred Stock or convertible promissory notes in a bona fide equity financing to one or more investors, provided that such issuance (1) is not with the purpose of creating a “poison pill” or other anti-takeover device, (2) is not convertible into any security other than Company Common Stock or Company Preferred Stock, (3) does not have a liquidation preference that results in the aggregate liquidation preferences of all Company Preferred Stock taken as a whole exceeding the Warrant Exercise Payment, and (4) does not have any material adverse effect on the terms of this Warrant; provided that for each of clauses (A), (B) or (C), the Company shall require that any Person receiving any such shares, interests or securities pursuant to this Section 5.3(b)(v) shall execute a stockholder consent in the form attached hereto as Exhibit G if such Person has not already executed such a consent;

(vi)(A) create, incur or assume any Indebtedness, or issue or sell, or amend, modify or change any term of, any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, (B) guarantee or endorse any Indebtedness of another Person, (C) make any loans, advances or capital contributions to, or investments in, any Person other than the Company, other than in the Ordinary Course of Business, (D) enter into any “keep well” or other Contract to maintain any financial statement condition of another Person, or (E) enter into any Contract having the economic effect of any of the foregoing;

(vii)sell, license, mortgage, transfer or otherwise encumber or subject to any Lien other than a Permitted Lien, or otherwise dispose of any properties or assets, including the Leased Properties, which are material, individually or in the aggregate, to the Development Program (excluding any sale of furniture, fixtures or equipment that does not materially impact the conduct of the Company’s business) other than in the Ordinary Course of Business;

(viii)acquire (x) by merging or consolidating with, or by purchasing all or substantially all of the assets of, or by purchasing all or substantially all of the Capital Stock of, or by any other manner, any business or any other Person or any division thereof, or (y) any assets, including any interest in real property, other than in the Ordinary Course of Business, that are material, individually or in the aggregate, to the Company;

(ix)take any action (other than in the Ordinary Course of Business) that would have the effect for income Tax purposes of deferring to a Post-Closing Tax Period (or portion thereof) taxable income economically accrued in a Pre-Closing Tax Period, or accelerating a deduction from a Post-Closing Tax Period (or portion thereof) to a Pre-Closing Tax Period (other than vesting with respect to outstanding equity compensation arrangements);

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

(x)make, change or revoke any Tax election; make any change (or file for or request any change) in any method of Tax accounting; file any amended Tax Return; settle or compromise any Tax liability or issue raised in connection with any Tax Return; voluntarily approach any taxing authority in respect of prior year Taxes (including through any voluntary disclosure process); consent to any claim or assessment related to any Taxes; or enter into any closing or other agreement (including an extension or waiver of any statute of limitations) with any Taxing Authority with respect to any Taxes or Tax Returns;

(xi)(A) employ or retain at any time more than an aggregate of ten (10) employees, (B) hire or employ any officer or any other employee or independent contractor with compensation in excess of $[****] (other than employees employed by the Company as of the date of this Warrant), (C) increase compensation to any employee or independent contractor, except increases in the Ordinary Course of Business, (D) grant any severance, retention, change-in-control or other similar payments that are not discharged prior to the exercise of this Warrant or are taken into account in the Closing Date Cash and Liabilities Amount; or (E) enter into any employment agreement that cannot be terminated upon thirty (30) days’ notice without liability to the Company;

(xii)enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) or modify, amend, terminate or fail to exercise any right to renew any lease or sublease of real property, in each case other than in the Ordinary Course of Business;

(xiii)enter into any Contract (or any substantially related Contracts, taken together) that:

(A)provides for a research, license, sublicense, partnership or other collaboration with any biotechnology, pharmaceutical or similar company (“Collaboration Parties”) (it being understood that Collaboration Parties shall not include NCH or any academic or research institutions and companies that primarily perform fee for service research or manufacturing services from which the Company receives only fee for service manufacturing and/or research and development services);

(B)provides for the out-license of any Company Intellectual Property to any third party, other than incidental rights granted to or retained by academic research institutions, and/or third party contractors or subcontractors that primarily perform manufacturing and/or research and development services, provided that such agreements do not grant any commercial rights to Products or Product Candidates; or

(C)involves payments to or from the Company of more than $[****] in any twelve (12) month period following the Warrant Exercise Closing (excluding payments following the Warrant Exercise Closing that are included in the Closing Date Cash and Liabilities Amount).

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

(xiv)enter into any Contract if the Warrant Exercise Closing or any of the other transactions contemplated by this Warrant or the Redemption Provisions or compliance by the Company with the provisions of this Warrant or the Redemption Provisions will conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any material obligation or to a loss of a material benefit under, or result in the creation of any Lien (other than a Permitted Lien) in or upon any of the material properties or assets of the Company or the Warrant Holder or any of the Warrant Holder’s Affiliates under, or give rise to any increased, additional or accelerated rights, payments or entitlements under, any provision of such Contract;

(xv)enter into any material Contract with any Affiliate of the Company, other than a Contract relating to a financing in accordance with Section 5.3(b)(v) and a Contract, other than an employment agreement, that is on arms-length or better than arm’s length terms and is negotiated in good faith by the parties thereto;

(xvi)settle any claims in such a manner as would reasonably be expected to have a Material Adverse Change or subject the Company, the Warrant Holder or any Affiliate thereof to any material Liability following the Warrant Exercise Closing;

(xvii)except as required by applicable Law, adopt or enter into any collective bargaining agreement or other labor union Contract applicable to any Company Personnel;

(xviii)commence, participate or agree to commence or participate in any plan or arrangement for the complete or partial dissolution, liquidation, merger, consolidation, restructuring, recapitalization, or other reorganization of the Company (other than the Warrant Exercise Closing and the other transactions contemplated by this Warrant), including any bankruptcy, winding up, examinership, insolvency or similar proceeding in respect of the Company;

(xix)create or have any Subsidiary of the Company;

(xx)fail to (y) maintain the Company’s corporate existence, due organization and good standing under the Laws of the State of Delaware other than any lapse that does not exceed 90 days and which is fully remediated within such 90 days (z) be duly qualified or licensed to do business and be in good standing in each jurisdiction in which the nature of the Company’s business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except to the extent such failure to be duly qualified, licensed or in good standing described in this clause (z) could not reasonably be expected to result in a Material Adverse Change;

(xxi)employ or enter into any Contract with any investment banker, broker, finder or advisor in connection with the Warrant Exercise Closing or the other transactions contemplated by this Warrant other than any whose fees and expenses are deducted from the Warrant Exercise Payment pursuant to the definition of the Warrant Exercise Payment;

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

(xxii)intentionally violate any applicable Law or intentionally fail to comply with any Judgment, which violation or failure to comply would reasonably be expected to result in a Material Adverse Change;

(xxiii)terminate any Clinical Trial before completion unless approved  unanimously by the JSC or unless a regulatory authority (including, but not limited to, the FDA) or an independent, arm’s length data safety monitoring committee determines such termination is necessary or the JSC unanimously determines such termination or suspension is necessary to comply with applicable Law;

(xxiv)make or engage in any public offering of any securities of the Company;

(xxv)enter into any Contract not to compete in any line of business or geographic or therapeutic area or otherwise restricting the development, manufacture, marketing, distribution or sale of products;

(xxvi)enter into any agreement with the Stockholder Representative, or permit the Stockholder Representative to enter into any agreement, which would alter, supplement or otherwise change the requirements described in the Redemption Provisions; or

(xxvii)authorize any of, or commit, or agree, whether in writing or otherwise, to take any of, the actions prohibited in this Section 5.3(b).

Section 5.4.Access.

(a)The Company shall, upon reasonable advance notice from the Warrant Holder or its Affiliates, (i) make available for inspection by the Warrant Holder or its Affiliates and their Representatives all of the Company’s properties, assets, books of accounts, records (including the work papers of the Company’s independent accountants), any and all data that the Company has access to related to the Development Program, and Contracts and any other materials reasonably available to the Company requested by any of them relating to the Company and its existing and prospective businesses and assets and Liabilities at such times as the Warrant Holder may reasonably request; and (ii) make available to the Warrant Holder or its Affiliates and their Representatives the officers, other senior management and Representatives of the Company for interviews, at such times as the Warrant Holder and its Representatives may reasonably request, to verify and discuss the information furnished to the Warrant Holder or its Affiliates and their Representatives and otherwise discuss the Company’s existing and prospective businesses and assets and Liabilities.  Any and all such inspections, interviews, and access for investigations shall be conducted during normal business hours and in a manner that does not unreasonably interfere with the conduct of the business of the Company.  The foregoing shall not require the Company to allow any access that in the Company’s reasonable judgment is likely to result in the waiver of any attorney-client privilege, the disclosure of any protected Intellectual Property of any third party, or the violation of any of the Company’s obligations with respect to confidentiality (including under GLP, Law or Contract to which the Company is a party) nor shall the Company have any obligation to provide unblinded clinical data.

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

(b)Within sixty (60) days after the end of each Quarter or portion thereof occurring during the Warrant Period, the Company shall deliver to the Warrant Holder quarterly financial statements of the Company prepared in accordance with GAAP, consistently applied, except that such financial statements need not include footnotes and will be subject to customary year-end adjustments.  Within one hundred twenty (120) days after each calendar year or portion thereof occurring during the Warrant Period, the Company shall deliver to the Warrant Holder annual financial statements of the Company prepared in accordance with GAAP, consistently applied.  The Warrant Holder may request, and the Company shall deliver if so requested, that the annual financial statements delivered pursuant to this Section 5.4(b) be audited by an independent certified accounting firm reasonably satisfactory to the Warrant Holder, and accompanied by an audit opinion by such accounting firm, and to the extent reasonably requested by the Warrant Holder prepared in accordance with Regulation S-X promulgated by the U.S. Securities and Exchange Commission.

(c)During the Warrant Period, the Company shall promptly provide written notice to the Warrant Holder of any meetings of which the Company has knowledge with the FDA or an analogous Regulatory Entity outside of the United States in connection with a Product Candidate and shall permit the Warrant Holder or a Representative of the Warrant Holder to attend and observe any such meeting, without any right to participate, to the extent permitted by applicable Law, such agency and, if applicable, NCH.

(d)For so long as the Warrant Holder or one of its controlled Affiliates employs [****], Warrant Holder shall make [****] available to the Company as is reasonably necessary for the Company to execute the Development Program, not to exceed [****]% of [****], pursuant to the terms of an agreement regarding intellectual property ownership and compensation negotiated in good faith and reasonably acceptable to each of the Company and the Warrant Holder.

Section 5.5.Tax Matters.

(a)The Company shall timely prepare and file any Tax Return required to be filed by the Company on or before the date of the Warrant Exercise Closing (after taking all extensions into account), and timely pay any Tax reflected thereon.  The Company will not take any position on such Tax Returns that is inconsistent with past practice unless otherwise required by applicable Tax Law.

(b)The Warrant Holder will prepare or cause to be prepared any Tax Return of the Company for or including a Pre-Closing Tax Period (including a Straddle Period Tax Return) required to be filed after the date of the Warrant Exercise Closing or that was required to be filed prior to the date of the Warrant Exercise Closing but was not filed on a timely basis.  If such a Tax Return (x) is filed prior to the finalization of the Warrant Exercise Payment under Section 2.7, (y) is for or includes a Pre-Closing Tax Period and (z) reports that Tax is required to be paid, the Warrant Holder shall (i) deliver a copy of such Tax Return to the Stockholder Representative reasonably in advance of filing and if, within five (5) days of receipt of such copy, the Stockholder Representative notifies the Warrant Holder that it objects to any item reflected on such Tax Return which item would actually result in a downward adjustment (or

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

reduce an upward adjustment) to the Warrant Exercise Payment, as finally determined under Section 2.7, the Warrant Holder shall consider in good faith all changes to such item or items requested by the Stockholder Representative that are reasonably in accordance with applicable Tax Law.  All Tax Returns for or that include a Pre-Closing Tax Period (and in the case of Tax Returns prepared by the Warrant Holder under Section 5.5(b), which are filed prior to the finalization of the Warrant Exercise Payment made under Section 2.7) shall be filed in accordance with applicable Tax Law and, where not unreasonable, consistent with past practice.

(c)During the Warrant Period, the Company shall not, without the consent of the Warrant Holder, effect any extraordinary transactions (other than any such transactions expressly required by applicable Law or by this Warrant) that could result in a Tax liability to the Company in a Post-Closing Tax Period in excess of Tax liability associated with the conduct of its business in the ordinary course.

(d)Unless otherwise approved or determined by the Warrant Holder in writing, the Company shall terminate all Tax allocation, indemnity or sharing Contracts to which the Company is a party, and all powers of attorney with respect to or involving the Company, prior to the Warrant Exercise Closing.

(e)The Warrant Holder, the Company and the Stockholder Representative will cooperate fully, as and to the extent reasonably requested by the other party, in connection with any Tax matters relating to the Company (including by the provision of reasonably relevant records or information).

(f)Prior to the Warrant Exercise Closing Date, the Company shall, unless the Company provides the Warrant Holder with a computation, in form reasonably satisfactory to the Warrant Holder, performed in accordance with Section 280G of the Code with sufficient details and supporting information and documentation that demonstrate that there are no “excess parachute payments” as defined in Section 280G of the Code, the Company shall, in compliance with Section 280G of the Code, (i) submit for a vote by its stockholders (the “280G Stockholder Vote”), in accordance with Section 280G of the Code and the regulations promulgated thereunder (the “280G Rules”), to receive those payments that would constitute “parachute payments” under the 280G Rules that are equal to or exceed three times such “disqualified individual base amount” (as such terms are defined under the 280G Rules), (ii) make Commercially Reasonable Efforts to secure from the “disqualified individuals” prior to such 280G Stockholder Vote a waiver of such disqualified individuals’ rights to those parachute payments described above, to the extent necessary pursuant to Federal Income Tax Regulation Section 1.280G-1, Q/A-7, absent a 280G Stockholder Vote in favor of such payments, and (iii) provide to Warrant Holder drafts of the applicable documents that the Company determines are necessary to conduct the 280G Stockholder Vote within a reasonable amount of time prior to the 280G Stockholder Vote in order to allow the Warrant Holder to comment thereon.

(g)To the extent permitted by applicable Tax Law, the Tax Returns for the Pre-Closing Tax Period or Pre-Closing Straddle Period shall be prepared as follows:

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

(i)Any Tax deductions related to the amounts payable to the Company Equityholders pursuant to this Warrant and pursuant to the Deal Fees and other Liabilities and Indebtedness shown on the Closing Balance Sheet shall be claimed on the Tax Return for the Pre-Closing Tax Period (or Straddle Period) ending on the Warrant Exercise Closing Date.

(ii)The Company’s Tax year-end for U.S. federal income tax purposes shall close as of the end of the Warrant Exercise Closing Date, and, to the extent that applicable Laws in other Tax jurisdictions so permit, the Company’s Tax year shall close as of the end of the Warrant Exercise Closing Date.

(iii)An election under Revenue Procedure 2011-29 to deduct seventy percent (70%) of any Deal Fees that are success-based fees as defined in Federal Income Tax Regulation Section 1.263(a)-5(f) shall be made.

(iv)No election shall be made under Federal Income Tax Regulation 1.1502-76(b)(2) (or any similar provision of state or local Law) to ratably allocate items of the Company.

(v)Payments to the Company Equityholders shall be treated as interest to the extent required by Sections 483 and 1274 or other analogous provision of the Code or under state or local Tax Law.

(vi)Payments by the Warrant Holder to the Company (including those which are then paid by the Company to the Company Equityholders pursuant to the Redemption Provisions) pursuant to the Agreement shall be treated as subject to Section 1032 of the Code.

(vii)The Warrant Holder (and its Affiliates) shall not, and shall cause the Company not to, without the prior written consent of the Stockholders Representative (which consent shall not be unreasonably conditioned, withheld or delayed), make or cause to be made, any amended Tax Return with respect to the Company for any Pre-Closing Tax Period.

(viii)For purposes of this Warrant, in the case of any taxable period that includes (but does not end on) the date of the Warrant Exercise (a “Straddle Period”):

(A)ad valorem and other similar Taxes (“Property Taxes”) of the Company for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

(B)the Taxes of the Company (other than Property Taxes) for the Pre-Closing Tax Period shall be computed based on an interim closing of the books as of the close of business on the date of the Warrant Exercise (and for such purpose, the Taxable period of any partnership or other pass-through entity or any “controlled foreign corporation” (within the meaning of Code Section 957) in which the Company holds a beneficial interest shall be deemed to terminate at such time).

Notwithstanding the foregoing, the Warrant Holder (and, following the Closing, the Company) shall only be subject to the above Tax Return preparation agreements in clauses (g)(i) through (g)(iv) and clause (g)(vii) (x) until the Warrant Exercise Payment has been finally determined under Section 2.7 and (y) to the extent that failure to report in accordance with such provisions would actually result in a downward adjustment (or reduce an upward adjustment) to the Warrant Exercise Payment, as finally determined under Section 2.7.  Unless otherwise required by a determination of a Governmental Entity that is final and except as provided in the preceding sentence, to the extent permitted by applicable Tax Law, the Warrant Holder shall use reasonable best efforts to prepare and file all Tax Returns (and cause the Company to file all Tax returns), including timely and properly making all agreed elections, consistently with  the agreements set forth in this Section 5.5(g) and neither the Warrant Holder nor the Company shall take any position (and the Warrant Holder shall not allow the Company or any of its Affiliates to take any position) on any Tax Return that is inconsistent with the agreements set forth in this Section 5.5(g) or any election made pursuant thereto.

(h)The Warrant Holder covenants that without obtaining the prior written consent of the Stockholders Representative (which consent shall not be unreasonably withheld, conditioned or delayed), it will not, and will not cause or permit the Company or any Affiliate of the Warrant Holder, to (A) take any action on the Warrant Exercise Closing Date and after the Closing other than in the Ordinary Course of Business, unless required by Law, that could give rise to any Tax Liability of the Company with respect to a Pre-Closing Tax Period, or (B) change any material Tax election with respect to, or that has retroactive effect to, any Pre-Closing Tax Period, amend any Tax Return related to a Pre-Closing Tax Period, or compromise or settle any Tax Liability, in each case (x) until the Warrant Exercise Payment has been finally determined under Section 2.7 and (y) to the extent that such action, election, amendment, compromise or settlement would actually result in a downward adjustment (or reduce an upward adjustment) to the Warrant Exercise Payment, as finally determined under Section 2.7.

Section 5.6.Insurance.  The Company shall use Commercially Reasonable Efforts to keep all insurance policies set forth on Section 3.18(a) of the Disclosure Schedule, or comparable replacements therefor, in full force and effect during the Warrant Period and such that such insurance policies will be in full force and effect immediately following the Warrant Exercise Closing Date; provided, however, that any such insurance policy may be amended or modified or substituted with another insurance policy (including a change in insurance carriers), so long as the coverage and limitations provided by such amended, modified or substituted insurance policy are substantially the same as in the respective policy set forth in Section 3.18(a) of the Disclosure Schedule.

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

Section 5.7.Exclusivity.

(a)During the Warrant Period, the Company shall not, nor shall it authorize or permit any of its officers, directors, stockholders or Representatives or any of its Affiliates to, directly or indirectly through another Person (and it shall instruct each such Representative not to), (i) solicit, initiate or knowingly encourage any Transaction Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information in connection with, any Transaction Proposal; provided that in response to any unsolicited communications from a third party with respect to a Transaction Proposal, the Company shall be permitted to inform such third party that the Company is prohibited from participating in any discussions or negotiations with respect to a Transaction Proposal.  During the Warrant Period, the Company shall, and shall direct its Representatives to, (y) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Transaction Proposal and (z) promptly after the date hereof request the prompt return or destruction of all confidential information previously furnished to such Person(s) within the last 12 months for the purpose of evaluating a possible Transaction Proposal.

(b)Without limiting Section 5.7(a), it is understood that any violation of the restrictions set forth in Section 5.7(a) by any Person covered by Section 5.7(a), where such Person is purporting to act on behalf of the Company, shall be deemed to be a breach of Section 5.7(a) by the Company.

(c)During the Warrant Period, if any of the Persons listed in Section 5.7(a) receives any Transaction Proposal, the Company shall, promptly after becoming aware of such Transaction Proposal, advise the Warrant Holder orally and in writing of such Transaction Proposal, the material terms and conditions of any such Transaction Proposal or inquiry (including any material changes thereto), a copy of any written materials received from such Person making the Transaction Proposal and the identity of the Person making any such Transaction Proposal or inquiry.  The Company shall (i) keep the Warrant Holder informed of the status and material details of any such Transaction Proposal and (ii) provide to the Warrant Holder as soon as practicable after receipt or delivery thereof with copies of all material correspondence and other material written material sent by or provided to the Company (or its Representatives) in connection with any such Transaction Proposal.

Section 5.8.Certain IP Matters.  During the Warrant Period, the Company shall pay all maintenance fees, issue fees, renewal fees, annuities and other fees required to maintain the Company Intellectual Property listed in Section 3.14(a) of the Disclosure Schedule that are material to the performance of the Development Program and due prior to thirty (30) days after the Warrant Exercise Closing Date.  Without the consent of the Warrant Holder, the Company shall not allow any rights to any Owned Intellectual Property material to the performance of the Development Program to lapse or be abandoned prior to the date of the Warrant Exercise Closing.  Without the consent of the Warrant Holder, the Company shall also use Commercially Reasonable Efforts (to the extent permitted under the NCH License Agreement) to prevent the licensor of any Licensed Intellectual Property material to the performance of the Development Program from allowing the Licensed Intellectual Property to lapse or be abandoned prior to the

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

date of the Warrant Exercise Closing. The Company shall provide the Warrant Holder with an opportunity to review and comment on all material filings to be submitted to any Regulatory Entity by or on behalf of the Company with respect to Company Intellectual Property or any of the Product Candidates (collectively, “Regulatory Filings”).  The Company shall provide the Warrant Holder with final drafts of such Regulatory Filings for its review and comment and the Warrant Holder shall provide comments on such final drafts of such Regulatory Filings within ten (10) days of receipt thereof, or such other longer period of time mutually agreed to by the Parties.  The Company shall implement any reasonable comments of the Warrant Holder.  With respect to the NCH Licensed Intellectual Property, to the extent the Company receives from NCH any material filings to be submitted to any Regulatory Entity by NCH, the Company shall promptly provide such filings to the Warrant Holder.  The Company shall use Commercially Reasonable Efforts to provide to NCH any reasonable comments received from the Warrant Holder on such filings prior to submission.

Section 5.9.No Right to Control Company During the Warrant Period.  Nothing contained in this Warrant is intended to give the Warrant Holder, directly or indirectly, the right to control or direct the Company’s operations during the Warrant Period.  During the Warrant Period, the Company shall exercise, consistent with the terms and conditions of this Warrant, complete control and supervision over its businesses, assets and properties.

Section 5.10.Restrictive Legend.  The Company agrees to affix the following legend to each certificate or other document or instrument evidencing ownership of Company Capital Stock:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN MANDATORY REDEMPTION PROVISIONS AS SET FORTH IN ARTICLE V, SECTION C OF THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS MAY BE AMENDED FROM TIME TO TIME (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY).  UPON SUCH MANDATORY REDEMPTION, THE SHARES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO THE TERMS AND PROVISIONS OF A WARRANT ISSUED BY THE COMPANY TO SAREPTA THERAPEUTICS, INC., AS MAY BE AMENDED FROM TIME TO TIME (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY).  BY ACCEPTING ANY INTEREST IN SUCH SHARES, THE PERSON ACCEPTING SUCH INTEREST WILL BE DEEMED TO AGREE TO AND WILL BECOME BOUND BY ALL THE PROVISIONS OF THE AGREEMENTS AND DOCUMENTS DESCRIBED IN THIS PARAGRAPH.”

In lieu of the legend set forth above, the Company shall affix the following legend to each certificate evidencing ownership of Company Preferred Stock issued by the Company:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN MANDATORY REDEMPTION PROVISIONS AS SET FORTH IN

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

ARTICLE V, SECTION C OF THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS MAY BE AMENDED FROM TIME TO TIME (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY).  BY ACCEPTING ANY INTEREST IN SUCH SHARES, THE PERSON ACCEPTING SUCH INTEREST WILL BE DEEMED TO AGREE TO AND WILL BECOME BOUND BY ALL THE PROVISIONS AS SET FORTH IN ARTICLE V, SECTION C OF THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS MAY BE AMENDED FROM TIME TO TIME.”

Section 5.11.Warrant Holder [****].  The Warrant Holder shall provide the Company with [****] prior to the Warrant Exercise Closing and while this Warrant remains in effect; provided, that the Warrant Holder shall not be obligated to provide the Company with any [****] if doing so would violate any confidentiality obligations to which the Warrant Holder is bound and for which the Warrant Holder, using Commercially Reasonable Efforts, has not obtained consent from the Person or Persons to which the obligation of confidentiality is owed to provide such [****] to the Company.  [****].

Section 5.12.Confidentiality.

(a)The Company and the Warrant Holder agree that, until the conclusion of the [****] period beginning upon the termination of this Warrant, any information provided by either the Company or the Warrant Holder to the other Party under this Warrant shall be maintained in confidence by the receiving Party and shall not be disclosed to a third party except as set forth herein without the prior written consent of the disclosing Party, except to the extent that such information (any such information, other than information subject to clauses (i) through (iv) herein, “Confidential Information”):

(i)is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party’s contemporaneous business records;

(ii)is in the public domain through no breach of this Warrant by the receiving Party;

(iii)is subsequently disclosed to the receiving Party by a third party who may lawfully do so and is not to the best of the receiving Party’s knowledge under an obligation of confidentiality to the disclosing Party; or

(iv)is developed by the receiving Party independently of information received from the disclosing Party, as documented by the receiving Party’s contemporaneous business records.

(b)A Party may disclose the other Party’s Confidential Information as required by applicable Law; provided that the Party required to make such disclosure gives the

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

disclosing party notice of the required disclosure and an opportunity to seek appropriate legal relief to prevent such disclosure or limit its use and further disclosure and such disclosure is limited to the extent actually required by such Law.

(c)Each Party shall use the Confidential Information of the other Party only to the extent required (i) to accomplish the purposes of this Warrant or (ii) with respect to Confidential Information related to any licenses granted in accordance with Section 5.22.  Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than reasonable care) to ensure that its employees, agents, consultants and other Representatives do not disclose or make any unauthorized use of the Confidential Information of the other party.  Each Party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information of the other Party.

(d)The Parties will coordinate in advance with each other in connection with the filing of this Warrant (including redaction of certain provisions of this Warrant) with the Securities and Exchange Commission or any stock exchange or governmental agency on which securities issued by a Party or its Affiliate are traded, and each Party will use reasonable efforts to seek confidential treatment for the terms proposed to be redacted by the other Party.  The Parties will use their reasonable efforts to file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies.

Section 5.13.Restrictive Covenant.   The Company agrees that its Founders (other than Bryan Barber) shall not, directly or indirectly (whether as principal, agent, independent contractor, partner or otherwise), anywhere in the world, discover, research, develop, manufacture, market, distribute or sell, commercialize, or otherwise have any interest (financial or otherwise) in any Person engaged in discovering, researching, developing, manufacturing, marketing, distributing or selling, or commercializing any therapeutic or diagnostic products that address, or are intended to address, the effects of limb-girdle muscular dystrophy which any Product Candidate is being developed to address while such Person is an employee or consultant of the Company or an Affiliate of the Company and for a period of [****] years following the Warrant Exercise Closing or for a period of [****] years following the date such Founder’s employment or consulting relationship with the Company terminates for any reason.  For so long as any Founder (other than Bryan Barber)  is serving as an employee or consultant of the Company, the Company shall not amend such Founder’s employment or consulting agreement in any manner that would terminate or limit the covenant(s) regarding noncompetition contained therein.

Section 5.14.Company Stock Options and Warrants.  At the time of the Warrant Exercise Closing, the Company shall cancel and terminate any Company Stock Plan, and each Company Stock Option and Warrant outstanding immediately prior to the Warrant Exercise Closing that has not been exercised.  The Company agrees that the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plan) shall adopt such resolutions or take such other actions (including obtaining any required consents and paying any cash or non-cash consideration) as are required to effect the transactions described in the preceding sentence; provided, that, without the consent of the Warrant Holder, which consent

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

shall not be unreasonably withheld, the Company shall not amend any Company Stock Plan or any Company Warrant without the prior written consent of the Warrant Holder except as otherwise provided in Section 5.3(b)(iii).

Section 5.15.Observer Rights.  The Warrant Holder shall have the right to designate, upon prior approval of the Company, which approval shall not be unreasonably withheld, one individual to attend, in a non-voting observer capacity and without any right to object or otherwise participate, all meetings of the Company’s Board of Directors and any committees thereof during the Warrant Period.  Such board observer shall have the right to receive notice of all meetings of the Company’s Board of Directors and any committees thereof, and to receive any and all drafts and executed copies of all Board of Directors resolutions, consents and other materials circulated to the Company’s Board of Directors in the manner and at the same time as delivered to the Company’s Board of Directors.  Such board observer, or the Warrant Holder on his or her behalf (at the election of the Warrant Holder) shall be required to execute and deliver to the Company a customary confidentiality and nondisclosure agreement reasonably acceptable to the Company prior to his or her first attendance at such meetings.  The Company shall have the right to prevent access of such observer to any meeting of the Board of Directors, or committee thereof, or any portion thereof, or restrict circulation of materials to such observer, if the Company, after seeking advice of counsel, deems, in its reasonable discretion, such action is necessary due to conflicts of interest or to preserve any attorney-client privileges.

Section 5.16.Commercially Reasonable Efforts.  Following the delivery of an Exercise Notice and until the earlier of the Warrant Exercise Closing Date or termination of this Warrant, the Parties agree that time is of the essence with respect to each Party’s covenants and obligations under this Warrant, and each Party shall use Commercially Reasonable Efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things, in each case necessary or advisable to permit the consummation of the Warrant Exercise Closing and the other transactions contemplated by this Warrant, including the actions to be taken by the Parties as set forth in Section 2.4, obtaining any consents, authorizations, approvals, permits, licenses, or governmental authorizations, estoppel certificates and filings under any applicable Law (including any applicable filings and receiving termination or expiration of any waiting periods under the HSR Act and any applicable foreign competition, merger control, antitrust or similar Law) required to be obtained or made which may be necessary or appropriate to permit the consummation of the transactions contemplated by this Warrant.  Without limiting the foregoing, and subject to Section 5.18, in the event that (x) any claim, suit, action or proceeding of the type and having any of the effects described in Section 2.4(a)(v) is pending or threatened or (y) any Legal Restraint that could reasonably be expected to result, directly or indirectly, in any of the effects described in Section 2.4(a)(v) is in effect, then the Parties shall use Commercially Reasonable Efforts to have such claim, suit, action, proceeding or Legal Restraint vacated, reversed or made to be no longer in effect.

Section 5.17.Publicity.  Any initial press release regarding the issuance of this Warrant shall be prepared jointly by the Company and the Warrant Holder; provided that any such press release shall disclose only the information regarding the terms of this Warrant set forth in Exhibit H and such press release shall not disclose directly or indirectly any amounts payable by the Warrant Holder pursuant to this Warrant, unless otherwise agreed in writing by the Warrant

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

Holder.  Thereafter, no Party shall, and each Party shall cause its Affiliates, officers, directors, employees, advisors and other Representatives not to, issue a press release or public announcement or otherwise make any public disclosure concerning the subject matter or terms of this Warrant and shall not publicly disclose directly or indirectly any amounts payable by the Warrant Holder pursuant to this Warrant without the prior written approval of the other Party, provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law or stock market rule and in such case such Party must, prior to making such disclosure, (a) use Commercially Reasonable Efforts to advise the other Party of such disclosure (including a copy thereof) as far in advance of such disclosure as is reasonably practicable and (b) consult with the other Party with respect to the content of such disclosure.  Nothing in this Section 5.17 shall prohibit the Company from disclosing information as necessary in connection with bona fide financing activities in the Ordinary Course of Business under confidentiality obligations that are substantially similar to those set forth herein.  Notwithstanding anything contained in this Section 5.17, all terms of this Warrant other than those set forth in Exhibit H shall be Confidential Information governed by Section 5.12 of this Warrant.

Section 5.18.Antitrust Notification.

(a)The Parties shall, at such time as they mutually agree, but in any event no later than as promptly as practicable following delivery by Warrant Holder of the Exercise Notice, and no later than [****] Business Days thereafter, or on such earlier date as is requested by the Warrant Holder, each (i) file with the FTC and the DOJ the premerger notification and report form, if any, required as a result of the transactions contemplated hereby, and shall include any supplemental information requested in connection therewith, pursuant to the HSR Act and (ii) make such other filings as are necessary or advisable in other jurisdictions in order to comply with all applicable Laws relating to competition, merger control or antitrust and shall promptly provide any supplemental information requested by applicable Governmental Entities relating thereto.  Any such filing, notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act or such other applicable Law.  The Parties shall work together and shall furnish to one another such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act or such other applicable Law.  The Parties shall keep one another apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC, the DOJ or any other applicable Governmental Entity, and shall comply promptly with any such inquiry or request.

(b)From and after such date as the filings are made pursuant to Section 5.18(a), the Parties shall use Commercially Reasonable Efforts to obtain any clearance required under the HSR Act or such other applicable Law for the transactions contemplated hereby (any such clearance, an “Antitrust Approval”).  For purposes of this Section 5.18 and Section 5.16, the “Commercially Reasonable Efforts” of the Warrant Holder shall include the submission of additional information or material to any Governmental Entity requested in connection with seeking an Antitrust Approval but shall not require the Warrant Holder, its Affiliates or the Company, as the case may be, (i) to contest any Legal Proceeding by a Governmental Entity challenging or seeking a Legal Restraint under the HSR Act or any other antitrust or competition

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

Law; (ii) to be subject to any conditions on the ownership or operation of any material portion of its business or assets; (iii) to dispose of or hold separate more than an immaterial portion of its business or assets or the Company’s business or assets as a result of the Warrant Exercise Closing or any of the other transactions contemplated by this Warrant; or (iv) to be limited in its ability to acquire or hold, or exercise full rights of ownership of, the Shares, including the right to vote such Shares.

(c)In the event that any Antitrust Approval is obtained but expires prior to date of the Warrant Exercise Closing, the Parties shall, as promptly as practicable (but in no event later than [****] Business Days) thereafter, make such filings as are necessary or advisable to again obtain such Antitrust Approval, in accordance with Section 5.18(a), and shall otherwise comply with Section 5.18(a) as if such expired Antitrust Approval had never been obtained.

Section 5.19.Applications for Waivers of U.S. Manufacturing Requirements.  The Company shall use Commercially Reasonable Efforts to request any Person that has licensed Intellectual Property to the Company that is subject to the requirements of 35 U.S.C. § 204 to use Commercially Reasonable Efforts to cooperate and collaborate with the Warrant Holder to apply for a waiver of the United States manufacturing requirements under 35 U.S.C. § 204 in connection with any Company Intellectual Property licensed to the Company and in connection with the preparation and submission of such application, and the Warrant Holder shall have the right to review and propose changes to such application and any related materials prior to the submission thereof.

Section 5.20.Expenses.  Whether or not the Warrant Exercise Closing and the other transactions contemplated by this Warrant are consummated, and except as otherwise set forth in this Warrant, each of the Parties shall bear its own fees and expenses incurred or owed in connection with the Warrant Exercise Closing and the other transactions contemplated by this Warrant, provided that any Deal Fees shall be taken into account in the Warrant Exercise Payment and the Closing Date Cash and Liabilities Amount.

Section 5.21.Indemnification of Directors and Officers.

(a)For a period of not less than [****] years from the Warrant Exercise Closing, the Warrant Holder shall cause the Company to cause to be maintained in effect provisions in the Certificate of Incorporation and the Company’s bylaws regarding elimination of liability of directors, and indemnification and advancement of expenses to past and present directors, officers, employees and agents of the Company (“Covered Persons”) that are no less advantageous to the intended beneficiaries than the corresponding provisions in effect on the date hereof (except as may be provided by Legal Requirements); provided that in the event that any claim for indemnification or advancement of expenses is asserted or made within such [****] year period, all rights to indemnification and advancement of expenses shall continue until such claim is disposed of or all orders, injunctions, judgments, decrees or rulings of any Governmental Entities in connection with such claim are fully satisfied.

(b)The Company shall, prior to the Warrant Exercise Closing, with any premium or portion thereof that has not been paid as of the Warrant Exercise Closing included in

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

the calculation of Deal Fees, purchase a “tail” insurance policy extending the reporting period for indemnification claims arising out of acts or omissions of Covered Persons prior to the Warrant Exercise Closing for a period of [****] years following the Warrant Exercise Closing.

(c)The rights of each Covered Person under this Section 5.21 are intended for the benefit of and shall be enforceable by such Covered Person and such Covered Person’s heirs, executors or similar Representatives.  The rights under this Section 5.21 shall survive the Warrant Exercise Closing and shall not be amended in a manner that is adverse to the Covered Persons without the consent of the Covered Persons affected thereby.

(d)If the Company shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and permitted assigns shall assume all of the obligations of the Company set forth in this Section 5.21.

Section 5.22.[****] License.

(a)Automatically, without further action, the Warrant Holder hereby grants to the Company [****].

(b)Automatically, without further action, the Company hereby grants to the Warrant Holder and its Affiliates [****]. To the extent any Intellectual Property is developed by or on behalf of the Warrant Holder in the exercise of the rights granted under this Section 5.22(b), then, upon termination of this Warrant, [****].

(c)[****].

(d)The Parties acknowledge that the licenses granted pursuant to this Section 5.22 are for the protection of the Parties and [****].

Section 5.23.Stockholder Representative.

(a)The Stockholder Representative shall be appointed in accordance with the terms and conditions of the Stockholder Representative Agreement, and the Company shall promptly (and, in any event, no later than the Warrant Exercise Closing Date) provide the Warrant Holder with written notice of any such appointment, including a copy of the instrument pursuant to which the Stockholder Representative accepts such appointment.  Such written notice of appointment also shall specify the amount of the Stockholder Representative Reserve.  If the Company fails to designate a Stockholder Representative in accordance with the previous sentence, then the Warrant Holder may have a court of competent jurisdiction appoint a Stockholder Representative and specify the amount of the Stockholder Representative Reserve.

(b)The Warrant Holder shall be entitled to rely on the authority of the Stockholder Representative as the agent, representative and attorney-in-fact of the Company Stockholders for all purposes under this Warrant following the Warrant Exercise Closing and shall have no Liability for any such reliance.  Subject to the right of the Company Stockholders

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

to appoint a successor Stockholder Representative pursuant to the Stockholder Representative Agreement, the Company and the may not revoke the authority of the Stockholder Representative.

Section 5.24.R&W Insurance Policy.  If requested by the Warrant Holder, the Company shall use Commercially Reasonable Efforts to assist the Warrant Holder in obtaining and binding representation and warranty insurance, solely for the benefit of the Warrant Holder, relating to Losses arising from breaches of the Company’s representations and warranties contained in this Warrant and on terms reasonably acceptable to the Warrant Holder (the “R&W Insurance Policy”).  The Company and the Warrant Holder shall each be responsible for one half of the R&W Insurance Policy Cost.

Article 6
GOVERNANCE

Section 6.1.Joint Steering Committee.  The Parties shall establish a joint steering committee (“JSC” or “Joint Steering Committee”) within thirty (30) days after the date hereof that will have the responsibility for the overall coordination and oversight of the Development Plan and associated research, development and regulatory activities of the Company and to facilitate communications between the Parties and oversee, review, and manage the research, development and regulatory activities under the Development Plan.  Any amendment or modification to the Development Plan must be approved by unanimous vote of the JSC.

(a)Joint Steering Committee Membership.  The Company and the Warrant Holder shall each designate three (3) representatives to serve as members of the JSC by written notice to the other Party.  Either Party may designate substitutes for its representatives if one (1) or more of such Party’s designated representatives are unable to be present at a meeting.  From time to time each Party may replace any of its representatives, in its sole discretion, effective upon written notice to the other Party.  Each Party’s representatives shall have appropriate technical credentials, experience, and knowledge for their specific role within the JSC (including ongoing familiarity with the Product) and shall be duly authorized under their respective company’s internal governance procedures to make the decisions or carry out the activities allocated to them under this Warrant.

(b)Joint Steering Committee Chairperson.  The JSC shall be co-chaired by a JSC representative of each Party.  [****].  The role of the co-chairpersons shall include (a) scheduling meetings no less often than once per every Quarter, unless the Parties mutually agree to meet more less often; (b) convening and presiding in person or telephonically at meetings of the JSC, including ensuring that objectives for each meeting are set and achieved, (c) preparing and circulating agendas for meetings; and (d) coordinating the delivery of draft minutes to the JSC for review and final approval.  The JSC co-chairpersons shall have no additional powers or rights beyond those held by the other JSC representatives.

(c)Joint Steering Committee Meetings.  The JSC shall hold at least one (1) meeting every Quarter, unless the Parties mutually agree to meet more or less often, at such times during such period as it elects to do so; provided, that notwithstanding the foregoing, the

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

JSC shall hold an initial meeting within thirty (30) days after the date hereof.  Meetings of the JSC shall be effective only if at least one (1) representative of each Party is present or participating.  The JSC may meet either (a) in person at either Party’s facilities or at such locations as the Parties may otherwise agree or (b) by audio or video teleconference; provided, that no less than one (1) meeting of the JSC during each calendar year shall be conducted in person.  Each Party may invite additional representatives or consultants to attend JSC meetings from time to time.  Each Party shall be responsible for all of its own expenses incurred in connection with participating in the JSC meetings.

Section 6.2.Decisions of the JSC.

(a)Voting; Consensus.  Subject to the remainder of this Section 6.2, the JSC will act by unanimous agreement.  The representatives from each Party have, [****] on behalf of that Party.  Except as otherwise expressly set forth in this Warrant, the phrase “approve,” “determine,” or “determine whether to approve” by the JSC and similar phrases used in this Warrant shall mean approval by the JSC in accordance with this Section 6.2, including the escalation and tie‑breaking provisions herein.

(b)Escalation to EOs.  Any disagreement between the representatives of the Parties with respect to matters properly coming before the JSC that cannot be resolved after good faith efforts will, at the election of either Party, be submitted to the JSC for resolution,  If the JSC fails to reach unanimous agreement on such matter within a period of [****], then either Party may immediately refer the matter for resolution to (i) the [****] of the Company and (ii) the [****] of the Warrant Holder, or their respective designee (such officer or such designee, the “Executive Officer”).  In the event that the Executive Officers are unable to resolve such dispute within [****] of such dispute being referred to the Executive Officers, then the provisions of Section 6.2(c) shall apply.

(c)Subsequent Dispute Resolution Procedures.  To the extent a failure of the JSC to reach unanimous agreement has not been resolved pursuant to Section 6.2(b), [****].

Section 6.3.Authority.  The JSC shall have only the powers assigned expressly to it in this Article 6 and elsewhere in this Warrant, and shall not have any power to amend, modify, or waive compliance with this Warrant.  In furtherance thereof, each Party shall retain the rights, powers, and discretion granted to it under this Warrant and no such rights, powers, or discretion shall be delegated or vested in the JSC unless such delegation or vesting of rights is expressly provided for in this Warrant or the Parties expressly so agree in writing.  Notwithstanding anything herein to the contrary, the Company shall have the right to make operational decisions that do not conflict with, or require an amendment to, the then-current Development Plan and Budget without seeking approval from the JSC.

Article 7
INDEMNIFICATION; LIMITATION OF REMEDIES

Section 7.1.Indemnification by the Company Equityholders.  From and after the Warrant Exercise Closing, the Company Equityholders shall, severally in accordance with their respective Pro Rata Percentages (or in the case of clauses (c) and (d) below, severally and solely

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

as to itself) indemnify and hold the Warrant Holder and its Affiliates (including the Company) and the Representatives, Affiliates, successors and assigns of each of the foregoing Persons (each, a “Warrant Holder Indemnified Party”) harmless from, against and in respect of any and all Losses suffered or incurred by such Warrant Holder Indemnified Parties or any of them as a result of, arising out of or directly or indirectly relating to:

(a)any Fraud on the part of the Company contained in any representation or warranty made by or on behalf of the Company contained in this Warrant or in any Disclosure Schedule or certificate delivered pursuant hereto;

(b)any breach of or failure to perform any covenant or agreement of the Company contained in this Warrant, whether occurring before or at the Warrant Exercise Closing but not after the Warrant Exercise Closing (other than as provided in Section 5.13);

(c)any Fraud on the part of such Company Equityholder contained in or incorporated by reference into the Stockholder Acknowledgment; or

(d)any breach or failure to perform any covenant or agreement of such Company Equityholder (including under this Article 7) in or incorporated by reference into the Stockholder Acknowledgment; provided, however, that no Warrant Holder Indemnified Parties shall be entitled to be indemnified for any Losses under clauses (a) through (d) above (1) unless (A) the claim for each such Loss which the Warrant Holder Indemnified Parties would, but for this proviso, incur, exceeds, $[****] (the “Minimum”), and (B) except for those Losses [****], the aggregate of all such Losses which the Warrant Holder Indemnified Parties would, but for this proviso, incur, exceeds, on a cumulative basis, an amount equal to $[****] (the “Threshold”), at which point, in each case, the Warrant Holder Indemnified Parties shall be entitled to be indemnified for the aggregate of such indemnifiable Losses, and not just amounts in excess of the Minimum or Threshold, as applicable, and (2) (A) [****], (B) [****] and (C) [****].  The Warrant Holder Indemnified Parties shall be entitled to the indemnification provided for hereunder even if any of them had knowledge at any time of the matter that is later the subject of a claim for indemnity.

Section 7.2.Indemnification by the Warrant Holder.  From and after the Warrant Exercise Closing, the Warrant Holder shall, indemnify and hold the Company Equityholders and their respective Affiliates and the Representatives, Affiliates, successors and assigns of each of the foregoing Persons (each, a “Company Equityholder Indemnified Party”) harmless from, against and in respect of any and all Losses suffered or incurred by such Warrant Holder Indemnified Parties or any of them as a result of, arising out of or directly or indirectly relating to:

(a)any breach of, or inaccuracy in, any representation or warranty made by the Warrant Holder in Article 4 of this Warrant; or

(b) any breach of or failure to perform any covenant or agreement of the Company contained in this Warrant, whether occurring before or after the Warrant Exercise Closing Date.

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

The Company Equityholders shall be entitled to the indemnification provided for hereunder even if they had knowledge at any time of the matter that is later the subject of a claim for indemnity.  The Parties acknowledge and agree that the Stockholder Representative shall have the exclusive right to enforce this Section 7.2 on behalf of the Company Equityholders.

Section 7.3.Indemnification Claims.

(a)In order for a Party seeking indemnification under this Article 7 (an “Indemnified Party”) to be entitled to any indemnification from the other Party hereunder (an “Indemnifying Party”) in respect of, arising out of or involving a Third Party Claim, the Indemnified Party must notify the Indemnifying Party in writing of the Third Party Claim promptly; provided, however, that a delay of, or failure to give, such notification shall not affect the indemnification provided under Section 7.1 or Section 7.2 except to the extent the Indemnifying Party has been actually and materially prejudiced as a result of such delay or failure.  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party (to the extent such Indemnified Party is a Warrant Holder Indemnified Party, any notices required by this Section 7.3 shall be delivered to the Stockholder Representative), within five (5) Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.  The Indemnifying Party shall have the right to assume and control the defense of such Third Party Claim with counsel of its choosing reasonably acceptable to the Indemnified Party so long as (i) the Indemnifying Party acknowledges to the Indemnified Party that such Third Party Claim involves an indemnifiable matter under this Article 7, (ii) the Third Party Claim does not seek an injunction or other equitable relief against the Indemnified Party, (iii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently, (iv) the Indemnifying Party would reasonably be expected to be financially responsible for greater than 50% of an adverse outcome and (v) the Third Party Claim does not relate to or otherwise arise in connection with Intellectual Property or any Legal Proceeding involving Tax, criminal or regulatory enforcement.  The Indemnified Party shall cooperate fully with the Indemnifying Party and may participate in the defense of such Third Party Claim at its own expense.  The Indemnifying Party shall keep the Indemnified Party advised of the status of such claim and the defense thereof and will not consent to the entry of any judgement or enter into any settlement with respect to the Third Party Claim without the written consent of the Indemnified Party, unless such judgement or settlement (i) includes an unconditional written release by the claimant or plaintiff of all of the Indemnified Parties from all Liability in respect of such Third Party Claim, (ii) does not involve any admission of liability or wrongdoing by any Indemnified Party or its Affiliates and (iii) does not impose equitable remedies or non diminimus obligations on the Indemnified Party other than financial obligations for which such Indemnified Party will be indemnified hereunder.  No Third Party Claim which is being defended in good faith by the Indemnifying Party in accordance with the terms of this Warrant shall be settled by the Indemnified Party without the written consent of the Indemnifying Party.

(b)With respect to any claim for indemnification pursuant to Section 7.1, references in this Warrant to the “Indemnifying Party” with respect to any right to give or receive notice or consent shall be deemed to refer to the Stockholder Representative.

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

Section 7.4.Adjustments to Indemnification Payments.  All indemnification payments under Section 7.1 and Section 7.2 shall be reduced by and paid net of any insurance coverage actually received by the Warrant Holder Indemnified Party net of any costs and expenses incurred by the Warrant Holder Indemnified Party in connection with collecting such insurance proceeds, and the Indemnified Party shall use commercially reasonable efforts to claim and recover any Losses suffered by it under any available insurance policies.

Section 7.5.Survival and Expiration of the Representations and Warranties.  All representations and warranties made by or on behalf of the Parties contained in this Warrant shall expire on the Warrant Exercise Closing Date, except to the extent required to survive for any R&W Insurance Policy.  Any claim for indemnification made under Section 7.1 must be raised in a writing delivered to the Indemnifying Party by no later than the date that is [****] after the Warrant Exercise Closing Date and, if raised by such date, such claim shall survive such date until final resolution thereof.

Section 7.6.No Right of Contribution.  The Stockholder Representative shall not have any right of contribution against the Company or the Warrant Holder with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

Section 7.7.Set-Off.  Upon notice to the Stockholder Representative specifying in reasonable detail the basis therefor, the Warrant Holder may set off any amount of Losses to which it is entitled under this Article 7 (taking into account the limitations on indemnification set forth in this Article 7) against Contingent Payments payable to the Company pursuant to Section 2.6.  If the Warrant Holder has asserted a claim for indemnification pursuant to this Article 7, but the Warrant Holder’s right to be indemnified to the extent of its claim has not yet been determined, then the Warrant Holder may withhold the amount of the claimed indemnifiable Losses (subject to the limitations set forth herein, if applicable) from a future payment to be made pursuant to Section 2.6 until the Warrant Holder’s entitlement to indemnification in respect of such claim has been finally determined, at which point the Warrant Holder shall be entitled to retain the amount to which it is entitled to be indemnified hereunder, if any, and shall pay over the remainder, if any, to the Company.

Section 7.8.Exclusive Remedy.  Except for any rights the Warrant Holder may have pursuant to the R&W Insurance Policy, after the Warrant Exercise Closing:  (i) the rights of the Warrant Holder Indemnified Parties under this Article 7 shall be the sole and exclusive remedies of the Warrant Holder Indemnified Parties with respect to claims covered by Section 7.1 or otherwise arising under or relating to this Warrant, the Warrant Exercise Closing and the transactions that are contemplated by this Warrant, and neither the Stockholder Representative nor the Company Equityholder Indemnified Parties shall have any Liability to the Warrant Holder Indemnified Parties for any Losses except as expressly provided in Section 7.1, and (ii) the rights of the Company Equityholder Indemnified Parties under this Article 7 shall be the sole and exclusive remedies of the Company Equityholder Indemnified Parties with respect to claims covered by Section 7.2 or otherwise arising under or relating to this Warrant, the Warrant Exercise Closing and the transactions that are contemplated by this Warrant and no Warrant Holder Indemnified Party shall have any Liability to any Company Equityholder Indemnified Party except as expressly provided in Section 7.2.  The provisions of this Section 7.8 shall not,

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

however, prevent or limit a cause of action under Section 9.5.  Except as expressly set forth in this Warrant, any information or advice provided by the Warrant Holder to the Company prior to or during the Warrant Period in accordance with Article 7 is made available on an “as is” basis and the Company expressly disclaims any liability with respect to the accuracy, completeness, or compliance with applicable Laws of such information or advice.

Article 8
TERMINATION

Section 8.1.Termination.  This Warrant may be terminated, and the transactions contemplated hereby may be abandoned:

(a)at any time for any reason prior to the Warrant Expiration Date (as it may be extended pursuant to this Warrant), by the Warrant Holder, effective [****] after the date written notice of such termination is given by the Warrant Holder to the Company;

(b)at any time after the Warrant Expiration Date (as it may be extended pursuant to this Warrant) but prior to the Warrant Exercise Closing, by the Warrant Holder, by giving written notice to the Company, if a condition set forth in Section 2.4(a)(i) or Section 2.4(a)(ii) of this Warrant would not be satisfied at such time, and, if such breach or inaccuracy is capable of being cured, the Company has failed to cure such breach within [****] days after written notice of such breach is given to the Company; provided, that the Warrant Holder is not in breach of this Warrant at the time of such termination;

(c)at any time after the Warrant Expiration Date (as it may be extended pursuant to this Warrant) but prior to the Warrant Exercise Closing, by the Company by giving written notice to the Warrant Holder if the Warrant Holder has materially breached this Warrant after the Warrant Expiration Date and if such breach is capable of being cured, the Warrant Holder has failed to cure such breach within [****] days after written notice of such breach is given to the Warrant Holder; provided, that the Company is not in breach of this Warrant at the time of such termination;

(d)by the Company, by giving written notice to the Warrant Holder, if the Warrant Holder has breached its obligation to make a payment referenced in Section 2.1(a) (Grant of Warrant) or Section 2.1(b)(iii) (Development Milestone Payments) when due and failed to cure such breach within [****] days after written notice of such breach is given to the Warrant Holder; provided, that the Company is not in breach of this Warrant at the time of such termination;

(e)by either Party, by giving written notice to the other Party, if any Legal Restraint having an effect referred to in Section 2.4(a)(v) is in effect and has become final and nonappealable; provided that the Party seeking to terminate has complied in all material respects with its obligations hereunder to use Commercially Reasonable Efforts to resist the imposition of, and if appropriate, have lifted, such Legal Restraint;

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

(f)by either Party, by giving written notice to the other Party, if the Warrant Holder has given an Exercise Notice but the Warrant Exercise Closing Date has not occurred on or before that date that is [****] days after the Warrant Expiration Date; provided that the Party seeking to terminate has complied in all material respects with its obligations hereunder to use Commercially Reasonable Efforts to effect the Warrant Exercise Closing; and

(g)by the Company pursuant to Section 2.8(a).

Except as expressly set forth above, if the Warrant Holder breaches any provision of this Warrant, the Company will not be entitled to terminate this Warrant on account of such breach, and its sole remedies will be damages or, if appropriate, equitable relief.

Section 8.2.Effect of Termination.

(a)If this Warrant is terminated in accordance with this Article 8, this Warrant shall become void and of no further force or effect, except for the provisions of Section 2.8 (to the extent applicable), Section 2.9 (to the extent applicable), Section 5.12, Section 5.17, Section 5.20, Section 5.22, this Section 8.2 and Article 9; provided that nothing in this Section 8.2 shall be deemed to release any Party from any liability for any breach by such Party of the terms and provisions of this Warrant prior to such termination.

(b)If this Warrant is terminated in accordance with this Article 8, nothing in this Warrant gives either party or its present or future Affiliates any right or license to any Intellectual Property of the other Party, except as otherwise provided in Section 5.22.

Article 9
MISCELLANEOUS

Section 9.1.Notices.  All notices, requests, claims, demands, waivers and other communications under this Warrant shall be in writing and shall be by facsimile, courier services or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a Party in accordance with this Section 9.1:

(i)If to the Company, addressed to:

Myonexus Therapeutics, Inc.
8000 Walton Parkway

Suite 255
New Albany, OH 43054
Attention: Chief Executive Officer
Email: [****]

with a copy to:

Thompson Hine LLP
312 Walnut Street

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

14th Floor
Cincinnati, OH  45202-4089

Attention: David J. Willbrand
Facsimile No.: (513) 241-4771
Email: David.Willbrand@ThompsonHine.com

(ii)If to the Stockholder Representative, addressed to the Stockholder Representative at the address indicated in the instrument pursuant to which the Stockholder Representative accepts appointment as such.

(iii)If to the Warrant Holder, addressed to:

Sarepta Therapeutics, Inc.
215 First Street, Suite 415
Cambridge, MA 02142
Attention: General Counsel
Facsimile No.: [****]

with a copy to:

Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199
Attention: Christopher Comeau, Esq.
Facsimile No.: (617) 235-0566

All notices and communications under this Warrant shall be deemed to have been duly given (x) when delivered by hand, if personally delivered, (y) upon receipt when delivered by a courier (such date of receipt being evidenced by the courier’s service records) or (z) when sent, if sent by facsimile, with an acknowledgment of successful receipt being produced by the sending facsimile machine.

Section 9.2.Assignment.  Neither this Warrant nor any of the rights, interests or obligations hereunder may be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties, except that the Warrant Holder may assign, in its sole discretion, any or all of its rights, interests and obligations under this Warrant to a parent entity or Subsidiary of the Warrant Holder; provided, that no such assignment shall release the Warrant Holder from its obligations under this Warrant.  Subject to the preceding sentence, this Warrant shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

Section 9.3.Consents and Approvals.  For any matter under this Warrant requiring the consent or approval of any Party to be valid and binding on the Parties hereto, such consent or approval must be in writing and executed by the Party providing such consent or approval.

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

Section 9.4.Enforcement.

(a)Except as otherwise expressly provided in Section 6.2 with respect to the JSC, in Section 2.6(g) with respect to the Contingent Payments and in Section 2.7 with respect to the Closing Balance Sheet and the Closing Date Cash and Liabilities Amount, all disputes, issues, controversies or claims between the Parties arising under or with respect to this Warrant or the Redemption Provisions (each, a “Dispute”) shall first be referred to the Executive Officer for resolution.  The location, format, frequency, duration and conclusion of the discussions between the Executive Officers shall be left to the discretion of the Executive Officers.  The Executive Officers shall negotiate in good faith to resolve a Dispute referred to them within [****] Business Days (or such other period as the Executive Officers may approve).  The Dispute escalation process described in this paragraphs (a), (b) and (c) of this Section 9.4 is referred to as the “Dispute Escalation Process.”

(b)If the Executive Officers do not resolve a Dispute referred to them within [****] Business Days (or such other period of time as they may have approved), then either Party may notify the other Party in writing that it desires to elevate such Dispute for resolution by nonbinding mediation.  The mediation shall be administered by one or more mediators selected by agreement of the Parties using procedures agreed to by them or, if they fail to agree to the mediator(s) and procedures within [****] Business Days after submission of the Dispute for resolution pursuant to this Section 9.4(b), by the American Arbitration Association under its Commercial Mediation Procedures.  The Parties shall use good faith efforts to resolve the Dispute through such nonbinding resolution within [****] Business Days after submission of the Dispute for resolution pursuant to this Section 9.4(b) (the last day of such [****] Business Day period is referred to as the “Conclusion of the Escalation Process”).

(c)Notwithstanding anything else in this Warrant or the Redemption Provisions to the contrary, and except as provided below in this Section 9.4(c), the Parties shall participate in the Escalation Process until the Conclusion of the Escalation Process, and shall not terminate negotiations concerning resolution of the matters in Dispute until the earlier of the Conclusion of the Escalation Process or expiration or termination of this Warrant (so long as termination of this Warrant is not the subject of the Dispute).  No Party shall commence a lawsuit or seek other remedies with respect to the Dispute (including termination of this Warrant) prior to the Conclusion of the Escalation Process, provided that either party may institute formal legal proceedings at any time:  (i) to avoid the expiration of any applicable statute of limitations period, (ii) to preserve a superior position with respect to other creditors, or (iii) to seek an injunction to prevent irreparable harm.

(d)Each Party irrevocably submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in any state or federal court within the State of Delaware, for the purposes of any suit, action or other proceeding arising out of this Warrant or any transaction contemplated hereby.  Each Party agrees to commence any such action, suit or proceeding either in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware, or in the event (but only in the event) that such court

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

does not have subject matter jurisdiction over such action or proceeding, in any state or federal court within the State of Delaware.  Each Party further agrees that service of any process, summons, notice or document by the U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 9.4.  Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Warrant or the transactions contemplated hereby in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware, and in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in any state or federal court within the State of Delaware, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(e)Each party hereto waives its right to trial of any issue by jury.  Each Party hereto (i) certifies that no Representative of any other Party has represented, expressly or otherwise, that such Party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other Parties hereto have been induced to enter into this Warrant, by, among other things, the mutual waiver and certifications in this Section 9.4.

(f)Each Party hereto waives any claim to punitive, exemplary or multiplied damages from the other.

Section 9.5.Specific Enforcement.  The Parties agree that irreparable damage would occur and that a Party would not have any adequate remedy at law in the event that any of the provisions of this Warrant were not performed in accordance with their specific terms or were otherwise breached by the other Party.  It is accordingly agreed that each Party shall be entitled to an injunction or injunctions to prevent breaches of this Warrant by the other Party and to enforce specifically the terms and provisions of this Warrant in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in any state or federal court within the State of Delaware, this being in addition to any other remedy to which the Party is entitled at law or in equity and as further set forth in this Article 9.

Section 9.6.Waivers; Amendments.

(a)No failure or delay on the part of any Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  Except as expressly set forth in Article 7, the remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any Party at Law, in equity or otherwise.

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

(b)Except as otherwise specifically set forth in this Warrant, this Warrant may not be amended except by an instrument in writing signed on behalf of each of the Parties and, following the Warrant Exercise Closing Date, the Stockholder Representative.

(c)Except as otherwise specifically set forth in this Warrant, any waiver of any provision of this Warrant shall be effective (i) only if it is made or given in writing and signed by the Warrant Holder and the Company (or, following the Warrant Exercise Closing Date, the Stockholder Representative) or, in the case of a waiver, by the Party granting the waiver and (ii) only in the specific instance and for the specific purpose for which made or given.

Section 9.7.Entire Agreement.  This Warrant, the Confidentiality Agreement and the Redemption Provisions contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and thereof and supersede all prior Contracts, both written and oral, relating to such subject matter.

Section 9.8.No Third-Party Beneficiaries.  Except as otherwise provided in this Warrant (including in Section 5.21), this Warrant is for the sole benefit of the Parties and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such successors and assigns, any legal or equitable rights hereunder.  No covenant or other undertakings in this Warrant shall constitute an amendment to any Plan, program, policy or arrangement, and any covenant or undertaking that suggests that a Plan, program, policy or arrangement will be amended shall be effective only upon the adoption of a written amendment in accordance with the amendment procedures of such Plan, program, policy or arrangement.

Section 9.9.Counterparts.  This Warrant may be executed in any number of counterparts and by the Parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 9.10.Governing Law.  THIS WARRANT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE SUBSTANTIVE LAW OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 9.11.Severability.  Any term or provision of this Warrant that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 9.12.Stockholder Rights.  This Warrant shall not entitle the Warrant Holder, prior to the Warrant Exercise Closing, to any rights as a stockholder of the Company.

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the Company and the Warrant Holder have each caused this Warrant to be duly executed by its authorized signatory as of the day and year first above written.

The Company:
Myonexus Therapeutics, Inc.
a Delaware corporation

By:	/s/ Michael D. Triplett II
Name:	Michael D. Triplett II
Title:	President & CEO

[Signature Page to Warrant]

[****] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Securities and Exchange Commission.

The Warrant Holder:
SAREPTA THERAPEUTICS, INC.
a Delaware corporation

By:	/s/ Douglas S. Ingram
Name:	Douglas S. Ingram
Title:	President and Chief Executive Officer

[Signature Page to Warrant]